Exhibit 4.1

CREDIT AGREEMENT

Dated as of March 8, 2005

among

MALARA BROADCAST GROUP INC.,
as Parent Guarantor

MALARA BROADCAST GROUP OF DULUTH LLC,
MALARA BROADCAST GROUP OF DULUTH LICENSEE LLC,
MALARA BROADCAST GROUP OF FORT WAYNE LLC, and
MALARA BROADCAST GROUP OF FORT WAYNE LICENSEE LLC,
as Borrowers,

THE LENDERS LISTED HEREIN,
as Lenders,

D.B. ZWIRN SPECIAL OPPORTUNITIES FUND, L.P.,
as Administrative Agent,

and

DRESDNER BANK AG NEW YORK
AND GRAND CAYMAN BRANCHES,
as Syndication Agent

D.B. ZWIRN SPECIAL OPPORTUNITIES FUND, L.P.,

as Arranger

TABLE OF CONTENTS

SECTION 1.	DEFINITIONS	2

1.1	Certain Defined Terms	2

1.2	Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement	30

1.3	Other Definitional Provisions and Rules of Construction	31

SECTION 2.	AMOUNTS AND TERMS OF COMMITMENTS AND LOANS	31

2.1	Commitments; Making of Loans; the Register; Optional Notes	31

2.2	Interest on the Loans	35

2.3	Fees	39

2.4	Repayments, Prepayments and Reductions of Revolving Loan Commitment Amount; General Provisions Regarding Payments; Application of Proceeds of Collateral and Payments Under Guaranties	39

2.5	Use of Proceeds	46

2.6	Special Provisions Governing Eurodollar Rate Loans	47

2.7	Increased Costs; Taxes; Capital Adequacy	49

2.8	Statement of Lenders; Obligation of Lenders to Mitigate	53

2.9	Replacement of a Lender	54

SECTION 3.	CONDITIONS TO LOANS	55

3.1	Conditions to Term Loans and Initial Revolving Loans	55

3.2	Conditions to All Loans	63

SECTION 4.	REPRESENTATIONS AND WARRANTIES OF PARENT AND BORROWERS	63

4.1	Organization, Powers, Qualification, Good Standing, Business and Subsidiaries	64

4.2	Authorization of Borrowing, etc	65

4.3	Financial Condition	65

4.4	No Material Adverse Change; No Restricted Junior Payments	66

4.5	Title to Properties; Liens; Real Property; Intellectual Property	66

4.6	Litigation; Adverse Facts	67

4.7	Payment of Taxes	67

4.8	Performance of Agreements	67

i

4.9	Governmental Regulation	68

4.10	Securities Activities	68

4.11	Employee Benefit Plans	68

4.12	Certain Fees	69

4.13	Environmental Protection	69

4.14	Employee Matters	70

4.15	Solvency	70

4.16	Matters Relating to Collateral	70

4.17	Disclosure	71

4.18	Acquisition Agreements and Station Agreements	71

4.19	Foreign Assets Control Regulations, Etc	72

4.20	FCC Licenses and Approvals	72

SECTION 5.	AFFIRMATIVE COVENANTS OF PARENT AND BORROWERS	73

5.1	Financial Statements and Other Reports	73

5.2	Existence, etc.	79

5.3	Payment of Taxes and Claims; Tax	79

5.4	Maintenance of Properties; Insurance; Application of Net Insurance/ Condemnation Proceeds	79

5.5	Inspection Rights; Lender Meeting; Stick Value Appraisal	81

5.6	Compliance with Laws; Compliance with Indenture; Maintenance of FCC Licenses.	82

5.7	Environmental Matters	83

5.8	Matters Relating to Additional Real Property Collateral	84

5.9	Deposit Accounts and Cash Management Systems	85

5.10	Sale of Stations Following Decrease in Stick Value	85

5.11	Minimum Cash Balance	85

5.12	Capital Expenditure Reserve	85

SECTION 6.	NEGATIVE COVENANTS OF PARENT AND EACH BORROWER	86

6.1	Indebtedness	86

6.2	Liens and Related Matters	87

6.3	Investments; Acquisitions	88

6.4	Contingent Obligations	89

6.5	Restricted Junior Payments	90

6.6	Financial Covenants	90

6.7	Restriction on Fundamental Changes; Asset Sales	92

6.8	Consolidated Capital Expenditures	93

6.9	Transactions with Shareholders and Affiliates	94

6.10	Sales and Lease-Backs	95

6.11	Conduct of Business	95

6.12	Amendments or Waivers of Certain Agreements	95

6.13	Fiscal Year	96

6.14	Payment of Granite Actual Incremental Expenses	96

SECTION 7.	EVENTS OF DEFAULT	96

7.1	Failure to Make Payments When Due	96

7.2	Default in Other Agreements	97

7.3	Breach of Certain Covenants	97

7.4	Breach of Warranty	97

7.5	Other Defaults Under Loan Documents	98

7.6	Involuntary Bankruptcy; Appointment of Receiver, etc.	98

7.7	Voluntary Bankruptcy; Appointment of Receiver, etc.	98

7.8	Judgments and Attachments	99

7.9	Dissolution	99

7.10	Employee Benefit Plans	99

7.11	Change in Control	99

7.12	Invalidity of Loan Documents; Failure of Security; Repudiation of Obligations	99

7.13	Failure to Consummate Acquisitions; Effect of Subsequent FCC Action	100

7.14	FCC Licenses	100

7.15	Failure to Exhaust Remedies.	101

SECTION 8.	GUARANTY	101

8.1	Guaranty	101

8.2	Guaranty Absolute; Continuing Guaranty	102

8.3	Actions by Lenders	103

8.4	No Discharge	103

8.5	Waivers	104

8.6	Guarantor’s Rights of Subrogation, Contribution, Etc.; Subordination of Other Obligations	105

8.7	Financial Condition of Borrowers	105

SECTION 9.	ADMINISTRATIVE AGENT	106

9.1	Appointment	106

9.2	Powers and Duties; General Immunity	107

9.3	Independent Investigation by Lenders; No Responsibility For Appraisal of Creditworthiness	109

9.4	Right to Indemnity	109

9.5	Resignation of Agents; Successor Administrative Agent	110

9.6	Collateral Documents, Guaranties and Tranche A Letter of Credit	110

9.7	Duties of Other Agents	111

9.8	Administrative Agent May File Proofs of Claim	112

SECTION 10.	MISCELLANEOUS	112

10.1	Successors and Assigns; Assignments and Participations in Loans	112

10.2	Expenses	116

10.3	Indemnity	117

10.4	Set-Off	118

10.5	Ratable Sharing	118

10.6	Amendments and Waivers	119

10.7	Independence of Covenants	121

10.8	Notices; Effectiveness of Signatures	121

10.9	Survival of Representations, Warranties and Agreements	121

10.10	Failure or Indulgence Not Waiver; Remedies Cumulative	122

10.11	Marshalling; Payments Set Aside	122

10.12	Severability	122

10.13	Obligations Several; Independent Nature of Lenders’ Rights; Damage Waiver	122

10.14	Release of Security Interest or Guaranty or Other Credit Support	123

10.15	Governing Law	123

10.16	Construction of Agreement; Nature of Relationship	124

10.17	Consent to Jurisdiction and Service of Process	124

10.18	Waiver of Jury Trial	125

10.19	Confidentiality	125

10.20	USA Patriot Act	126

10.21	Joint and Several Liability of Borrowers	126

10.22	Counterparts; Effectiveness	127

10.23	Securitization	127

v

SCHEDULES

2.1	LENDERS’ COMMITMENTS AND PRO RATA SHARES

3.1C	CORPORATE AND CAPITAL STRUCTURE

3.1M	CLOSING DATE MORTGAGED PROPERTIES

4.1	SUBSIDIARIES OF PARENT

4.5B	REAL PROPERTY

4.5C	INTELLECTUAL PROPERTY

4.20	FCC LICENSES

6.2	CERTAIN EXISTING LIENS

10.8	NOTICE ADDRESSES

EXHIBITS

A-1	FORM OF NOTICE OF BORROWING

A-2	FORM OF NOTICE OF CONVERSION/CONTINUATION

B-1	FORM OF TRANCHE A TERM NOTE

B-2	FORM OF TRANCHE B TERM NOTE

B-3	FORM OF REVOLVING NOTE

C	FORM OF ASSIGNMENT AGREEMENT

D	FORM OF COMPLIANCE CERTIFICATE

E	FORM OF OPINION OF COUNSEL TO LOAN PARTIES

F	FORM OF GRANITE GUARANTY

G	FORM OF TRANCHE A LETTER OF CREDIT

H	FORM OF SECURITY AGREEMENT

I	FORM OF MORTGAGE

J	FORM OF OFFICER’S CERTIFICATE

MALARA BROADCAST GROUP INC.
MALARA BROADCAST GROUP OF DULUTH LLC
MALARA BROADCAST GROUP OF DULUTH LICENSEE LLC
MALARA BROADCAST GROUP OF FORT WAYNE LLC
MALARA BROADCAST GROUP OF FORT WAYNE LICENSEE LLC

CREDIT AGREEMENT

This CREDIT AGREEMENT is dated as of March 8, 2005, and entered into by and among MALARA BROADCAST GROUP INC., a Delaware corporation (“Parent”), MALARA BROADCAST GROUP OF DULUTH LLC, a Delaware limited liability company (“KDLH(TV)”), MALARA BROADCAST GROUP OF DULUTH LICENSEE LLC, a Delaware limited liability company (the “Duluth Licensee”, and, together with KDLH(TV), the “Duluth Borrowers”), MALARA BROADCAST GROUP OF FORT WAYNE LLC, a Delaware limited liability company (“WPTA(TV)”), MALARA BROADCAST GROUP OF FORT WAYNE LICENSEE LLC, a Delaware limited liability company (the “Fort Wayne Licensee”, and, together with WPTA(TV), the “Fort Wayne Borrowers”; the Fort Wayne Borrowers and the Duluth Borrowers being each referred to herein as a “Borrower” and collectively as “Borrowers”), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a “Lender” and collectively as “Lenders”), DRESDNER BANK AG NEW YORK AND GRAND CAYMAN BRANCHES, as Syndication Agent (in such capacity, “Syndication Agent”) and D.B. ZWIRN SPECIAL OPPORTUNITIES FUND, L.P., as Administrative Agent for Lenders (in such capacity, “Administrative Agent”).

R E C I T A L S

WHEREAS, on the Business Day before the Closing Date, the Fort Wayne Borrowers acquired all or substantially all of the assets of the Fort Wayne Station from the Fort Wayne Sellers in consideration of an agreement to pay the cash purchase price on the date hereof pursuant to the Fort Wayne Acquisition Agreement;

WHEREAS, on the Closing Date, pursuant to the Duluth Acquisition Agreement, the Duluth Borrowers will acquire all or substantially all of the assets of the Duluth Station from the Duluth Sellers;

WHEREAS, Granite has agreed to provide certain services to the Duluth Borrowers and the Fort Wayne Borrowers pursuant to the Duluth Shared Services Agreement and the Fort Wayne Shared Services Agreement, respectively, and has entered into certain other Station Agreements with Borrowers;

WHEREAS, Lenders, at the request of Parent, have agreed to extend certain credit facilities to Borrowers to fund the Acquisition of the assets of the Duluth Station and the Fort Wayne Station and for the other purposes stated herein;

WHEREAS, each Borrower desires to secure all of the Obligations relating to the Tranche B Term Loans and Revolving Loans hereunder and under the other Loan Documents by granting to Administrative Agent, on behalf of Lenders, a first priority Lien on substantially all of its real, personal and mixed property, including without limitation any FCC Licenses owned by such Borrower, to the extent permitted by applicable law;

WHEREAS, Parent has agreed to guarantee Obligations with respect to the Tranche B Term Loans and Revolving Loans hereunder and under the other Loan Documents and to secure its guaranty by granting to Administrative Agent, on behalf of Lenders, a first priority Lien on substantially all of its assets (including, without limitation, the equity interests of its Subsidiaries) pursuant to the Collateral Documents;

WHEREAS, as permitted by the Indenture, Granite has agreed to guarantee the Obligations relating to the Tranche B Term Loans and the Revolving Loans hereunder and under the other Loan Documents;

WHEREAS, a letter of credit will be provided for the benefit of the holders of the Obligations relating to the Tranche A Term Loans hereunder and under the other Loan Documents; and

WHEREAS, on and after the Closing Date, each of the Borrowers will be subject to certain of the terms of the Indenture by virtue of being party to the Station Agreements;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

Section 1.                                          DEFINITIONS

1.1                               Certain Defined Terms.

The following terms used in this Agreement shall have the following meanings:

 “Acceptable Letter of Credit Issuer” means a financial institution acceptable to Administrative Agent that is ordinarily in the business of issuing standby letters of credit and has a credit rating of at least “A” by S&P or “A2” by Moody’s.

 “Acquisitions” means, collectively, the Duluth Acquisition and the Fort Wayne Acquisition.

“Acquisition Agreements” means, collectively, the Duluth Acquisition Agreement and the Fort Wayne Acquisition Agreement.

“Additional Mortgaged Property” has the meaning set forth in subsection 5.9.

“Additional Mortgages” has the meaning set forth in subsection 5.9.

“Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (i) the greater of (a) 2.35% per annum and (b) (1) the rate per annum (rounded upward to the nearest 1/100 of one percent) that appears on the Moneyline Telerate page 3750 (or such other comparable page as may, in the opinion of Administrative Agent, replace such page for the purpose of displaying such rate) as the interbank offered rate for Dollar deposits with maturities comparable to such Interest Period as of approximately 11:00 a.m. (London time) on such Interest Rate Determination Date or (2) if such rate is not available at such time for any reason, the arithmetic average (rounded upward to the nearest 1/100 of one percent) of the offered quotations, if any, to first class banks in the interbank Eurodollar market by Administrative Agent for Dollar deposits of amounts in same day funds comparable to the principal amount of the Eurodollar Rate Loan of Administrative Agent for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such Interest Period as of approximately 11:00 A.M. (New York time) on such Interest Rate Determination Date by (ii) a percentage equal to 100% minus the stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves) applicable on such Interest Rate Determination Date to any member bank of the Federal Reserve System in respect of “Eurocurrency liabilities” as defined in Regulation D (or any successor category of liabilities under Regulation D).

“Administrative Agent” has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to subsection 9.5A.

“Affected Lender” has the meaning assigned to that term in subsection 2.6C.

“Affected Loans” has the meaning assigned to that term in subsection 2.6C.

“Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agents” means Administrative Agent, Syndication Agent and Tranche A Paying Agent.

“Agreement” means this Credit Agreement, dated as of the date first written above, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Annualized” means, for purposes of calculating the financial covenants set forth in subsection 6.6, (i) the amount for the four Fiscal Quarter period ending on the last day of the second Fiscal Quarter of Fiscal Year 2005 shall be the amount for the second Fiscal Quarter of Fiscal Year 2005 multiplied by four, (ii) the amount for the four Fiscal Quarter period ending on the last day of the third Fiscal Quarter of Fiscal Year 2005 shall be the amount for the second and third Fiscal Quarters of Fiscal Year 2005 added together and multiplied by two, and (iii) the amount for the four Fiscal Quarter period ending on the last day of the fourth Fiscal Quarter of Fiscal Year 2005 shall be the amount for the second, third and fourth Fiscal Quarters of Fiscal Year 2005 added together and multiplied by 1.333.

“Approved Fund” means a Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means DB Zwirn Special Opportunities Fund, L.P., in its capacity as such.

“Asset Sale” means the sale by Parent or any of its Subsidiaries to any Person of (i) any of the stock of any of Parent’s Subsidiaries, (ii) substantially all of the assets of any division or line of business of Parent or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of Parent or any of its Subsidiaries (other than (x) sales, assignments, transfers or dispositions of accounts in the ordinary course of business for purposes of collection, (y) sales of advertising air time under the Duluth Advertising Representation Agreement and the Fort Wayne Advertising Representation Agreement or (z) other assets to the extent that the aggregate value sold in any single transaction or related series of transactions is less than $250,000).

“Assignment Agreement” means an Assignment and Assumption in substantially the form of Exhibit C annexed hereto.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Base Rate” means, at any time, the higher of (i) the Prime Rate or (ii) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change.

“Base Rate Loans” means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

“Beneficiary” means any of Administrative Agent and Lenders.

“Borrowers” means, collectively, the Duluth Borrowers and the Fort Wayne Borrowers, as joint and several borrowers under this Agreement.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Capital Expenditure Reserves” means, for each month, cash reserved in such month for Consolidated Capital Expenditures in an aggregate amount equal to the pro-rata portion of the amount permitted for Consolidated Capital Expenditures for the applicable Fiscal Year pursuant to subsection 6.8 (without giving effect to any Carryover Amount permitted thereunder).

“Capital Lease”, as applied to any Person, means (i) any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person and (ii) any Synthetic Lease.

“Capital Stock” means the capital stock of or other equity interests in a Person.

“Carryover Amount” has the meaning set forth in subsection 6.8.

“Cash” means money, currency or a credit balance in a Deposit Account.

“Change in Control” means any of the following:  (i) Anthony C. Malara and members of his family and their respective legal heirs and any trusts created for the benefit of such Persons or their estates shall cease to beneficially own and control at least a majority of the issued and outstanding shares of Capital Stock or other Securities of TCM entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Governing Body of TCM; (ii) failure at any time of TCM to own and control, legally and beneficially, a majority of the issued and outstanding shares of Capital Stock of Parent or the failure at any time of TCM to have the ability to elect all of the Governing Body of Parent or (iii) the failure at any time of Parent to own and control, legally and beneficially, all of the issued and outstanding shares of Capital Stock of KDLH(TV) and WPTA(TV), the failure at any time of KDLH(TV) and WPTA(TV) to own and control all of the issued and outstanding shares of Capital Stock of Duluth Licensee and Fort Wayne Licensee, respectively, or the failure at any time of Parent to have the ability to elect all of the Governing Body of each Borrower.  As used herein, the term “beneficially own” or “beneficial ownership” shall have the meaning set forth in the Exchange Act and the rules and regulations promulgated thereunder.

 “Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (i) the adoption or taking effect of any law, rule, regulation, treaty or order, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Government Authority, (iii) any determination of a court or other Government Authority or (iv) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Government Authority.

“Class”, as applied to Lenders, means each of the following two classes of Lenders:  (i) the Lenders having Revolving Loan Exposure plus the Lenders having Tranche B Term Loan Exposure, and (ii) the Lenders having Tranche A Term Loan Exposure.

“Closing Date” means the date on which the initial Loans are made.

“Closing Date Mortgaged Property” has the meaning set forth in subsection 3.1M.

“Closing Date Mortgages” has the meaning set forth in subsection 3.1M.

“Collateral” means, collectively, all of the property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Account” has the meaning assigned to that term in the Security Agreement.

“Collateral Documents” means the Security Agreement, the Mortgages, the Control Agreements, if any, and all other instruments or documents delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Administrative Agent, on behalf of Lenders, a Lien on any real, personal or mixed property of that Loan Party as security for the Obligations.

“Commitments” means the commitments of Lenders to make Loans as set forth in subsection 2.1A.

“Communications Act” means the Communications Act of 1934, as amended, or any successor statute or statutes thereto, and all rules, regulations, written policies, orders and decisions of the FCC thereunder, in each case as from time to time in effect.

“Communications Regulatory Authority” means any state public utility commission or any other state commission, agency, department, board or authority with responsibility for regulating intrastate and local telecommunications service

“Compliance Certificate” means a certificate substantially in the form of Exhibit D annexed hereto (or in such other form as may be mutually agreed from time to time by the Administrative Agent and the Parent).

“Confidential Information Memorandum” means the Confidential Information Memorandum dated February 24, 2005, prepared by Arranger and approved by Parent and Borrowers relating to the credit facilities evidenced by this Agreement.

“Consolidated Available Cash Flow” means, for any period, an amount (if positive) equal to (i) Consolidated Net Revenues minus (ii) Consolidated Station Expenses.

“Consolidated Capital Expenditures” means, for any period, the sum of the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases that is capitalized on the consolidated balance sheet of Parent and its Subsidiaries or would be so capitalized if Synthetic Leases were treated as Capital Leases under GAAP) by Parent and its Subsidiaries during that period that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of Parent and its Subsidiaries.  For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Consolidated Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.

“Consolidated Excess Free Cash Flow” means, for any period, an amount (if positive) equal to (i) Consolidated Free Cash Flow minus (ii) Granite Actual Incremental Station Expenses for such period not to exceed (a) for Fiscal Year 2005, $7,400,000, (b) for Fiscal Year 2006, $7,800,000, (c) for Fiscal Year 2007, $6,300,000, (d) for Fiscal Year 2008, $6,700,000,

and (e) for Fiscal Year 2009, $6,900,000; provided that, if the Consolidated Loan to Stick Value Ratio is equal to or greater than 70% at any time during such period, Granite Actual Incremental Station Expenses shall not be deducted in the calculation of Consolidated Excess Free Cash Flow for such period to the extent necessary to reduce such ratio to less than 70% (up to the full amount of all such Granite Actual Incremental Station Expenses); provided further that if an Event of Default described in subsections 7.2(iii), 7.3(i) (but only to the extent related to a failure to comply with the provisions of subsection 6.6), or 7.3(ii) has occurred and is continuing, then Granite Actual Incremental Station Expenses shall not be deducted in the calculation of Consolidated Excess Free Cash Flow unless and until, in the case of an Event of Default described in subsection 7.3(i) only, Borrowers have delivered a Compliance Certificate for a period subsequent to that during which the Event of Default occurred certifying compliance with the provisions of subsection 6.6 for such subsequent period.

 “Consolidated Free Cash Flow” means, for any period, an amount (if positive) equal to (i) Consolidated Net Revenues minus (ii) the sum, without duplication, of the amounts for such period of (a) Consolidated Station Expenses, (b) all payment obligations due and payable during such period with respect to the Obligations under this Agreement, (c) Capital Expenditure Reserves established during such period, and (d) Consolidated Capital Expenditures paid in cash during such period, but only to the extent such Consolidated Capital Expenditures exceed the aggregate amount of accumulated Capital Expenditure Reserves as of such period.

“Consolidated Gross Revenue” means, for any period, the gross revenues of Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP (and the amount that would be attributable to Synthetic Leases if Synthetic Leases were treated as Capital Leases under GAAP) and capitalized interest) of Parent and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Parent and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, net costs under Interest Rate Agreements, interest accrued or paid in kind on Indebtedness and amounts referred to in subsection 2.3 payable to Administrative Agent and Lenders that are considered interest expense in accordance with GAAP, but excluding, however, any such amounts referred to in subsection 2.3 payable on or before the Closing Date.

“Consolidated Loan to Stick Value Ratio” means, at any date, the ratio of (i) the aggregate outstanding principal amount of the Revolving Loans and the Tranche B Term Loans (excluding any Deferred Interest thereon) to (ii) the Consolidated Stick Value.

“Consolidated Net Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (i) Consolidated Net Total Debt as at such day to (ii) Consolidated Available Cash Flow for the consecutive four Fiscal Quarters ending on such day.

“Consolidated Net Revenue” means, for any period, the Consolidated Gross Revenues for such period taken as a single accounting period determined in conformity with GAAP (except that Synthetic Leases shall be treated as Capital Leases rather than Operating Leases) less third party agency and representative commissions; provided that there shall be excluded (i) the revenues (or losses) of any Person (other than a Subsidiary of Parent) in which any other Person (other than Parent or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Parent or any of its Subsidiaries by such Person during such period, (ii) the net revenues (or losses) of any Person accrued prior to the date it becomes a Subsidiary of Parent or is merged into or consolidated with Parent or any of its Subsidiaries or that Person’s assets are acquired by Parent or any of its Subsidiaries, (iii) the net revenues of any Subsidiary of Parent to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any after-tax gains or losses attributable to asset sales or returned surplus assets of any Pension Plan, and (v) (to the extent not included in clauses (i) through (iv) above) any net extraordinary gains or net non-cash extraordinary losses.

“Consolidated Net Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Parent and its Subsidiaries, excluding deferred payments in connection with programming agreements, determined on a consolidated basis in accordance with GAAP (except that items of Indebtedness that are not recorded as liabilities on a balance sheet in accordance with GAAP shall nevertheless be included within Consolidated Net Total Debt), less the outstanding balance on the Tranche A Term Loan.

 “Consolidated Station Expenses” means, for any period, the sum, without duplication, of (i) the amount of expenses with respect to compensation, benefits, payroll taxes and processing, utilities, insurance, bad debt and collection costs, music license fees and usage tracking costs and other fees associated with such Station’s programming and ratings thereof, office supplies, telephone, auto allowances, postage, shipping, travel, meals and other related business expenses, audit fees, legal and banking fees, property taxes, FCC compliance and property maintenance by the Station Borrowers in exercising their duties with respect to the Stations, (ii) payments for purchasing programming made in cash during such period, (iii) payments under the Duluth Management Services Agreement and the Fort Wayne Management Services Agreement, as in effect on the date hereof, paid in cash during such period, in an aggregate amount not to exceed $12,500.00 per month, (iv) Monitoring Expenses actually paid in cash during such period, and (v) any other items that Administrative Agent may approve in writing.

“Consolidated Stick Value” means (i) from and after the Closing Date until the first valuation is performed pursuant to subsection 5.5 hereof, $45,500,000, and (ii) for any other date, an amount equal to the sum of (A) the value set by an independent valuation appraiser for the Duluth Station in the most recent valuation conducted for such Station pursuant to subsection 5.5 plus (B) the value set by the independent valuation appraiser for the Fort Wayne Station in the most recent valuation conducted for such Station pursuant to subsection 5.5, in each case, to the extent such Stations are owned by Parent or any of its Subsidiaries on the date of valuation, on a consolidated basis, calculated using methodology consistent with the initial valuation conducted in connection with the Acquisitions prior to the Closing Date.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Hedge Agreements.  Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (2) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (1) or (2) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence.  The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, deed to secure debt, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control Agreement” means an agreement, satisfactory in form and substance to Administrative Agent and executed by the financial institution at which a Deposit Account is maintained, pursuant to which such financial institution confirms and acknowledges Administrative Agent’s security interest in such account, and agrees that upon the occurrence of an Event of Default the financial institution will comply with instructions originated by Administrative Agent as to disposition of funds in such account, without further consent by Parent or any Subsidiary.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement to which Parent or any of its Subsidiaries is a party.

“Deferred Interest” means interest with respect to a Loan that, pursuant to subsection 2.2C, is accrued and added to the principal amount of that Loan on each Interest Payment Date, in lieu of being paid in cash on such date.

“Deposit Account” means a demand, time, savings, passbook or similar account maintained with a Person engaged in the business of banking, including a savings bank, savings and loan association, credit union or trust company.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Draw Conditions” means, with respect to the Tranche A Letter of Credit, the following conditions on which such letter of credit may be drawn:  (i) an Event of Default has occurred and is continuing and either (A) the Administrative Agent, or any other Person entitled to do so, has given notice pursuant to Section 7 and subsection 10.8 (or is prevented by operation of law or otherwise from giving such notice) that Tranche A Term Loan Obligations are payable hereunder (or would have been payable but for a failure to make a demand as a result of a stay, operation of law or otherwise) on the date specified in such notice, or (B) the Administrative Agent is not required to give notice and the Tranche A Term Loan Obligations have become due and payable immediately pursuant to Section 7, and in either case either the Loan Parties have not made full payment thereof or an amount paid by Loan Parties has been avoided as a preference payment under applicable bankruptcy, insolvency, receivership or other similar laws, or (ii) notice of nonrenewal of such letter of credit has been given to Tranche A Paying Agent and less than 30 days remain before the expiration time of such letter of credit and the letter of credit has not been replaced by another letter of credit acceptable to Tranche A Paying Agent, or (iii) the issuing bank is not an Acceptable Letter of Credit Issuer and such condition has continued for a period of at least 60 days, and the letter of credit has not been replaced by another letter of credit acceptable to Tranche A Paying Agent, or (iv) as of any date not more than 30 days from the date of determination, the amount available to be drawn under such letter of credit as of such date (taking into account any interest that has been added to principal in accordance with the provisions hereof) will be insufficient to cover all of the outstanding Obligations with respect to the Tranche A Term Loans as of such date; provided that in any case the amount of the sight draft delivered to the issuing bank shall not exceed an amount equal to 101% of the principal amount of the Tranche A Term Loans (taking into account any interest that has been added to principal in accordance with the provisions hereof), plus interest thereon for a one calendar quarter period (but in no event more than 105% of the principal amount of the Tranche A Term Loans, taking into account any interest that has been added to principal in accordance with the provisions hereof).

“Duluth Acquisition” means the transactions contemplated by the Duluth Acquisition Agreement.

“Duluth Acquisition Agreement” means that certain Purchase and Sale Agreement, dated as of April 23, 2004, by and among KDLH(TV), the Duluth Sellers, and New Vision Group, LLC, in the form delivered to Administrative Agent and Lenders prior to their execution of this Agreement and as such agreement may be amended, restated, modified or otherwise supplemented from time to time thereafter to the extent permitted under subsection 6.12.

“Duluth Advertising Representation Agreement” means that certain Advertising Representation Agreement, dated as of March 8, 2005 by and between Duluth Licensee,  Duluth Service Provider and Granite in the form delivered to Administrative Agent and Lenders prior to their execution of this Agreement and as such agreement may be amended, restated, modified or otherwise supplemented from time to time thereafter to the extent permitted under subsection 6.12.

“Duluth Application for Review” means that certain Application for Review filed by KQDS Acquisition Corp. and WDIO-TV, LLC with the FCC on January 13, 2005, in connection with the Duluth Acquisition.

 “Duluth Borrowers” has the meaning assigned to that term in the introduction to this Agreement.

“Duluth Licensee” has the meaning assigned to that term in the introduction to this Agreement.

“Duluth Management Services Agreement” means that certain Management Services Agreement, dated as of March 8, 2005, by and between TCM Media Associates LLC and KDLH(TV), in the form delivered to Administrative Agent and Lenders prior to their execution of this Agreement and as such agreement may be amended, restated, modified or otherwise supplemented from time to time thereafter to the extent permitted under subsection 6.12.

 “Duluth Option Agreement” means that certain Put and Call Option Agreement, dated as of March 8, 2005, by and among Parent, KDLH(TV) and Granite, in the form delivered to Administrative Agent and Lenders prior to their execution of this Agreement andas such agreement may be amended, restated, modified or otherwise supplemented from time to time thereafter to the extent permitted under subsection 6.12.

“Duluth Sellers” means NVG-Duluth, LLC, a Delaware limited liability company, and NVG-Duluth II, LLC, a Delaware limited liability company.

“Duluth Service Provider” means KBJR, Inc., a Delaware corporation, and a wholly-owned Subsidiary of Granite.

“Duluth Shared Services Agreement” means that certain Shared Service Agreement, dated as of March 8, 2005, by and between Duluth Licensee, Duluth Service Provider and Granite in the form delivered to Administrative Agent and Lenders prior to their execution of this Agreement and as such agreement may be amended, restated, modified or otherwise supplemented from time to time thereafter to the extent permitted under subsection 6.12.

“Duluth Station” means substantially all the assets of the commercial VHF television broadcast station, KDLH(TV), Channel 3, Duluth, Minnesota, its associated DTV Facility on Channel 33; its associated television translator stations K33ET, Aitkin, Minnesota, K57BH, Grand Portage, Minnesota, K59BQ, Deer River, Minnesota, and K63BI, Grand Marais, Minnesota, its associated broadcast auxiliary stations, KAL-613 and KC-26368, and its satellite earth stations E7554 and E960489.

“Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Approved Fund of any Lender; and (ii) (a) a commercial bank organized under the laws of the United States or any state thereof; (b) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (c) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (1) such bank is acting through a branch or agency located in the United States or (2) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (d) any other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, mutual funds and lease financing companies; provided that neither Parent nor Granite nor any Affiliate of Parent or Granite shall be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was maintained or contributed to by Parent, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Government Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future statutes, ordinances, orders, rules, regulations, guidance documents, judgments, Governmental Authorizations, or any other requirements of any Government Authority relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Parent or any of its Subsidiaries or any Facility.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate”, as applied to any Person, means (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.  Any former ERISA Affiliate of a Person or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of such Person or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Person or such Subsidiary and with respect to liabilities arising after such period for which such Person or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan

(excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Parent, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Parent, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Parent, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Parent, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Parent, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (ix) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (x) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Eurodollar Rate Loans” means Loans bearing interest at rates determined by reference to the Adjusted Eurodollar Rate as provided in subsection 2.2A.

“Event of Default” means each of the events set forth in Section 7.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of Parent hereunder (i) taxes that are imposed on the overall net income (however denominated) and franchise taxes imposed in lieu thereof (a) by the United States, (b) by any other Government Authority under the laws of which such Lender is organized or has its principal office or maintains its applicable lending office, or (c) by any Government Authority solely as a result of a present or former connection between such recipient and the jurisdiction of such Government Authority (other than any such connection arising solely from such recipient having executed, delivered or performed its obligations or received a payment under, or enforced, any of the Loan Documents), (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Parent or any of its Subsidiaries is located, and (iii) in the case of a Foreign Lender (other than an assignee pursuant to a request of Parent under subsection 2.9), any withholding tax that (x) is imposed on amounts payable to such Foreign Lender at the time it becomes a party hereto (or designates a new lending office), (y) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with its obligations under subsection 2.7B(iv), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Parent with respect to such withholding tax pursuant to subsection 2.7B, or (c) is required to be deducted under applicable law from any payment hereunder on the basis of the information provided by such Foreign Lender pursuant to clause (d) of subsection 2.7B(iv).

 “Facilities” means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Parent or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“FCC” means the Federal Communications Commission or any successor federal governmental agency performing functions similar to those performed on the date hereof by the Federal Communications Commission.

“FCC Licenses” means all licenses, authorizations, waivers and permits relating to the Stations required under the Communications Act or from any Communications Regulatory Authority or otherwise used in the operation of the Stations.

“FCC Rules” means the rules, regulations, policies and practices of the FCC, as in effect from time to time.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent.

“Financial Plan” has the meaning assigned to that term in subsection 5.1(xii).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien is perfected and has priority over any other Lien on such Collateral and (ii) such Lien is the only Lien (other than Liens permitted pursuant to subsection 6.2A) to which such Collateral is subject.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Parent and its Subsidiaries ending on December 31 of each calendar year.  For purposes of this Agreement, any particular Fiscal Year shall be designated by reference to the calendar year in which such Fiscal Year ends.

“Flood Hazard Property” means a Closing Date Mortgaged Property or an Additional Mortgaged Property located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which Borrowers are resident for tax purposes.  For purposes of this definition, the United States, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fort Wayne Acquisition” means the transactions contemplated by the Fort Wayne Acquisition Agreement.

“Fort Wayne Acquisition Agreement” means that certain Purchase and Sale Agreement, dated as of April 23, 2004, by and among WPTA(TV), Fort Wayne Sellers and Granite as supplemented on or before the date hereof and in the form delivered to Administrative Agent and Lenders prior to their execution of this Agreement and as such agreement may be amended, restated, modified or otherwise supplemented from time to time thereafter to the extent permitted under subsection 6.12.

“Fort Wayne Advertising Representation Agreement” means that certain Advertising Representation Agreement, dated as of March 8, 2005, by and between Fort Wayne Licensee, Fort Wayne Service Provider and Granite, in the form delivered to Administrative Agent and Lenders prior to their execution of this Agreement and as such agreement may be amended, restated, modified or otherwise supplemented from time to time thereafter to the extent permitted under subsection 6.12.

“Fort Wayne Borrowers” has the meaning assigned to that term in the introduction to this Agreement.

“Fort Wayne Licensee” has the meaning assigned to that term in the introduction to this Agreement.

“Fort Wayne Management Services Agreement” means that certain Management Services Agreement, dated as of March 8, 2005, by and between TCM and Fort Wayne Service Company, in the form delivered to Administrative Agent and Lenders prior to their execution of this Agreement and as such agreement may be amended, restated, modified or otherwise supplemented from time to time thereafter to the extent permitted under subsection 6.12.

“Fort Wayne Option Agreement” means that certain Put and Call Option Agreement, dated as of March 8, 2005, by and among Parent, WPTA(TV) and Granite, in the form delivered to Administrative Agent and Lenders prior to their execution of this Agreement and as such agreement may be amended, restated, modified or otherwise supplemented from time to time thereafter to the extent permitted under subsection 6.12.

“Fort Wayne Sellers” means WPTA-TV, Inc., a Delaware corporation, and WPTA-TV License, Inc., a Delaware corporation.

“Fort Wayne Service Provider” means NVG-Fort Wayne, Inc., a Delaware corporation, and a wholly-owned Subsidiary of Granite.

“Fort Wayne Shared Services Agreement” means that certain Shared Services Agreement, dated as of March 8, 2005, by and between Fort Wayne Licensee, Fort Wayne Service Provider and Granite, in the form delivered to Administrative Agent and Lenders prior to their execution of this Agreement and as such agreement may be amended, restated, modified or otherwise supplemented from time to time thereafter to the extent permitted under subsection 6.12.

“Fort Wayne Station” means substantially all of the assets of the commercial UHF television broadcast station, WPTA(TV), Channel 21, Fort Wayne, Indiana, its associated DTV Facility on Channel 24, its associated broadcast auxiliary stations, KA-44246, KA-74719, KSJ-796, and WZB-728, its private wireless station, WPMU-224, and its satellite earth station E860498.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding and Payment Office” means (i) the office of Administrative Agent located at c/o D.B. Zwirn & Co., L.P., 745 Fifth Avenue, 18th Floor, New York, New York  10151 or (ii) such other office of Administrative Agent as may from time to time hereafter be designated as such in a written notice delivered by Administrative Agent to Parent and each Lender.

“Funding Date” means the date of funding of a Loan, which shall be a Business Day.

“GAAP” means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

“Governing Body” means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

“Government Authority” means the government of the United States or any other nation, or any state, regional or local political subdivision or department thereof, and any other governmental or regulatory agency, authority, body, commission, central bank, board, bureau, organ, court, instrumentality or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, in each case whether federal, state, local or foreign (including supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, registration, authorization, plan, directive, accreditation, consent, order or consent decree of or from, or notice to, any Government Authority.

“Granite” means Granite Broadcasting Corporation, a Delaware corporation.

“Granite Actual Incremental Station Expenses” means, for any period, an amount (if positive) equal to the aggregate actual incremental station operating expenses incurred by Granite and its Subsidiaries in conjunction with providing services under the Duluth Shared Services Agreement, the Fort Wayne Shared Services Agreement, the Duluth Advertising Representation Agreement and the Fort Wayne Advertising Representation Agreement in addition to providing the same services to the stations owned by Granite and its Subsidiaries in the same markets for such period.

“Granite Guaranty” means the Granite Guaranty executed and delivered by Granite on the Closing Date, substantially in the form of Exhibit F annexed hereto, as such Granite Guaranty may thereafter be amended, restated, supplemented or otherwise modified from time to time.

“Guaranteed Obligations” has the meaning assigned to such term in subsection 8.1.

“Guaranties” means the Granite Guaranty and the Parent Guaranty.

“Guaranty Fee Agreement” means that certain Guarantee Fee Agreement, dated as of the date hereof, by and among Parent, KDLH(TV), WPTA(TV) and Granite, in the form delivered to Administrative Agent and Lenders prior to their execution of this Agreement and as such agreement may be amended from time to time thereafter to the extent permitted under subsection 6.12.

“Hazardous Materials” means (i) any chemical, material or substance at any time defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “acutely hazardous waste”, “radioactive waste”, “biohazardous waste”, “pollutant”, “toxic pollutant”, “contaminant”, “restricted hazardous waste”, “infectious waste”, “toxic substances”, or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import under any applicable Environmental Laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) any asbestos-containing materials; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Government Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values, respectively.

“Indebtedness”, as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding (x) any such obligations incurred under ERISA or (y) any such obligations incurred to Granite and its Subsidiaries under the Station Agreements), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, (v) Synthetic Lease Obligations, and (vi) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.  Obligations under Interest Rate Agreements and Currency Agreements constitute (1) in the case of Hedge Agreements, Contingent Obligations, and (2) in all other cases, Investments, and in neither case constitute Indebtedness.

“Indemnified Liabilities” has the meaning assigned to that term in subsection 10.3.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to that term in subsection 10.3.

“Indenture” means that certain Indenture, dated as of December 22, 2003, by and among Granite, the guarantors party thereto, and The Bank of New York, as trustee, with respect to the 9 3/4% Senior Notes due 2010 issued by Granite, as in effect from time to time.

“Intellectual Property” means all patents, trademarks, tradenames, copyrights, technology, software, know-how and processes used in or necessary for the conduct of the business of Parent and its Subsidiaries.

“Interest Payment Date” means (i) with respect to any Base Rate Loan, the last Business Day of each month, commencing on the first such date to occur after the Closing Date, and (ii) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided that in the case of each Interest Period of longer than one month “Interest Payment Date” shall also include each date that is one month, or a multiple thereof, after the commencement of such Interest Period.

“Interest Period” has the meaning assigned to that term in subsection 2.2B.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which Parent or any of its Subsidiaries is a party.

“Interest Rate Determination Date”, with respect to any Interest Period, means the second Business Day prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (i) any direct or indirect purchase or other acquisition by Parent or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary of Parent), (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Parent from any Person other than Parent or any of its Subsidiaries, of any equity Securities of such Subsidiary, (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Parent or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, or (iv) Interest Rate Agreements or Currency Agreements not constituting Hedge Agreements. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment (other than adjustments for the repayment of, or the refund of capital with respect to, the original principal amount of any such Investment).

“IP Collateral” means, collectively, the Intellectual Property that constitutes Collateral under the Security Agreement.

“IP Filing Office” means the United States Patent and Trademark Office, the United States Copyright Office or any successor or substitute office in which filings are necessary or, in the opinion of Administrative Agent, desirable in order to create or perfect Liens on, or evidence the interest of Administrative Agent and Lenders in, any IP Collateral.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“KDLH(TV)” has the meaning assigned to that term in the introduction to this Agreement.

“Leasehold Property” means any leasehold interest of any Loan Party as lessee under any lease of real property, other than any such leasehold interest designated from time to time by Administrative Agent in its sole discretion as not being required to be included in the Collateral.

“Lender” and “Lenders” means the Persons identified as “Lenders” and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 10.1; provided that the term “Lenders”, when used in the context of a particular Commitment, shall mean Lenders having that Commitment.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Loan” or “Loans” means one or more of the Loans made by Lenders to Borrowers pursuant to subsection 2.1A.

“Loan Documents” means this Agreement, the Notes, the Guaranties and the Collateral Documents.

“Loan Party” means each of Parent, each Borrower and any of the Subsidiaries of Parent from time to time executing a Loan Document, and “Loan Parties” means all such Persons, collectively.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means (i) a material adverse effect upon the business, operations, properties, assets, financial condition or results of operations of Parent and its Subsidiaries taken as a whole or (ii) the impairment of the ability of any Loan Party to perform, or of Administrative Agent or Lenders to enforce, the Obligations.

“Maximum Consolidated Capital Expenditures Amount” has the meaning assigned to that term in subsection 6.8.

“Measurement Date” means the last day of the most recent Fiscal Quarter for which a Compliance Certificate has been (or is required to have been) delivered pursuant to subsection 5.1(iv).

“Monitoring Expenses” has the meaning assigned to that term in subsection 10.2(v).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means (i) a security instrument (whether designated as a deed of trust or a mortgage or by any similar title) executed and delivered by any Loan Party, substantially in the form of Exhibit I annexed hereto or in such other form as may be approved by Administrative Agent in its sole discretion, in each case with such changes thereto as may be recommended by Administrative Agent’s local counsel based on local laws or customary local mortgage or deed of trust practices, or (ii) at Administrative Agent’s option, in the case of an Additional Mortgaged Property, an amendment to an existing Mortgage, in form satisfactory to Administrative Agent, adding such Additional Mortgaged Property to the Real Property Assets encumbered by such existing Mortgage.  “Mortgages” means all such instruments, including the Closing Date Mortgages and any Additional Mortgages, collectively.

“Multiemployer Plan” means any Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Asset Sale Proceeds”, with respect to any Asset Sale, means Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale, net of any bona fide direct costs incurred in connection with such Asset Sale, including (i) income taxes reasonably estimated to be actually payable within two years of the date of such Asset Sale as a result of any gain recognized in connection with such Asset Sale, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is (a) secured by a Lien permitted under subsection 6.2 on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (b) actually paid at the time of receipt of such cash payment to a Person that is not an Affiliate of any Loan Party or of any Affiliate of a Loan Party and (iii) an amount equal to any reserves made by Parent or any of its Subsidiaries, in accordance with GAAP, against liabilities of Parent or any of its Subsidiaries in connection with or pursuant to the agreements relating to such Asset Sales.

“Net Insurance/Condemnation Proceeds” means any Cash payments or proceeds received by Parent or any of its Subsidiaries (i) under any business interruption or casualty insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of Parent or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of: (a) any actual and reasonable documented costs incurred by Parent or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Parent or such Subsidiary in respect thereof, (b) all federal, state and local taxes reasonably estimated to be actually payable within two years of the date of such event of loss as a result of such loss and required to be accrued as a liability under GAAP as a consequence such event of loss, and (c) an amount equal to any reserves made by Parent or any of its Subsidiaries, in accordance with GAAP, against liabilities of Parent or any of its Subsidiaries incurred in connection with such loss or condemnation.

“Net Securities Proceeds” means the cash proceeds (net of underwriting discounts and commissions and other reasonable costs and expenses directly associated therewith, including reasonable legal fees and expenses) from the (i) issuance of Capital Stock of or incurrence of Indebtedness by Parent or any of its Subsidiaries and (ii) capital contributions made by a holder of Capital Stock of Parent.

“Notes” means one or more of the Tranche A Term Notes, Tranche B Term Notes or Revolving Notes or any combination thereof.

“Notice of Borrowing” means a notice substantially in the form of Exhibit A-1 annexed hereto.

“Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit A-2 annexed hereto.

“Obligations” means all obligations of every nature (including, without limitation, both payment and performance obligations), whether contingent, liquidated, fixed or otherwise, matured or unmatured, pre- or post-petition of each Loan Party from time to time owed to Administrative Agent, Lenders or any of them under the Loan Documents, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any case or proceeding against any Loan Party in bankruptcy, whether or not allowed or allowable in such case or proceeding), fees, expenses, indemnification or otherwise.

“Officer” means the president, chief executive officer, a vice president, chief financial officer, treasurer, general partner (if an individual), managing member (if an individual) or other individual appointed by the Governing Body or the Organizational Documents of a corporation, partnership, trust or limited liability company to serve in a similar capacity as the foregoing.

“Officer’s Certificate”, as applied to any Person that is a corporation, partnership, trust or limited liability company, means a certificate executed on behalf of such Person by one or more Officers of such Person or one or more Officers of a general partner or a managing member if such general partner or managing member is a corporation, partnership, trust or limited liability company.

“Operating Lease”, as applied to any Person, means any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.

“Organizational Documents” means the documents (including Bylaws, if applicable) pursuant to which a Person that is a corporation, partnership, trust or limited liability company is organized, including all amendments, supplements and other modifications thereto.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges, fees, expenses or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Ownership Reports” means, with respect to any broadcast television station owned by Parent or any of its Subsidiaries, the reports and certifications filed with the FCC pursuant to 47 C.F.R. § 73.3615, or any comparable reports filed pursuant to any successor regulation thereto.

“Parent” has the meaning assigned to that term in the introduction to this Agreement.

“Parent Guaranty” means the guaranty given by Parent in Section 8 of this Agreement, as such Parent Guaranty may hereafter be amended, restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof.

“Participant” means a purchaser of a participation in the rights and obligations under this Agreement pursuant to subsection 10.1C.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, that is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Encumbrances” means, the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA, any such Lien relating to or imposed in connection with any Environmental Claim, and any such Lien expressly prohibited by any applicable terms of any of the Collateral Documents):

(i)                                     Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 5.3;

(ii)                                  statutory Liens of landlords, Liens of collecting banks under the UCC on items in the course of collection, statutory Liens and rights of set-off of banks, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts not yet overdue or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 5 days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (2) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien;

(iii)                               Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of statutory obligations, bids, leases, government contracts, trade contracts, and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(iv)                              any attachment or judgment Lien not constituting an Event of Default under subsection 7.8;

(v)                                 licenses (with respect to Intellectual Property and other property), leases or subleases granted to third parties in accordance with any applicable terms of the Collateral Documents and not interfering in any material respect with the ordinary conduct of the business of Parent or any of its Subsidiaries or resulting in a material diminution in the value of any Collateral as security for the Obligations;

(vi)                              easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Parent or any of its Subsidiaries or result in a material diminution in the value of any Collateral as security for the Obligations;

(vii)                           any (a) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (b) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (b), so long as the holder of such Lien or restriction agrees to recognize the rights of such lessee or sublessee under such lease;

(viii)                        Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement;

(ix)                                Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(x)                                   any zoning or similar law or right reserved to or vested in any Government Authority to control or regulate the use of any real property; and

(xi)                                Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Parent and its Subsidiaries.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Government Authorities.

“Pledged Collateral” means, collectively, the “Pledged Collateral” as defined in the Security Agreement.

“Potential Event of Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Prime Rate” means the rate that JPMorgan Chase announces from time to time as its prime lending rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Proceedings” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration.

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Tranche A Term Loan Commitment or the Tranche A Term Loan of any Lender, the percentage obtained by dividing (x) the Tranche A Term Loan Exposure of that Lender by (y) the aggregate Tranche A Term Loan Exposure of all Lenders, (ii) with respect to all payments, computations and other matters relating to the Tranche B Term Loan Commitment or the Tranche B Term Loan of any Lender, the percentage obtained by dividing (x) the Tranche B Term Loan Exposure of that Lender by (y) the aggregate Tranche B Term Loan Exposure of all Lenders, (iii) with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the Revolving Loans of any Lender, the percentage obtained by dividing (x) the Revolving Loan Exposure of that Lender by (y) the aggregate Revolving Loan Exposure of all Lenders, and (iv) for all other purposes with respect to each Lender, the percentage obtained by dividing (x) the sum of the Tranche A Term Loan Exposure of that Lender plus the Tranche B Term Loan Exposure of that Lender plus the Revolving Loan Exposure of that Lender by (y) the sum of the aggregate Tranche A Term Loan Exposure of all Lenders plus the aggregate Tranche B Term Loan Exposure of all Lenders plus the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 10.1.  The initial Pro Rata Share of each Lender for purposes of each of clauses (i), (ii), (iii) and (iv) of the preceding sentence is set forth opposite the name of that Lender in Schedule 2.1 annexed hereto.

“Real Property Asset” means, at any time of determination, any interest then owned by any Loan Party in any real property.

“Register” has the meaning assigned to that term in subsection 2.1D.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

“Repayment Percentage” has the meaning assigned to that term in subsection 2.4A(i).

 “Requisite Lenders” means Lenders having or holding (i) more than 50% of the sum of the aggregate Tranche A Term Loan Exposure of all Lenders, and (ii) more than 50% of

(A) the aggregate Tranche B Term Loan Exposure of all Lenders plus (B) the aggregate Revolving Loan Exposure of all Lenders, together.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Parent or any Borrower now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Parent or any Borrower now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Parent or any Borrower now or hereafter outstanding, and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any subordinated indebtedness.

“Revolving Lender” means a Lender that has a Revolving Loan Commitment and/or that has an outstanding Revolving Loan.

“Revolving Loan Commitment” means the commitment of a Revolving Lender to make Revolving Loans to Borrowers pursuant to subsection 2.1A(iii), and “Revolving Loan Commitments” means such commitments of all Revolving Lenders in the aggregate.

“Revolving Loan Commitment Amount” means, at any date, the aggregate amount of the Revolving Loan Commitments of all Revolving Lenders.

“Revolving Loan Commitment Termination Date” means February 3, 2010.

“Revolving Loan Exposure”, with respect to any Revolving Lender, means, as of any date of determination (i) prior to the termination of the Revolving Loan Commitments, the amount of that Lender’s Revolving Loan Commitment, and (ii) after the termination of the Revolving Loan Commitments, the aggregate outstanding principal amount of the Revolving Loans of that Lender.

“Revolving Loans” means the Loans made by Revolving Lenders to Borrowers pursuant to subsection 2.1A(iii).

“Revolving Notes” means any promissory notes of Borrowers issued pursuant to subsection 2.1E to evidence the Revolving Loans of any Revolving Lenders, substantially in the form of Exhibit B-3 annexed hereto.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Securities” means any Capital Stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated, certificated or uncertificated, or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreement” means the Security Agreement executed and delivered on the Closing Date, substantially in the form of Exhibit H annexed hereto, as such Security Agreement may thereafter be amended, restated, supplemented or otherwise modified from time to time.

“Sellers” means, collectively, the Duluth Sellers and the Fort Wayne Sellers.

“Service Providers” means, collectively, the Duluth Service Provider and the Fort Wayne Service Provider.

“Solvent”, with respect to any Person, means that as of the date of determination both (i)(a) the then fair saleable value of the property of such Person is (1) greater than the total amount of liabilities (including contingent liabilities) of such Person and (2) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to such Person; (b) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stations” means the Duluth Station and the Fort Wayne Station.

“Station Agreements” means, collectively, the Duluth Option Agreement, the Fort Wayne Option Agreement, the Duluth Shared Services Agreement, the Fort Wayne Shared Services Agreement, the Duluth Advertising Representation Agreement, the Fort Wayne Advertising Representation Agreement, the Duluth Management Services Agreement, the Fort Wayne Management Services Agreement and the Guaranty Fee Agreement.

“Station Borrowers”  means, collectively, KDLH(TV) and WPTA(TV).

“Subsidiary”, with respect to any Person, means any corporation, partnership, trust, limited liability company, association, Joint Venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the members of the Governing Body is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Supplemental Collateral Agent” has the meaning assigned to that term in subsection 9.1B.

“Swap Counterparty” means a Lender or an Affiliate of a Lender that has entered into a Hedge Agreement with Parent or one of its Subsidiaries, the obligations under which are secured pursuant to the Collateral Documents and guarantied pursuant to the Guaranties.

“Syndication Agent” means Dresdner Bank AG New York and Grand Cayman Branches in its capacity as syndication agent under this Agreement.

“Synthetic Lease” means (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Synthetic Lease Obligation” means the monetary obligation of a Person under a Synthetic Lease.

“Tax” or “Taxes” means any present or future tax, levy, impost, duty, fee, assessment, deduction, withholding or other charge of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including interest, penalties, additions to tax and any similar liabilities with respect thereto.

“TCM” means TCM Media Associates LLC, a New York limited liability company.

“Term Loans” means, collectively, the Tranche A Term Loans and the Tranche B Term Loans.

“Title Company” means one or more title insurance companies reasonably satisfactory to Administrative Agent.

“Total Utilization of Revolving Loan Commitments” means, as at any date of determination, the aggregate principal amount of all outstanding Revolving Loans.

“Tranche A Lender” means a Lender holding Tranche A Term Loan Exposure.

“Tranche A Letter of Credit” means a standby letter of credit in the form of Exhibit G annexed hereto (or in such other form as may be consented to in writing by Tranche A Paying Agent and Lenders holding more than 50% of the aggregate Tranche A Term Loan Exposure of all Lenders), and any approved replacement, renewal or extension thereof, issued by an Acceptable Letter of Credit Issuer, naming Tranche A Paying Agent, on behalf of Lenders holding Tranche A Term Loan Exposure, as beneficiary, available for drawing (upon fulfillment of the conditions to drawing set forth therein) in an amount equal to 101% of the outstanding principal amount of the Tranche A Term Loan Exposure, plus interest on the Tranche A Term Loans for a one calendar quarter period (but in no event more than 105% of the outstanding principal amount thereof) and containing the Draw Conditions set forth in the definition thereof in this Agreement.

“Tranche A Letter of Credit Proceeds” has the meaning ascribed to such term in subsection 2.4D(i).

“Tranche A Maturity Date” means the earlier of (i) February 3, 2010 or (ii) the date on which the Tranche A Letter of Credit is drawn pursuant to the conditions set forth in clause (ii), clause (iii) or clause (iv) of the definition of Draw Conditions.

“Tranche A Paying Agent” means Dresdner Bank AG New York and Grand Cayman Branches and also means and includes any successor Tranche A Paying Agent appointed pursuant to subsection 9.5A

“Tranche A Term Loan Commitment” means the commitment of a Lender to make a Tranche A Term Loan to Borrowers pursuant to subsection 2.1A(i), and “Tranche A Term Loan Commitments” means such commitments of all Lenders in the aggregate.

“Tranche A Term Loan Exposure”, with respect to any Lender, means, as of any date of determination (i) prior to the funding of the Tranche A Term Loans, the amount of that Lender’s Tranche A Term Loan Commitment, and (ii), after the funding of the Tranche A Term Loans, the outstanding principal amount of the Tranche A Term Loan of that Lender.

“Tranche A Term Loans” means the Loans made by Lenders to Borrowers pursuant to subsection 2.1A(i).

“Tranche A Term Notes” means any promissory notes of Borrowers issued pursuant to subsection 2.1E to evidence the Tranche A Term Loans of any Lenders, substantially in the form of Exhibit B-1 annexed hereto.

“Tranche B Lender” means a Lender holding Tranche B Term Loan Exposure.

“Tranche B Maturity Date” means February 3, 2010.

“Tranche B Term Loan Commitment” means the commitment of a Lender to make a Tranche B Term Loan to Borrowers pursuant to subsection 2.1A(ii), and “Tranche B Term Loan Commitments” means such commitments of all Lenders in the aggregate.

“Tranche B Term Loan Exposure”, with respect to any Lender, means, as of any date of determination (i) prior to the funding of the Tranche B Term Loans, the amount of that Lender’s Tranche B Term Loan Commitment and (ii) after the funding of the Tranche B Term Loans, the outstanding principal amount of the Tranche B Term Loan of that Lender.

“Tranche B Term Loans” means the Loans made by Lenders to Borrowers pursuant to subsection 2.1A(ii).

“Tranche B Term Notes” means any promissory notes of Borrowers issued pursuant to subsection 2.1E to evidence the Tranche B Term Loans of any Lenders, substantially in the form of Exhibit B-2 annexed hereto.

“Transaction Costs” means the fees, costs and expenses payable by Parent and its Subsidiaries on or before the Closing Date in connection with the transactions contemplated by the Loan Documents, the Acquisition Agreements and the Station Agreements.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Unasserted Obligations” means, at any time, Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (except for the principal of and interest on, and fees relating to, any Indebtedness) in respect of which no claim or demand for payment has been made (or, in the case of Obligations for indemnification, no notice for indemnification has been issued by the Indemnitee) at such time.

“USA Patriot Act” means the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001) (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“WPTA(TV)” has the meaning assigned to that term in the introduction to this Agreement.

1.2                               Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.

Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.  Financial statements and other information required to be delivered by Parent to Lenders pursuant to clauses (ii), (iii) and (xii) of subsection 5.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in subsection 5.1(v)).  Except as otherwise expressly provided in this Agreement, calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize GAAP as in effect on the date of determination, applied in a manner consistent with that used in preparing the financial statements referred to in subsection 4.3.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and Parent, Administrative Agent or Requisite Lenders shall so request, Administrative Agent, Lenders and Parent shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Requisite Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and Parent shall provide to Administrative Agent and Lenders reconciliation statements provided for in subsection 5.1(v).

1.3                               Other Definitional Provisions and Rules of Construction.

A.                                    Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

B.                                    References to “Sections” and “subsections” shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.  Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

C.                                    The use in any of the Loan Documents of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

Section 2.                                          AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1                               Commitments; Making of Loans; the Register; Optional Notes.

A.                                    Commitments.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Parent and Borrowers herein set forth, each Lender hereby severally agrees to make the Loans as described in subsections 2.1A(i), 2.1A(ii) and 2.1A(iii).

(i)                     Tranche A Term Loans.  Each Lender that has a Tranche A Term Loan Commitment severally agrees to lend to Borrowers on the Closing Date an amount not exceeding its Pro Rata Share of the aggregate amount of the Tranche A Term Loan Commitments to be used for the purposes identified in subsection 2.5A.  The amount of each Lender’s Tranche A Term Loan Commitment is set forth opposite its name on Schedule 2.1 annexed hereto and the aggregate amount of the Tranche A Term Loan Commitments is $23,500,000; provided that the amount of the Tranche A Term Loan Commitment of each Lender shall be adjusted to give effect to any assignment of such Tranche A Term Loan Commitment pursuant to subsection 10.1B.  Each Lender’s Tranche A Term Loan Commitment shall expire immediately and without further action on March 31, 2005, if the Tranche A Term Loans are not made on or before that date.  Borrowers may make only one borrowing under the Tranche A Term Loan Commitments.  Amounts borrowed under this subsection 2.1A(i) and subsequently repaid or prepaid may not be reborrowed.

(ii)                  Tranche B Term Loans.  Each Lender that has a Tranche B Term Loan Commitment severally agrees to lend to Borrowers on the Closing Date an amount not exceeding its Pro Rata Share of the aggregate amount of the Tranche B Term Loan Commitments to be used for the purposes identified in subsection 2.5A.  The amount of each Lender’s Tranche B Term Loan Commitment is set forth opposite its name on

Schedule 2.1 annexed hereto and the aggregate amount of the Tranche B Term Loan Commitments is $25,000,000; provided that the amount of the Tranche B Term Loan Commitment of each Lender shall be adjusted to give effect to any assignment of such Tranche B Term Loan Commitment pursuant to subsection 10.1B.  Each Lender’s Tranche B Term Loan Commitment shall expire immediately and without further action on March 31, 2005, if the Tranche B Term Loans are not made on or before that date.  Borrowers may make only one borrowing under the Tranche B Term Loan Commitments.  Amounts borrowed under this subsection 2.1A(ii) and subsequently repaid or prepaid may not be reborrowed.

(iii)               Revolving Loans.  Each Revolving Lender severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to lend to the Station Borrowers from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Revolving Loan Commitments to be used for the purposes identified in subsection 2.5B.  The original amount of each Revolving Lender’s Revolving Loan Commitment is set forth opposite its name on Schedule 2.1 annexed hereto and the original Revolving Loan Commitment Amount is $5,000,000; provided that the amount of the Revolving Loan Commitment of each Revolving Lender shall be adjusted to give effect to any assignment of such Revolving Loan Commitment pursuant to subsection 10.1B and shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsection 2.4.  Each Revolving Lender’s Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be paid in full no later than that date; provided that each Revolving Lender’s Revolving Loan Commitment shall expire immediately and without further action on March 31, 2005, if the Term Loans and the initial Revolving Loans are not made on or before that date.  Amounts borrowed under this subsection 2.1A(iii) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

Anything contained in this Agreement to the contrary notwithstanding, the Revolving Loans and the Revolving Loan Commitments shall be subject to the limitation that in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitment Amount then in effect.

B.                                    Borrowing Mechanics.  Loans made on any Funding Date shall be in an aggregate minimum amount of $500,000 and multiples of $250,000 in excess of that amount.  Whenever any Borrower desires that Lenders make Term Loans or Revolving Loans it shall deliver to Administrative Agent a duly executed Notice of Borrowing no later than 10:00 A.M. (New York City time) at least three Business Days in advance of the proposed Funding Date (in the case of Eurodollar Rate Loans) or at least one Business Day in advance of the proposed Funding Date (in the case of Base Rate Loans).  Term Loans and Revolving Loans may be continued as or converted into Base Rate Loans and Eurodollar Rate Loans in the manner provided in subsection 2.2D.  In lieu of delivering a Notice of Borrowing, Borrowers may give Administrative Agent telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Borrowing to Administrative Agent on or before the applicable Funding Date.

Neither Administrative Agent nor any Lender shall incur any liability to Borrowers in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by an Officer or other person authorized to borrow on behalf of Borrowers or for otherwise acting in good faith under this subsection 2.1B or under subsection 2.2D, and upon funding of Loans by Lenders, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans pursuant to subsection 2.2D, in each case in accordance with this Agreement, pursuant to any such telephonic notice Borrowers shall have effected Loans or a conversion or continuation, as the case may be, hereunder.

Borrowers shall notify Administrative Agent prior to the funding of any Loans in the event that any of the matters to which Borrowers is required to certify in the applicable Notice of Borrowing is no longer true and correct as of the applicable Funding Date, and the acceptance by Borrowers of the proceeds of any Loans shall constitute a re-certification by Borrowers, as of the applicable Funding Date, as to the matters to which Borrowers are required to certify in the applicable Notice of Borrowing.

Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Borrowing for, or a Notice of Conversion/Continuation for conversion to, or continuation of, a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Borrowers shall be bound to make a borrowing or to effect a conversion or continuation in accordance therewith.

C.                                    Disbursement of Funds.  All Term Loans and Revolving Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that neither Administrative Agent nor any Lender shall be responsible for any default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder nor shall the amount of the Commitment of any Lender to make the particular type of Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder.  Promptly after receipt by Administrative Agent of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof), Administrative Agent shall notify each Lender for that type of Loan, as the case may be, of the proposed borrowing.  Each such Lender shall make the amount of its Loan available to Administrative Agent not later than 12:00 Noon (New York City time) on the applicable Funding Date, in same day funds in Dollars, at the Funding and Payment Office.  Upon satisfaction or waiver of the conditions precedent specified in subsections 4.1 (in the case of Loans made on the Closing Date) and 4.2 (in the case of all Loans), Administrative Agent shall make the proceeds of such Loans available to Borrowers on the applicable Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Borrowers at the Funding and Payment Office.

Unless Administrative Agent shall have been notified by any Lender prior to a Funding Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Funding Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Funding Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrowers a corresponding amount on such Funding Date.  If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the federal funds rate for three Business Days and thereafter at the Base Rate.  If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Parent and Borrowers shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the rate payable under this Agreement for Base Rate Loans.  Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrowers may have against any Lender as a result of any default by such Lender hereunder.

D.                                    The Register.  Administrative Agent, acting for these purposes solely as an agent of Borrowers (it being acknowledged that Administrative Agent, in such capacity, and its officers, directors, employees, agent and affiliates shall constitute Indemnitees under subsection 10.3), shall maintain (and make available for inspection by Borrowers upon reasonable prior notice at reasonable times) at its address referred to in subsection 10.8 a register for the recordation of, and shall record, the names and addresses of Lenders and the respective amounts of the Tranche A Term Loan Commitment, Tranche B Term Loan Commitment, Revolving Loan Commitment, Tranche A Term Loan, Tranche B Term Loan and Revolving Loans of each Lender from time to time (the “Register”).  Each Borrower and Administrative Agent shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof; all amounts owed with respect to any Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof; and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.  Each Lender shall record on its internal records the amount of its Loans and Commitments and each payment in respect hereof, and any such recordation shall be conclusive and binding on Borrowers, absent manifest error, subject to the entries in the Register, which shall, absent manifest error, govern in the event of any inconsistency with any Lender’s records.  Failure to make any recordation in the Register or in any Lender’s records, or any error in such recordation, shall not affect any Loans or Commitments or any Obligations in respect of any Loans.

E.                                      Optional Notes.  If so requested by any Lender by written notice to Parent (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date or at any time thereafter, Borrowers shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to subsection 10.1) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Parent’s receipt of such notice) a promissory note or promissory notes to evidence such Lender’s Tranche A Term Loan, Tranche B Term Loan or Revolving Loans, substantially in the form of Exhibit B-1, Exhibit B-2 or Exhibit B-3 annexed hereto, respectively, with appropriate insertions.

2.2                               Interest on the Loans.

A.                                    Rate of Interest.  Subject to the provisions of subsections 2.6 and 2.7, each Term Loan and each Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or the Adjusted Eurodollar Rate.  The applicable basis for determining the rate of interest with respect to any Term Loan or any Revolving Loan shall be selected by any Borrower initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to subsection 2.1B, and the basis for determining the interest rate with respect to any Term Loan or any Revolving Loan may be changed from time to time pursuant to subsection 2.2D (subject to the last sentence of subsection 2.1B).  If on any day a Term Loan or Revolving Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate.

(i)                     Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Tranche A Term Loans shall bear interest through maturity as follows:

(a)                                  if a Base Rate Loan, then at the sum of the Base Rate plus 0.00% per annum; or

(b)                                 if a Eurodollar Rate Loan, then at the sum of the Adjusted Eurodollar Rate plus 0.60% per annum.

(ii)                  Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Tranche B Term Loans and the Revolving Loans shall bear interest through maturity as follows:

(a)                                  if a Base Rate Loan, then at the sum of the Base Rate plus 7.625% per annum, consisting of interest payable in cash equal to the sum of the Base Rate plus 4.625% per annum and Deferred Interest at a rate equal to 3.000% per annum; or

(b)                                 if a Eurodollar Rate Loan, then at the sum of the Adjusted Eurodollar Rate plus 10.375% per annum, consisting of interest payable in cash equal to the sum of the Eurodollar rate plus 7.375% per annum and Deferred Interest at a rate equal to 3.000% per annum.

B.                                    Interest Periods.  In connection with each Eurodollar Rate Loan, any Borrower may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an “Interest Period”) to be applicable to such Loan, which Interest Period shall be, at such Borrower’s option, a one, two, three or six month period;  provided that:

(i)                     the initial Interest Period for any Eurodollar Rate Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a Eurodollar Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a Eurodollar Rate Loan;

(ii)                  in the case of immediately successive Interest Periods applicable to a Eurodollar Rate Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the immediately preceding Interest Period expires;

(iii)               if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(iv)              any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B, end on the last Business Day of a calendar month;

(v)                 no Interest Period with respect to any portion of the Tranche A Term Loans shall extend beyond the Tranche A Maturity Date, no Interest Period with respect to any portion of the Tranche B Term Loans shall extend beyond the Tranche B Maturity Date, and no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Loan Commitment Termination Date;

(vi)              no Interest Period with respect to any type of Term Loans shall extend beyond a date on which Borrowers are required to make a scheduled payment of principal of such type of Term Loans, unless the sum of (a) the aggregate principal amount of such type of Term Loans that are Base Rate Loans plus (b) the aggregate principal amount of such type of Term Loans that are Eurodollar Rate Loans with Interest Periods expiring on or before such date equals or exceeds the principal amount required to be paid on such type of Term Loans on such date;

(vii)           there shall be no more than ten Interest Periods outstanding at any time; and

(viii)        in the event that a Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, such Borrower shall be deemed to have selected an Interest Period of one month.

C.                                    Interest Payments.

(i)                     Deferred Interest.  Subject to the provisions of subsection 2.2E, Deferred Interest on each Revolving Loan and Tranche B Term Loan shall be accrued in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid), and at maturity (including final maturity), and shall be added to the principal amount of that Loan on such date.

(ii)                  Cash Interest.  Subject to the provisions of subsection 2.2E, except as set forth in clause (i) above, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity); provided that, in the event any Revolving Loans that are Base Rate Loans are prepaid pursuant to subsection 2.4B(i), interest accrued on such Loans through the date of such prepayment shall be payable on the next succeeding Interest Payment Date applicable to Base Rate Loans (or, if earlier, at final maturity).

(iii)               Overdue Interest on Tranche A Term Loans.  Any interest payments on Tranche A Term Loans not paid within five days after the date due shall be accrued and added to the principal amount of the Tranche A Term Loans, at the rate provided in subsection 2.2E (without a requirement for election or demand in respect thereof by Administrative Agent or any Lender having Tranche A Term Loan Exposure).  Such accrual is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender having Tranche A Term Loan Exposure.

D.                                    Conversion or Continuation.  Subject to the provisions of subsection 2.6, any Borrower shall have the option (i) to convert at any time all or any part of its outstanding Term Loans or Revolving Loans equal to $500,000 and multiples of $250,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis, (ii) upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan, to convert all or any part of its outstanding Term Loans or Revolving Loans from Eurodollar Rate Loans to Base Rate Loans, or (iii) upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $500,000 and multiples of $250,000 in excess of that amount as a Eurodollar Rate Loan; provided, however, that a Eurodollar Rate Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto.

Borrowers shall deliver a duly executed Notice of Conversion/Continuation to Administrative Agent no later than 10:00 A.M. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan).  In lieu of delivering a Notice of Conversion/Continuation, any Borrower may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Conversion/Continuation to Administrative Agent on or before the proposed conversion/continuation date.  If a Borrower fails to deliver a timely notice with respect to a conversion/continuation of a Eurodollar Rate Loan, then, unless such Eurodollar Rate Loan is repaid as provided herein, such Loan shall be converted into a Base Rate Loan. Administrative Agent shall notify each Lender of any Loan subject to a Notice of Conversion/Continuation.

E.                                      Default Rate.  Upon the occurrence and during the continuation of any Event of Default, upon election by Administrative Agent or Requisite Lenders, the outstanding principal amount of all Loans (including, without limitation, Eurodollar Rate Loans) and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand by Administrative Agent at a rate that is 3.50% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate that is 3.50% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans); provided that Eurodollar Rate Loans shall bear interest payable upon demand at a rate that is 3.50% per annum in excess of the interest rate otherwise payable under this Agreement with respect to such Loans until the expiration of the Interest Period in effect at the time any such increase in interest rate is effective, at which time such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate that is 3.50% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans; provided further that fees payable under subsection 2.3A shall accrue at a rate that is 3.50% per annum in excess of the rate at which such fees would otherwise accrue; and provided further that, for the avoidance of doubt, none of the additional interest required under this subsection 2.2E shall be Deferred Interest.  Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

F.                                      Computation of Interest.  Interest on the Loans shall be computed (i) in the case of Base Rate Loans, on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

G.                                    Maximum Rate.  Notwithstanding the foregoing provisions of this subsection 2.2, in no event shall the rate of interest payable by Borrowers with respect to any Loan exceed the maximum rate of interest permitted to be charged under applicable law.

2.3                               Fees.

A.                                    Commitment Fees.  Borrowers agree to pay to Administrative Agent, for distribution to each Revolving Lender in proportion to that Lender’s Pro Rata Share, commitment fees for the period from and including the Closing Date to and excluding the Revolving Loan Commitment Termination Date in an amount equal to the product of (i) the average of the daily excess of (x) the Revolving Loan Commitment Amount over (y) the aggregate principal amount of outstanding Revolving Loans multiplied by (ii) 0.50% per annum, such commitment fees to be calculated on the basis of a 360-day year and the actual number of days elapsed and to be payable monthly in arrears on the last Business Day of each calendar month, commencing on the first such date to occur after the Closing Date, and on the Revolving Loan Commitment Termination Date.

B.                                    Other Fees.  Borrowers agree to pay to Administrative Agent, Tranche A Paying Agent and Arranger such fees in the amounts and at the times separately agreed upon between Parent and Administrative Agent, Tranche A Paying Agent or Arranger.

2.4                               Repayments, Prepayments and Reductions of Revolving Loan Commitment Amount; General Provisions Regarding Payments; Application of Proceeds of Collateral and Payments Under Guaranties.

A.                                    Scheduled Payments of Revolving Loans and Term Loans.

(i)                     Scheduled Payments of Revolving Loans and Tranche A Term Loans.  The Borrowers shall make principal payments on the Revolving Loans and the Tranche A Term Loans in monthly installments on the last Business Day of each month, with the first such installment due April 29, 2005.  The amount of each monthly installment shall be equal to the product of (a) the Repayment Percentage and (b) the Consolidated Excess Free Cash Flow for the month preceding the month in which such installment is due.  The “Repayment Percentage” for any monthly installment shall be (i) 25%, so long as no Event of Default or Potential Event of Default has occurred and is continuing and the Consolidated Loan to Stick Value Ratio (determined as of the most recent Measurement Date) is less than 70%; or (ii) 100% if any Event of Default or Potential Event of Default has occurred and is continuing or the Consolidated Loan to Stick Value Ratio is equal to or greater than 70% (determined as of the most recent Measurement Date).  Subject to subsection 2.4D, all such payments under this subsection 2.4A(i) shall be applied first to repay the outstanding Revolving Loans to the full extent thereof (without a corresponding reduction in the Revolving Loan Commitment Amount) and second to repay the outstanding Tranche A Term Loans to the full extent thereof; provided that, if the Repayment Percentage for such monthly installment is 100% in accordance with the preceding sentence, the excess 75% of such monthly installment shall be applied first to repay the outstanding Revolving Loans to the full extent thereof and second to repay the outstanding Tranche B Term Loans to the full extent thereof.

The Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans shall be paid in full no later than the Revolving Loan Commitment

Termination Date, and the final installment payable by Borrowers in respect of the Revolving Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Borrowers under this Agreement with respect to the Revolving Loans.  The Tranche A Term Loans and all other amounts owed hereunder with respect to the Tranche A Term Loans shall be paid in full no later than the Tranche A Maturity Date, and the final installment payable by Borrowers in respect of the Tranche A Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Borrowers under this Agreement with respect to the Tranche A Term Loans.

(ii)                  Scheduled Payments of Tranche B Term Loans.  Borrowers shall make principal payments on the Tranche B Term Loans in installments in the amounts set forth below on the last Business Day of each month that ends during a period set forth below:

Period	Monthly Scheduled Repayment Amount
June 1, 2006, through March 31, 2007	$125,000.00

April 1, 2007, through March 31, 2008	$158,333.33

April 1, 2008, through February 1, 2010	$216,666.67

Tranche B Maturity Date	Outstanding Principal and All Other Amounts

; provided that the scheduled installments of principal of the Tranche B Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Tranche B Term Loans in accordance with subsection 2.4B(iv); and provided, further that the Tranche B Term Loans and all other amounts owed hereunder with respect to the Tranche B Term Loans shall be paid in full no later than the Tranche B Maturity Date, and the final installment payable by Borrowers in respect of the Tranche B Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Borrowers under this Agreement with respect to the Tranche B Term Loans.

B.                                    Prepayments and Reductions in Revolving Loan Commitment Amount.

(i)                     Voluntary Prepayments.  Borrowers may, upon not less than two Business Days’ prior written or telephonic notice, in the case of Base Rate Loans, and three Business Days’ prior written or telephonic notice, in the case of Eurodollar Rate

Loans, in each case given to Administrative Agent by 1:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent, who will promptly notify each Lender whose Loans are to be prepaid of such prepayment, at any time and from time to time prepay any Term Loans or Revolving Loans on any Business Day in whole or in part in an aggregate minimum amount of (a) $500,000 and multiples of $250,000 in excess of that amount; provided, however, that a Eurodollar Rate Loan may only be prepaid on the expiration of the Interest Period applicable thereto unless all amounts required to be paid under subsection 2.6D are paid simultaneously with the prepayment of such Eurodollar Rate Loans (or, if such amounts have not been determined by the time of such prepayment, promptly on demand therefor in accordance with subsection 2.8A by the Lenders entitled to such compensation).  Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein.  Any such voluntary prepayment shall be applied as specified in subsection 2.4B(iv).

(ii)                  Voluntary Reductions of Revolving Loan Commitments.  Borrowers may, upon no fewer than five Business Days’ prior written or telephonic notice confirmed in writing to Administrative Agent, or upon such lesser number of days’ prior written or telephonic notice, as determined by Administrative Agent in its sole discretion, at any time and from time to time, either (a) terminate all of the Revolving Loan Commitments in whole or (b) permanently reduce the Revolving Loan Commitment Amount in part, without premium or penalty, in an amount up to the amount by which the Revolving Loan Commitment Amount exceeds the Total Utilization of Revolving Loan Commitments at the time of such proposed termination or reduction; provided that any such partial reduction of the Revolving Loan Commitment Amount shall be in an aggregate minimum amount of $500,000 and multiples of $250,000 in excess of that amount.  Borrowers’ notice to Administrative Agent (who will promptly notify each Revolving Lender of such notice) shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction shall be effective on the date specified in Borrowers’ notice and shall reduce the amount of the Revolving Loan Commitment of each Revolving Lender proportionately to its Pro Rata Share.  Any such voluntary reduction of the Revolving Loan Commitment Amount shall be applied as specified in subsection 2.4B(iv).

(iii)               Mandatory Prepayments and Mandatory Reductions of Revolving Loan Commitments.  The Loans shall be prepaid and/or the Revolving Loan Commitment Amount shall be permanently reduced in the amounts and under the circumstances set forth below, all such prepayments and/or reductions to be applied as set forth below or as more specifically provided in subsection 2.4B(iv) and subsection 2.4D:

(a)                                  Prepayments and Reductions From Net Asset Sale Proceeds.  No later than the date of receipt by Parent or any of its Subsidiaries of any Net Asset Sale Proceeds in respect of any Asset Sale, Borrowers shall prepay the Loans and/or the Revolving Loan Commitment Amount shall be permanently reduced in an aggregate amount equal to such Net Asset Sale Proceeds.

(b)                                 Prepayments and Reductions from Net Insurance/Condemnation Proceeds.  No later than the first Business Day following the date of receipt by Administrative Agent or by Parent or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds that are required to be applied to prepay the Loans and/or reduce the Revolving Loan Commitment Amount pursuant to the provisions of subsection 5.4C, Borrowers shall prepay the Loans and/or the Revolving Loan Commitment Amount shall be permanently reduced in an aggregate amount equal to the amount of such Net Insurance/Condemnation Proceeds.

(c)                                  Prepayments and Reductions Due to Issuance of Equity Securities.  On the date of receipt of the Net Securities Proceeds from the issuance of any Capital Stock of Parent or of any of its Subsidiaries or from any capital contribution to Parent by any holder of Capital Stock thereof after the Closing Date, Borrowers shall prepay the Loans and/or the Revolving Loan Commitment Amount shall be permanently reduced in an aggregate amount equal to such Net Securities Proceeds.

(d)                                 Prepayments and Reductions Due to Issuance of Indebtedness.  On the date of receipt of the Net Securities Proceeds from the issuance of any Indebtedness of Parent or any of its Subsidiaries, other than Indebtedness permitted pursuant to subsection 6.1, Borrowers shall prepay the Loans and/or the Revolving Loan Commitment Amount shall be permanently reduced in an aggregate amount equal to such Net Securities Proceeds.

(e)                                  Calculations of Net Proceeds Amounts; Additional Prepayments and Reductions Based on Subsequent Calculations.  Concurrently with any prepayment of the Loans and/or reduction of the Revolving Loan Commitment Amount pursuant to subsections 2.4B(iii)(a)-(d), Parent shall deliver to Administrative Agent an Officer’s Certificate demonstrating the calculation of the amount of the applicable Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds or Net Securities Proceeds, as the case may be, that gave rise to such prepayment and/or reduction.  In the event that Parent shall subsequently determine that the actual amount was greater than the amount set forth in such Officer’s Certificate, Borrowers shall promptly make an additional prepayment of the Loans (and/or, if applicable, the Revolving Loan Commitment Amount shall be permanently reduced) in an amount equal to the amount of such excess, and Parent shall concurrently therewith deliver to Administrative Agent an Officer’s Certificate demonstrating the derivation of the additional amount resulting in such excess.  Nothing in subsections 2.4B(iii)(a)-(d) shall be construed to permit any transaction that is otherwise prohibited under this Agreement, nor shall acceptance of any prepayment under any of such subsections be deemed to constitute Administrative Agent’s or any Lender’s consent to any transaction that is otherwise prohibited under this Agreement.

(f)                                    Prepayments Due to Reductions or Restrictions of Revolving Loan Commitment Amount.  Borrowers shall from time to time prepay the Revolving

Loans to the extent necessary so that the Total Utilization of Revolving Loan Commitments shall not at any time exceed the Revolving Loan Commitment Amount then in effect.  At such time as the Total Utilization of Revolving Loan Commitments shall be equal to or less than the Revolving Loan Commitment Amount, if no Event of Default has occurred and is continuing, to the extent any Cash collateral was provided by Borrowers and has not been applied to any Obligations as provided in the Security Agreement, such amount may, at the request of Parent, be released to Borrowers.

(iv)              Application of Prepayments and Unscheduled Reductions of Revolving Loan Commitment Amount.

(a)                                  Application of Voluntary Prepayments by Type of Loans and Order of Maturity.  Any voluntary prepayments pursuant to subsection 2.4B(i) shall be applied as specified by Borrowers in the applicable notice of prepayment; provided that in the event Borrowers fail to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied first to prepay outstanding Revolving Loans to the full extent thereof, and second, to the extent of any remaining portion of such amount, to prepay outstanding Tranche B Term Loans to the full extent thereof and third, to the extent of any remaining portion of such amount, to prepay outstanding Tranche A Term Loans to the full extent thereof.  Any voluntary prepayments of the Tranche B Term Loans pursuant to subsection 2.4B(i) shall be applied to reduce the scheduled installments of principal of the Tranche B Term Loans set forth in subsection 2.4A(ii) on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) to each remaining scheduled installment of principal of the Tranche B Term Loans, as the case may be, set forth in subsection 2.4A(ii).

(b)                                 Application of Mandatory Prepayments by Type of Loans.  Except as provided in subsection 2.4D, (1) any amount required to be applied as a mandatory prepayment of the Loans and/or a reduction of the Revolving Loan Commitment Amount pursuant to subsections 2.4B(iii)(a)-(b) shall be applied first to prepay the Tranche B Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) to the full extent thereof, second, to the extent of any remaining portion of such amount, to prepay Revolving Loans to the full extent thereof and to reduce the Revolving Loan Commitment Amount by the amount of such prepayment, and third to the extent of any remaining portion of such amount, to further permanently reduce the Revolving Loan Commitment Amount to the full extent thereof; provided, however, that to the extent any portion of the amount to be applied under this clause (1)  consists of proceeds of business interruption insurance, such amount shall be applied according to clause (2) hereof; and (2) any amount required to be applied as a mandatory prepayment of the Loans and/or a reduction of the Revolving Loan Commitment Amount pursuant to subsections 2.4B(iii)(c)-(d) shall be applied first to prepay the Tranche B Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) to the full extent thereof, second, to the extent of any remaining portion of such amount, to prepay Revolving Loans to the full extent thereof and to reduce the Revolving Loan Commitment Amount by the amount of such prepayment, third to the extent of any remaining portion of such amount, to further permanently reduce the Revolving Loan Commitment Amount to the full extent thereof, and fourth to the extent of any remaining portion of such amount to prepay the Tranche A Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) to the full extent thereof. Any mandatory reduction of the Revolving Loan Commitment Amount pursuant to this subsection 2.4B shall be in proportion to each Revolving Lender’s Pro Rata Share.

(c)                                  Application of Prepayments to Base Rate Loans and Eurodollar Rate Loans.  Considering Tranche A Term Loans, Tranche B Term Loans and Revolving Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner that minimizes the amount of any payments required to be made by Borrowers pursuant to subsection 2.6D.

C.                                    General Provisions Regarding Payments.

(i)                     Manner and Time of Payment.  All payments by Borrowers of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 Noon (New York City time) on the date due at the Funding and Payment Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrowers on the next succeeding Business Day.  Each Loan Party hereby authorizes Administrative Agent to charge its accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(ii)                  Application of Payments to Principal and Interest.  Except as provided in subsection 2.2C, all payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal.

(iii)               Apportionment of Payments.  Aggregate payments of principal and interest shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders’ respective Pro Rata Shares.  Administrative Agent shall promptly distribute to each Lender, at the account specified in the payment instructions delivered to Administrative Agent by such Lender, its Pro Rata Share of all such payments received by Administrative Agent and the commitment fees of such Lender, if any, when received by Administrative Agent pursuant to subsection 2.3.  Notwithstanding the foregoing provisions of this subsection 2.4C(iii), if, pursuant to the provisions of subsection 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected

Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning interest payments received thereafter.

(iv)              Payments on Business Days.  Except as otherwise provided in this Agreement, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

(v)                 Notation of Payment.  Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the obligations of Borrowers hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

D.                                    Application of Proceeds of Letter of Credit, Collateral and Payments after Event of Default.

(i)                     Application of Tranche A Letter of Credit Proceeds.  All payments and proceeds received by Tranche A Paying Agent in respect of any drawing on, collection from, sale or assignment of, or other realization upon all or any part of the Tranche A Letter of Credit (collectively, “Tranche A Letter of Credit Proceeds”) shall be held by Tranche A Paying Agent as collateral for the benefit of Lenders holding Tranche A Term Loan Exposure, and promptly shall be applied by Tranche A Paying Agent, in each case in the following order of priority:

(a)                                  to the payment of all principal and interest on the Tranche A Term Loans, for the ratable benefit of the holders thereof (subject to the provisions of subsection 2.4C(ii) hereof);

(b)                                 thereafter, to the payment of all costs and expenses of such drawing, collection, assignment or other realization, all other expenses, liabilities and advances made or incurred by Tranche A Paying Agent and Administrative Agent in connection therewith, and all amounts for which Administrative Agent is entitled to compensation in connection with the Tranche A Term Loans (including the fees described in subsection 2.3 relating to the Tranche A Term Loans), reimbursement and indemnification under any Loan Document in connection with the Tranche A Term Loans and all advances made by Administrative Agent for the account of the applicable Loan Party, and to the payment of all costs and expenses paid or incurred by Administrative Agent in connection with the Tranche A Term Loans, all in accordance with subsections 9.4, 10.2 and 10.3 and the other terms of this Agreement and the Loan Documents relating to the Tranche A Term Loans; and

(c)                                  thereafter, to the payment to or upon the order of such Loan Party or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

(ii)                  Application of Proceeds of Collateral (Other than Tranche A Letter of Credit Proceeds) after Event of Default.  Upon the occurrence and during the continuation of an Event of Default, if requested by Lenders holding more than 50% of the aggregate Revolving Loan Exposure and Tranche B Term Loan Exposure, or upon acceleration of the Obligations pursuant to Section 7, all proceeds and other payments (other than Tranche A Letter of Credit Proceeds) received by Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Collateral Document (other than the Tranche A Letter of Credit), may, in the discretion of Administrative Agent, be held by Administrative Agent as Collateral for, and (then or at any time thereafter) shall be applied in full or in part by Administrative Agent, in each case in the following order of priority:

(a)                                  to the payment of all costs and expenses of such sale, collection or other realization, all other expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, and all amounts for which Administrative Agent is entitled to compensation (including the fees described in subsection 2.3), reimbursement and indemnification under any Loan Document and all advances made by Administrative Agent thereunder for the account of the applicable Loan Party, and to the payment of all costs and expenses paid or incurred by Administrative Agent in connection with the Loan Documents relating to the Tranche B Term Loans or the Revolving Loans, all in accordance with subsections 9.4, 10.2 and 10.3 and the other terms of this Agreement and the Loan Documents;

(b)                                 thereafter, to the payment of all other Obligations other than Obligations with respect to the Tranche A Term Loans, for the ratable benefit of the holders thereof (subject to the provisions of subsection 2.4C(ii) hereof); and

(c)                                  thereafter, to the payment to or upon the order of such Loan Party or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.5                               Use of Proceeds.

A.                                    Term Loans.  The proceeds of the Term Loans, together with up to $5,000,000 in proceeds of the initial Revolving Loans, shall be applied by Borrowers to fund (i) the purchase price payable in connection with the Duluth Acquisition and the Fort Wayne Acquisition, and (ii) the installation, construction or improvement of the Stations.

B.                                    Revolving Loans.  The proceeds of any other Revolving Loans shall be applied by Borrowers for working capital and other general corporate purposes, which may include the making of intercompany loans in accordance with subsection 6.3, for their own general corporate purposes.

C.                                    Margin Regulations.  No portion of the proceeds of any borrowing under this Agreement shall be used by any Borrower in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

2.6                               Special Provisions Governing Eurodollar Rate Loans.

Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

A.                                    Determination of Applicable Interest Rate.  On each Interest Rate Determination Date, Administrative Agent shall determine in accordance with the terms of this Agreement (which determination shall, absent manifest error, be conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Parent and each applicable Lender.

B.                                    Inability to Determine Applicable Interest Rate.  In the event that Administrative Agent shall have determined (which determination shall be conclusive and binding upon all parties hereto), on any Interest Rate Determination Date that by reason of circumstances affecting the interbank Eurodollar market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Parent and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Parent and Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Parent with respect to the Loans in respect of which such determination was made shall be deemed to be for a Base Rate Loan.

C.                                    Illegality or Impracticability of Eurodollar Rate Loans.  In the event that on any date any Lender shall have determined (which determination shall be conclusive and binding upon all parties hereto but shall be made only after consultation with Parent and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the interbank Eurodollar market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected

Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Parent and Administrative Agent of such determination.  Administrative Agent shall promptly notify each other Lender of the receipt of such notice.  Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Borrowers pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans either on the last day of the Interest period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans.  Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Borrowers pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Parent shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above.  Administrative Agent shall promptly notify each other Lender of the receipt of such notice.  Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms of this Agreement.

D.                                    Compensation For Breakage or Non-Commencement of Interest Periods.  Borrowers shall compensate each Lender, upon written request by that Lender pursuant to subsection 2.8, for all reasonable losses, expenses and liabilities (including any interest paid by that Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request therefor, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request therefor, (ii) if any prepayment or other principal payment or any conversion of any of its Eurodollar Rate Loans (including any prepayment or conversion occasioned by the circumstances described in subsection 2.6C) occurs on a date prior to the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Parent, or (iv) as a consequence of any other default by Borrowers in the repayment of their Eurodollar Rate Loans when required by the terms of this Agreement.

E.                                      Booking of Eurodollar Rate Loans.  Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

F.                                      Assumptions Concerning Funding of Eurodollar Rate Loans.  Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had funded each of its Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period, whether or not its Eurodollar Rate Loans had been funded in such manner.

G.                                    Eurodollar Rate Loans After Default.  After the occurrence of and during the continuation of a Potential Event of Default or an Event of Default, (i) Parent may not elect to have a Loan be made or maintained as, or converted to, a Eurodollar Rate Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of subsection 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by Parent with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be for a Base Rate Loan or, if the conditions to making a Loan set forth in subsection 3.2 cannot then be satisfied, to be rescinded by Parent.

2.7                               Increased Costs; Taxes; Capital Adequacy.

A.                                    Compensation for Increased Costs.  Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Change in Law:

(i)                     subjects such Lender to any additional tax of any kind whatsoever with respect to this Agreement or any of its obligations hereunder (including with respect to maintaining any Commitment hereunder) or any payments to such Lender of principal, interest, fees or any other amount payable hereunder (except for the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender);

(ii)                  imposes, modifies or holds applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); or

(iii)               imposes any other condition (other than with respect to Taxes) on or affecting such Lender or its obligations hereunder or the interbank Eurodollar market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining its Loans or Commitments; then, in any such case, Borrowers shall promptly pay to such Lender, upon receipt of the statement referred to in subsection 2.8A, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender on an after-tax basis for any such increased cost or reduction in amounts received or receivable hereunder.  Borrowers shall not be required to compensate a Lender pursuant to this subsection 2.7A for any increased cost or reduction in respect of a period occurring more than nine months prior to the date on which such Lender notifies Parent of such Change in Law and such Lender’s intention to claim compensation therefor, except, if the Change in Law giving rise to such increased cost or reduction is retroactive, no such time limitation shall apply so long as such Lender requests compensation within nine months from the date on which the applicable Government Authority informed such Lender of such Change in Law.

B.                                    Taxes.

(i)                     Payments to Be Free and Clear.  Any and all payments by or on account of any obligation of Borrowers under this Agreement and the other Loan Documents shall be made free and clear of, and without any deduction or withholding on account of, any Indemnified Taxes or Other Taxes.

(ii)                  Grossing-up of Payments.  If Borrowers are or any other Person is required by law to make any deduction or withholding on account of any Tax from any sum paid or payable by Borrowers to Administrative Agent or any Lender under any of the Loan Documents:

(a)                                  Parent shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Parent becomes aware of it;

(b)                                 Borrowers shall timely pay any such Tax to the relevant Government Authority when such Tax is due, in accordance with applicable law;

(c)                                  unless such Tax is an Excluded Tax, the sum payable by Borrowers shall be increased to the extent necessary to ensure that, after making the required deductions (including deductions applicable to additional sums payable under this subsection 2.7B(ii)), Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to the sum it would have received had no such deduction been required or made; and

(d)                                 within 30 days after paying any sum from which it is required by law to make any such deduction, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, Parent shall deliver to Administrative Agent the original or a certified copy of an official receipt or other document satisfactory to the other affected parties to evidence the payment and its remittance to the relevant Government Authority.

(iii)               Indemnification by Borrowers.  Borrowers shall indemnify Administrative Agent and each Lender, within 30 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including for the full amount of any Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this subsection 2.7B(iii)) paid by Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Government

Authority.  A certificate as to the amount of such payment or liability delivered to Parent by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(iv)              Tax Status of Lenders.  Unless not legally entitled to do so:

(a)                                  any Lender, if requested by Parent or Administrative Agent, shall deliver such forms or other documentation prescribed by applicable law or reasonably requested by Parent or Administrative Agent as will enable Parent or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements;

(b)                                 any Foreign Lender that is entitled to an exemption from or reduction of any Tax with respect to payments hereunder or under any other Loan Document shall deliver to Parent and Administrative Agent, on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter, as may be necessary in the determination of Parent or Administrative Agent, each in the reasonable exercise of its discretion), such properly completed and duly executed forms or other documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding;

(c)                                  without limiting the generality of the foregoing, in the event that Borrowers are resident for tax purposes in the United States, any Foreign Lender shall deliver to Parent and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter, as may be necessary in the determination of Parent or Administrative Agent, each in the reasonable exercise of its discretion), whichever of the following is applicable:

(1)                                  properly completed and duly executed copies of Internal Revenue Service
Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(2)                                  properly completed and duly executed copies of Internal Revenue Service Form W-8ECI,

(3)                                  in the case of a Foreign Lender claiming the benefits of the exemption “portfolio interest” under Section 881(c) of the Internal Revenue Code, (A) a duly executed certificate to the effect that such Foreign Lender is not (i) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (ii) a ten-percent shareholder (within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code) of Parent or any of its Subsidiaries (iii) a controlled foreign corporation described in Section 881(c)(3)(C) of the Internal

Revenue Code and (B) properly completed and duly executed copies of Internal Revenue Service
Form W-8BEN.

(4)                                  properly completed and duly executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in any Tax,

in each case together with such supplementary documentation as may be prescribed by applicable law to permit Parent and Administrative Agent to determine the withholding or deduction required to be made, if any;

(d)                                 without limiting the generality of the foregoing, in the event that Borrowers are resident for tax purposes in the United States, any Foreign Lender that does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender) shall deliver to Administrative Agent and Parent (in such number of copies as shall be requested by the recipient), on or prior to the date such Foreign Lender becomes a Lender, or on such later date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and from time to time thereafter, as may be necessary in the determination of Parent or Administrative Agent (each in the reasonable exercise of its discretion):

(1)                                  duly executed and properly completed copies of the forms and statements required to be provided by such Foreign Lender under clause (c) of subsection 2.7B(iv), to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account and may be entitled to an exemption from or a reduction of the applicable Tax, and

(2)                                  duly executed and properly completed copies of Internal Revenue Service Form W-8IMY (or any successor forms) properly completed and duly executed by such Foreign Lender, together with any information, if any, such Foreign Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Internal Revenue Code or the regulations thereunder, to establish that such Foreign Lender is not acting for its own account with respect to a portion of any such sums payable to such Foreign Lender;

(e)                                  without limiting the generality of the foregoing, in the event that Borrowers are resident for tax purposes in the United States, any Lender that is not a Foreign Lender and has not otherwise established to the reasonable satisfaction of Parent and Administrative Agent that it is an exempt recipient (as defined in section 6049(b)(4) of the Internal Revenue Code and the United States Treasury Regulations thereunder) shall deliver to Parent and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the request of Parent or Administrative Agent), duly executed and properly completed copies of Internal Revenue Service Form W-9; and

(f)                                    without limiting the generality of the foregoing, each Lender hereby agrees, from time to time after the initial delivery by such Lender of such forms, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate in any material respect, that such Lender shall promptly (1) deliver to Administrative Agent and Parent two original copies of renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is entitled to an exemption from or reduction of any Tax with respect to payments to such Lender under the Loan Documents and, if applicable, that such Lender does not act for its own account with respect to any portion of such payment, or (2) notify Administrative Agent and Parent of its inability to deliver any such forms, certificates or other evidence.

C.                                    Capital Adequacy Adjustment.  If any Lender shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Commitments or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such Change in Law (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within 30 days after receipt by Parent from such Lender of the statement referred to in subsection 2.8A, Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction.  Borrowers shall not be required to compensate a Lender pursuant to this subsection 2.7C for any reduction in respect of a period occurring more than nine months prior to the date on which such Lender notifies Parent of such Change in Law and such Lender’s intention to claim compensation therefor, except, if the Change in Law giving rise to such reduction is retroactive, no such time limitation shall apply so long as such Lender requests compensation within nine months from the date on which the applicable Government Authority informed such Lender of such Change in Law.

2.8                               Statement of Lenders; Obligation of Lenders to Mitigate.

A.                                    Statements.  Each Lender claiming compensation or reimbursement pursuant to subsection 2.6D, 2.7 or 2.8B shall deliver to Parent (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such compensation or reimbursement, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

B.                                    Mitigation.  Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering the Loans of such Lender, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under subsection 2.7, it will use reasonable efforts to make, fund or maintain the Commitments of such Lender or the Loans of such Lender through another lending office of such Lender, if (i) as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to subsection 2.7 would be materially reduced and (ii) as determined by such Lender in its sole discretion, such action would not otherwise be disadvantageous to such Lender; provided that such Lender will not be obligated to utilize such other lending office pursuant to this subsection 2.8B unless Borrowers agree to pay all incremental expenses incurred by such Lender as a result of utilizing such other lending office as described above.

2.9                               Replacement of a Lender.

If Parent receives a statement of amounts due pursuant to subsection 2.8A from a Lender (other than with respect to amounts due under subsection 2.6D), a Revolving Lender defaults in its obligations to fund a Revolving Loan pursuant to this Agreement, a Lender (a “Non-Consenting Lender”) refuses to consent to an amendment, modification or waiver of this Agreement that, pursuant to subsection 10.6, requires consent of each Lender or of each Lender holding Obligations or having Commitments directly affected, or a Lender becomes an Affected Lender (any such Lender, a “Subject Lender”), so long as (i) no Potential Event of Default or Event of Default shall have occurred and be continuing and Borrowers have obtained a commitment from another Lender or an Eligible Assignee to purchase at par the Subject Lender’s Loans and assume the Subject Lender’s Commitments and all other obligations of the Subject Lender hereunder, and (ii), if applicable, the Subject Lender is unwilling to withdraw the notice delivered to Parent pursuant to subsection 2.8 and/or is unwilling to remedy its default upon 10 days prior written notice to the Subject Lender and Administrative Agent, Parent may require the Subject Lender to assign all of its Loans and Commitments to such other Lender, Lenders, Eligible Assignee or Eligible Assignees pursuant to the provisions of subsection 10.1B; provided that, prior to or concurrently with such replacement, (1) the Subject Lender shall have received payment in full of all principal, interest, fees and other amounts (including all amounts under subsections 2.6D, 2.7 and/or 2.8B (if applicable)) through such date of replacement and a release from its obligations under the Loan Documents, (2) the processing fee required to be paid by subsection 10.1B(i) shall have been paid to Administrative Agent, (3) all of the requirements for such assignment contained in subsection 10.1B, including, without limitation, the consent of Administrative Agent (if required) and the receipt by Administrative Agent of an Assignment Agreement executed by the assignee (Administrative Agent being hereby authorized to execute any Assignment Agreement on behalf of a Subject Lender relating to the assignment of Loans and/or Commitments of such subject Lender) and other supporting documents, have been fulfilled, and (4) in the event such Subject Lender is a Non-Consenting Lender, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Subject Lender was a Non-Consenting Lender and Parent also requires each other Subject Lender that is a Non-Consenting Lender to assign its Loans and Commitments.  For the avoidance of doubt, if a Lender is a Non-Consenting Lender solely because it refused to consent to an amendment, modification or waiver that required the consent of 100% of Lenders with Obligations directly affected thereby (which amendment, modification or waiver did not accordingly require the consent of 100% of all Lenders), the Loans and Commitments of such Non-Consenting Lender that are subject to the assignments required by this subsection 2.9 shall include only those Loans and Commitments that constitute the Obligations directly affected by the amendment, modification or waiver to which such Non-Consenting Lender refused to provide its consent.

Section 3.                                          CONDITIONS TO LOANS

The obligations of Lenders to make Loans hereunder are subject to the satisfaction of the following conditions.

3.1                               Conditions to Term Loans and Initial Revolving Loans.

The obligations of Lenders to make the Term Loans and any Revolving Loans to be made on the Closing Date are, in addition to the conditions precedent specified in subsection 3.2, subject to prior or concurrent satisfaction of the following conditions:

A.                                    Loan Party Documents.  On or before the Closing Date, Parent shall have delivered, and shall have caused each other Loan Party to have delivered, to Lenders (or to Administrative Agent with sufficient originally executed copies, where appropriate, for each Lender) the following with respect to Parent or such Loan Party, as the case may be, each, unless otherwise noted, dated the Closing Date:

(i)                     Copies of the Organizational Documents of such Person, certified by the Secretary of State of its jurisdiction of organization or, if such document is of a type that may not be so certified, certified by the secretary or similar officer of the applicable Loan Party, together with a good standing certificate from the Secretary of State of its jurisdiction of organization and each other state in which such Person is qualified to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each dated a recent date prior to the Closing Date;

(ii)                  Resolutions of the Governing Body of such Person approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified as of the Closing Date by the secretary or similar officer of such Person as being in full force and effect without modification or amendment;

(iii)               Signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party;

(iv)              Executed originals of the Loan Documents to which such Person is a party; and

(v)                 Such other documents as Administrative Agent may have reasonably requested on or before the Closing Date.

B.                                    Fees.  Borrowers shall have paid to Administrative Agent, for distribution (as appropriate) to Administrative Agent, Arranger and Lenders, the fees payable on the Closing Date referred to in subsection 2.3.

C.                                    Corporate and Capital Structure.  The corporate organizational structure, capital structure and ownership of Parent and its Subsidiaries, both before and after giving effect to the Acquisitions, shall be as set forth on Schedule 3.1C annexed hereto.

D.                                    Representations and Warranties; Performance of Agreements.  Parent shall have delivered to Administrative Agent an Officer’s Certificate, in form and substance satisfactory to Administrative Agent, to the effect that the representations and warranties in Section 4 are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date) and that each Loan Party shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Closing Date except as otherwise disclosed to and agreed to in writing by Administrative Agent; provided that, if a representation and warranty, covenant or condition is qualified as to materiality, the applicable materiality qualifier set forth above shall be disregarded with respect to such representation and warranty, covenant or condition for purposes of this condition.

E.                                      Financial Statements; Pro Forma Financial Statements; Officer’s Certificate Regarding Closing Date Financial Covenants.

(i)                     Financial Statements.  On or before the Closing Date, Lenders shall have received from Parent (i) unaudited financial statements of the Duluth Station for Fiscal Years 2002, 2003 and 2004, consisting of balance sheets and the related consolidated statements of income for such Fiscal Years, (ii) unaudited financial statements of the Fort Wayne Station for Fiscal Years 2002, 2003 and 2004, consisting of balance sheets and the related consolidated statements of income for such Fiscal Years, (iii) unaudited financial statements of the Duluth Station as at January 31, 2005, consisting of a balance sheet and the related consolidated statements of income for the one-month period ending on such date, all in reasonable detail (iv) unaudited financial statements of the Fort Wayne Station as at January 31, 2005, consisting of a balance sheet and the related consolidated statements of income for the one-month period ending on such date, all in reasonable detail and certified by the chief financial officer of Granite that they fairly present the financial condition of the Fort Wayne Station as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, (v) pro forma consolidated balance sheets of Parent and its Subsidiaries as at the Closing Date, and the related pro forma consolidated and consolidating statements of income for the Fiscal Year ended December 31, 2004, prepared in accordance with GAAP and reflecting the consummation of the Acquisitions, the related financings and the other transactions contemplated by the Loan Documents, the Acquisition Agreements and the Station Agreements, which pro forma financial statements shall be in form and substance satisfactory to Administrative Agent.

(ii)                  On the Closing Date, Administrative Agent shall have received an Officer’s Certificate of Parent, in form and substance satisfactory to Administrative Agent, demonstrating in reasonable detail that (a) the pro forma Consolidated Net

Revenue of the Acquired Businesses for the twelve-month period ended December 31, 2004, was not less than $15,000,000 and (b) after giving effect to the consummation of the Acquisitions and the application of the proceeds of the Loans made on the Closing Date, the aggregate amount of Cash of Parent and its Subsidiaries shall be not less than $250,000.

F.                                      Opinions of Counsel to Loan Parties.  Lenders shall have received originally executed copies of one or more favorable written opinions of Wolf, Block, Schorr & Solis-Cohen, LLP, counsel for Loan Parties, in form and substance reasonably satisfactory to Administrative Agent and its counsel, dated as of the Closing Date and setting forth substantially the matters in the opinions designated in Exhibit E annexed hereto and as to such other matters as Administrative Agent acting on behalf of Lenders may reasonably request (this Agreement constituting a written request by Loan Parties to such counsel to deliver such opinions to Lenders).

G.                                    Opinions of Counsel Delivered Under the Acquisition Agreements.  Administrative Agent shall have received copies of each of the opinions of counsel delivered to the parties under the Acquisition Agreements, together with a letter from each such counsel authorizing Administrative Agent and Lenders to rely upon such opinion to the same extent as though it were addressed to Administrative Agent and Lenders.

H.                                    Evidence of Insurance.  Administrative Agent shall have received a certificate from Parent’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to subsection 5.4 is in full force and effect and that Administrative Agent on behalf of Lenders has been named as additional insured and/or loss payee thereunder to the extent required under subsection 5.4.

I.                                         Necessary Governmental Authorizations and Consents.  Parent shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents, the Acquisition Agreements and the Station Agreements and the continued operation of the business conducted by the Acquired Business in substantially the same manner as conducted prior to the Closing Date.  Each such Governmental Authorization and consent shall be in full force and effect, except in a case where the failure to obtain or maintain a Governmental Authorization or consent, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents, the Acquisition Agreements and the Station Agreements or the financing of such transactions.  No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Government Authority to take action to set aside its consent on its own motion shall have expired, subject to subsection 3.1J(ii) of this Agreement.

J.                                      FCC Licenses.

(i)                     Licenses.       Each FCC License shall be in full force and effect.  Lenders and Administrative Agent shall be satisfied that the Stations and the Acquisitions are in compliance with the Communications Act in all material respects.

(ii)                  Consent.       Borrowers shall have obtained all FCC consents required for the assignment of the FCC Licenses used in connection with the Stations to Duluth Licensee and Fort Wayne Licensee, as applicable, on terms acceptable to Administrative Agent and Lenders and (A) not in any material respect more onerous to Borrowers than the terms applicable to the assignors of such FCC Licenses, (B) that otherwise would not be materially adverse to Borrowers or would not in any material adverse respect diminish the value of the Acquired Businesses, and (C) that would not require Borrowers to waive any substantial rights of or agree to any substantial limitations on their operations as to be conducted immediately following the consummation of the Acquisitions, and no such FCC consent shall have been reversed, stayed, enjoined, set aside, annulled or suspended, the time for filing a request for administrative or judicial relief with respect to the consent to the assignment of such FCC Licenses, or for instituting administrative review thereof sua sponte, shall have expired without any such filing having been made or notice of such review having been issued, or, in the event of such filing or review sua sponte, such filing or review sua sponte shall have been disposed of favorably to the grant of such consent and the time for seeking further relief with respect thereto shall have expired without any request for such further relief having been filed, and the FCC shall not have given notice that it would institute administrative review of the consent to the assignment of such FCC Licenses; provided, however, that with respect to the Duluth Station, if the Duluth Application for Review (as defined below) is still pending, such FCC consent need not be final.

(iii)               Application for Review.                  The FCC shall not have granted the Duluth Application for Review.

K.                                    Environmental Reports.  Administrative Agent shall have received reports and other information, in form, scope and substance satisfactory to Administrative Agent, regarding environmental matters relating to the Acquired Businesses and the Facilities.

L.                                     Security Interests in Personal and Mixed Property.  To the extent not otherwise satisfied pursuant to subsection 3.1M, Administrative Agent shall have received evidence satisfactory to it that Loan Parties shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings (other than the filing or recording of items described in clauses (ii), (iii) and (iv) below) that may be necessary or, in the opinion of Administrative Agent, desirable in order to create in favor of Administrative Agent, for the benefit of Revolving Lenders and Tranche B Lenders, a valid and (upon such filing and recording) perfected First Priority security interest (subject to Permitted Encumbrances which arise by operation of law) in the entire personal and mixed property Collateral.  Such actions shall include the following:

(i)                     Stock Certificates and Instruments.  Delivery to Administrative Agent of (a) certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to Administrative Agent) representing all Capital Stock pledged pursuant to the Security Agreement and (b) all promissory notes or other instruments (duly endorsed, where appropriate, in a manner satisfactory to Administrative Agent) evidencing any Collateral;

(ii)                  Lien Searches and UCC Termination Statements.  Delivery to Administrative Agent of (a) the results of a recent search, by a Person satisfactory to Administrative Agent, of all effective UCC financing statements and fixture filings and all judgment and tax lien filings which may have been made with respect to any personal or mixed property of any Loan Party, together with copies of all such filings disclosed by such search, and (b) duly completed UCC termination statements, and authorization of the filing thereof from the applicable secured party, as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement).

(iii)               UCC Financing Statements and Fixture Filings.  Delivery to Administrative Agent of duly completed UCC financing statements and, where appropriate, fixture filings, with respect to all personal and mixed property Collateral of such Loan Party, for filing in all jurisdictions as may be necessary or, in the opinion of Administrative Agent, desirable to perfect the security interests created in such Collateral pursuant to the Collateral Documents;

(iv)              Cover Sheets, Etc.  Delivery to Administrative Agent of all cover sheets or other documents or instruments required to be filed with any IP Filing Office in order to create or perfect Liens in respect of any IP Collateral, together with releases duly executed (if necessary) of security interests by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective filings in any IP Filing Office in respect of any IP Collateral (other than any such filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement);

(v)                 Opinions of Local Counsel.  Delivery to Administrative Agent of an opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) under the laws of each jurisdiction in which any Loan Party or any personal or mixed property Collateral is located with respect to the creation and perfection of the security interests in favor of Administrative Agent in such Collateral and such other matters governed by the laws of such jurisdiction regarding such security interests as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent.

M.                                  Closing Date Mortgages; Closing Date Mortgage Policies; Etc.   Administrative Agent shall have received from Parent and each of its Subsidiaries:

(i)                     Closing Date Mortgages.  Fully executed and notarized Mortgages (each a “Closing Date Mortgage” and, collectively, the “Closing Date Mortgages”), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Real Property Asset listed in Schedule 3.1M annexed hereto (each a “Closing Date Mortgaged Property” and, collectively, the “Closing Date Mortgaged Properties”);

(ii)                  Opinions of Local Counsel.  An opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) in each state in which a Closing Date Mortgaged Property is located with respect to the enforceability of the form(s) of Closing Date Mortgages to be recorded in such state and such other matters as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent;

(iii)               Title Insurance.  (a) ALTA mortgagee title insurance policies or unconditional commitments therefor (the “Closing Date Mortgage Policies”) issued by the Title Company with respect to the Closing Date Mortgaged Properties listed in Part A of Schedule 3.1M annexed hereto, in amounts not less than the respective amounts designated therein with respect to any particular Closing Date Mortgaged Properties, insuring fee simple title to, or a valid leasehold interest in, each such Closing Date Mortgaged Property vested in such Loan Party and assuring Administrative Agent that the applicable Closing Date Mortgages create valid and enforceable First Priority mortgage Liens on the respective Closing Date Mortgaged Properties encumbered thereby, subject only to a standard survey exception, which Closing Date Mortgage Policies (1) shall include an endorsement for mechanics’ liens, for future advances under this Agreement and for any other matters reasonably requested by Administrative Agent and (2) shall provide for affirmative insurance and such reinsurance as Administrative Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to Administrative Agent; and (b) evidence satisfactory to Administrative Agent that such Loan Party has (i) delivered to the Title Company all certificates and affidavits required by the Title Company in connection with the issuance of the Closing Date Mortgage Policies and (ii) paid to the Title Company or to the appropriate Government Authorities all expenses and premiums of the Title Company in connection with the issuance of the Closing Date Mortgage Policies and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Closing Date Mortgages in the appropriate real estate records;

(iv)              Title Reports.  With respect to each Closing Date Mortgaged Property listed in Part B of Schedule 3.1M annexed hereto, a title report issued by the Title Company with respect thereto, dated not more than 30 days prior to the Closing Date and satisfactory in form and substance to Administrative Agent;

(v)                 Copies of Documents Relating to Title Exceptions.  Copies of all recorded documents listed as exceptions to title or otherwise referred to in the Closing Date Mortgage Policies or in the title reports delivered pursuant to subsection 3.1M(v); and

(vi)              Matters Relating to Flood Hazard Properties.  (a) Evidence, which may be in the form of a letter from an insurance broker or a municipal engineer, as to whether (1) any Closing Date Mortgaged Property is a Flood Hazard Property and (2) the community in which any such Flood Hazard Property is located is participating in the National Flood Insurance Program, (b) if there are any such Flood Hazard Properties, such Loan Party’s written acknowledgement of receipt of written notification from Administrative Agent (1) as to the existence of each such Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program, and (c) in the event any such Flood Hazard Property is located in a community that participates in the National Flood Insurance Program, evidence that Parent or such Subsidiary has obtained flood insurance in respect of such Flood Hazard Property to the extent required under the applicable regulations of the Board of Governors of the Federal Reserve System.

N.                                    Tranche A Letter of Credit.  Tranche A Paying Agent shall have received the Tranche A Letter of Credit, duly executed and delivered by the issuer thereof, in form and substance satisfactory to Tranche A Paying Agent and to Lenders holding more than 50% of the Tranche A Term Loan Exposure.

O.                                   Matters Relating to Existing Indebtedness.   On the Closing Date, Parent and its Subsidiaries shall have delivered to Administrative Agent all documents or instruments necessary to release all Liens securing Indebtedness, Contingent Obligations or other obligations of the Duluth Station and the Fort Wayne Station.

P.                                     Compliance with Other Agreements.  Administrative Agent shall have received an Officer’s Certificate of Borrowers in the form and substance of Exhibit J hereto.

Q.                                   Valuation Report.  On the Closing Date, Administrative Agent and Lenders shall have received a valuation report from an independent valuation firm acceptable to Administrative Agent and Lenders, addressed to Administrative Agent and Lenders, in form and substance satisfactory to Administrative Agent and Lenders and with appropriate attachments

R.                                    Use of Proceeds by Borrowers.  Parent shall have provided evidence satisfactory to Administrative Agent that the proceeds of the Loans to be made on the Closing Date shall be used on the Closing Date for the purposes set forth in subsection 2.5.

S.                                     Acquisition Agreements and Station Agreements.

(i)                     Acquisition Agreements and Station Agreements in Full Force and Effect.  Administrative Agent shall have received a fully executed or conformed copy of each Acquisition Agreement and Station Agreement and any documents executed in connection therewith, together with an Officer’s Certificate of Parent, in form and substance satisfactory to Administrative Agent, certifying that each such copy is a true, correct and complete copy, and each Acquisition Agreement and Station Agreement shall be in full force and effect and no provision thereof shall have been modified or waived in any respect determined by Administrative Agent to be material, in each case without the consent of Administrative Agent, provided that Administrative Agent shall consent to the waiver by KDLH(TV) of the condition in the Duluth Acquisition Agreement that the FCC consent to the Duluth Acquisition shall have become a final order.

(ii)                  Officer’s Certificate.  Administrative Agent shall have received an Officer’s Certificate from Parent and each of its Subsidiaries who are parties to the Acquisition Agreements to the effect that (a) the representations and warranties of such party, if any, in the Acquisition Agreements to which it is party are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date, (b) the Acquisition Agreements to which it is party are in full force and effect and no provision thereof has been modified or waived in any respect without the consent of Administrative Agent and (c) each such Person has complied with all agreements and conditions contained in the Acquisition Agreements to which it is party and any agreements or documents referred to therein required to be performed or complied with by each of them on or before the Closing Date, and none of such Persons is in default in their performance or compliance with any of the terms or provisions thereof.

T.                                     Consummation of Acquisitions.

(i)                     All conditions to the Duluth Acquisition set forth in the Duluth Acquisition Agreement shall have been satisfied, or the fulfillment of any such conditions shall have been waived with the consent of Administrative Agent and all conditions to the Fort Wayne Acquisition set forth in the Fort Wayne Acquisition Agreement shall have been satisfied, or the fulfillment of any such conditions shall have been waived with the consent of Administrative Agent;

(ii)                  the Duluth Acquisition shall have become effective in accordance with the terms of the Duluth Acquisition Agreement, and the Fort Wayne Acquisition shall have become effective in accordance with the terms of the Fort Wayne Acquisition Agreement;

(iii)               (a) the aggregate cash consideration paid to the Duluth Sellers and their Affiliates in respect of the Duluth Acquisition on the Closing Date shall not exceed $9,487,847.01, (b) the aggregate cash consideration paid to the Fort Wayne Sellers and their Affiliates in respect of the Fort Wayne Acquisition on the Closing Date shall not exceed $45,417,485.00; and

(iv)              Transaction Costs shall not exceed $1,741,336.21, and Administrative Agent shall have received evidence to its satisfaction to such effect.

U.                                     Completion of Proceedings.  All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent, acting on behalf of Lenders, and its counsel shall be satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

3.2                               Conditions to All Loans.

The obligation of each Lender to make its Loans on each Funding Date are subject to the following further conditions precedent:

A.                                    Administrative Agent shall have received before that Funding Date, in accordance with the provisions of subsection 2.1B, a duly executed Notice of Borrowing, in each case signed by a duly authorized Officer of the applicable Borrower.

B.                                    As of that Funding Date:

(i)                     The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date; provided, that, if a representation and warranty is qualified as to materiality, the materiality qualifier set forth above shall be disregarded with respect to such representation and warranty for purposes of this condition;

(ii)                  No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default;

(iii)               Each Loan Party shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before that Funding Date; and

(iv)              No order, judgment or decree of any arbitrator or Government Authority shall purport to enjoin or restrain such Lender from making the Loans to be made by it on that Funding Date; and

(v)                 Parent and its Subsidiaries shall have delivered such other certificates or documents that Administrative Agent shall reasonably request, in form and substance satisfactory to Administrative Agent.

Section 4.                                          REPRESENTATIONS AND WARRANTIES OF PARENT AND BORROWERS

In order to induce Lenders to enter into this Agreement and to make the Loans, each of Parent and each Borrower (for purposes of Section 4, references to a Borrower or to Parent and its Subsidiaries shall be deemed to include the Acquired Businesses, whether or not the Acquisition has occurred) represents and warrants to each Lender:

4.1                               Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.

A.                                    Organization and Powers.  Each of Parent and each Borrower is a corporation or limited liability company duly incorporated or formed, validly existing and in good standing under the laws of its jurisdiction of organization as specified in Schedule 4.1 annexed hereto, as said Schedule 4.1 may be supplemented from time to time pursuant to the provisions of subsection 5.1(xv).  Each of Parent and each Borrower has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents, the Acquisition Agreements and the Station Agreements to which it is a party and to carry out the transactions contemplated thereby.

B.                                    Qualification and Good Standing.  Each of Parent and each Borrower is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and could not reasonably be expected to result in a Material Adverse Effect.

C.                                    Conduct of Business.  Parent and its Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to subsection 6.11.

D.                                    Subsidiaries.  All of the Subsidiaries of Parent and their jurisdictions of organization are identified in Schedule 4.1 annexed hereto, as said Schedule 4.1 may be supplemented from time to time pursuant to the provisions of subsection 5.1(xv).  The Capital Stock of each of the Subsidiaries of Parent identified in Schedule 4.1 annexed hereto (as so supplemented) is duly authorized, validly issued, fully paid and nonassessable and none of such Capital Stock constitutes Margin Stock.  Each of the Subsidiaries of Parent identified in Schedule 4.1 annexed hereto (as so supplemented) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization set forth therein, has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such power and authority has not had and could not reasonably be expected to result in a Material Adverse Effect.  Schedule 4.1 annexed hereto (as so supplemented) correctly sets forth the ownership interest of Parent and each of its Subsidiaries in each of the Subsidiaries of Parent identified therein.

E.                                      Compliance with Laws, Etc.  Parent and each of its Subsidiaries is in compliance with the requirements of all applicable laws, rules, regulations and orders of any Government Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

4.2                               Authorization of Borrowing, etc.

A.                                    Authorization.  The execution, delivery and performance of the Loan Documents, the Acquisition Agreements and the Station Agreements have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto.

B.                                    No Conflict.  The execution, delivery and performance by Loan Parties of the Loan Documents, the Acquisition Agreements and the Station Agreements to which they are parties and the consummation of the transactions contemplated by the Loan Documents, the Acquisition Agreements and the Station Agreements do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Parent or any of its Subsidiaries, the Organizational Documents of Parent or any of its Subsidiaries or any order, judgment or decree of any court or other Government Authority binding on Parent or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Parent or any of its Subsidiaries, including, without limitation, under the Indenture, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Administrative Agent on behalf of Lenders), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Parent or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders.

C.                                    Governmental Consents.  The execution, delivery and performance by Loan Parties of the Loan Documents, the Acquisition Agreements and the Station Agreements to which they are parties and the consummation of the transactions contemplated by the Loan Documents, the Acquisition Agreements and the Station Agreements do not and will not require any Governmental Authorization, except for such as have been obtained.

D.                                    Binding Obligation.  Each of the Loan Documents, the Acquisition Agreements and the Station Agreements has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of each such Loan Party, enforceable against each such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.3                               Financial Condition.

Parent has heretofore delivered to Lenders, at Lenders’ request, the financial statements of Parent and its Subsidiaries identified in subsection 3.1E.  All such statements other than pro forma financial statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations (on a consolidated basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.  Neither Parent nor any of its Subsidiaries has (and will not have following the funding of the initial Loans) any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that, as of the Closing Date, is not reflected in the foregoing financial statements or the notes thereto and, as of any Funding Date subsequent to the Closing Date, is not reflected in the most recent financial statements delivered to Lenders pursuant to subsection 5.1 or the notes thereto and that, in any such case, is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Parent or any of its Subsidiaries.  As of the Closing Date, there are no items of Indebtedness of Parent and its Subsidiaries that are not required to be recorded on a balance sheet in accordance with GAAP, with a full description of each such item, and the amount of Indebtedness in respect of such item.

4.4                               No Material Adverse Change; No Restricted Junior Payments.

Since December 31, 2004, no event or change has occurred that has resulted in or evidences, either in any case or in the aggregate, a Material Adverse Effect.  Neither Parent nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted by subsection 6.5.

4.5                               Title to Properties; Liens; Real Property; Intellectual Property.

A.                                    Title to Properties; Liens.  Parent and its Subsidiaries have (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the financial statements referred to in subsection 4.3 or in the most recent financial statements delivered pursuant to subsection 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under subsection 6.7.  Except as permitted by this Agreement, all such properties and assets are free and clear of Liens, other than the Permitted Liens.

B.                                    Real Property.  As of the Closing Date, Schedule 4.5B annexed hereto contains a true, accurate and complete list of (i) all fee interests in any Real Property Assets and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Property Asset, regardless of whether a Loan Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment.  Except as specified in Schedule 4.5B annexed hereto, each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and Parent and its Subsidiaries do not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

C.                                    Intellectual Property.  As of the Closing Date, Parent and its Subsidiaries own or have the right to use, all Intellectual Property used in the conduct of their business, except where the failure to own or have such right to use in the aggregate could not reasonably be expected to result in a Material Adverse Effect.  No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does Parent or any Subsidiary know of any valid basis for any such claim, except for such claims that in the aggregate could not reasonably be expected to result in a Material Adverse Effect.  The use of such Intellectual Property by Parent and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  All federal, state and foreign registrations of and applications for Intellectual Property that is owned or licensed by Parent or any of its Subsidiaries on the Closing Date are described on Schedule 4.5C annexed hereto.

4.6                               Litigation; Adverse Facts.

There are no Proceedings (whether or not purportedly on behalf of Parent or any of its Subsidiaries) at law or in equity, or before or by any court or other Government Authority (including any Environmental Claims) that are pending or, to the knowledge of Parent or any of its Subsidiaries, threatened against or affecting Parent or any of its Subsidiaries or any property of Parent or any of its Subsidiaries and that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  Neither Parent nor any of its Subsidiaries (i) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or other Government Authority that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.7                               Payment of Taxes.

Except to the extent permitted by subsection 5.3, all tax returns and reports of Parent and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Parent and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable.  Neither Parent nor any of its Subsidiaries knows of any proposed tax assessment against Parent or any of its Subsidiaries that is not being actively contested by Parent or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.  As of the Closing Date, there are no tax audits by any Government Authority pending or, to the knowledge of Parent and its Subsidiaries, threatened with respect to Parent or any of its Subsidiaries.

4.8                               Performance of Agreements.

Neither Parent nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to result in a Material

Adverse Effect.  No Borrower is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in the Indenture, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default.

4.9                               Governmental Regulation.

Neither Parent nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

4.10                        Securities Activities.

A.                                    Neither Parent nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

B.                                    Following application of the proceeds of each Loan, not more than 25% of the value of the assets (either of the Borrowers only or of Parent and its Subsidiaries on a consolidated basis) subject to the provisions of subsection 6.2 or 6.7 or subject to any restriction contained in any agreement or instrument, between any Borrower and any Lender or any Affiliate of any Lender, relating to Indebtedness and within the scope of subsection 7.2, will be Margin Stock.

4.11                        Employee Benefit Plans.

A.                                    Parent, each of its Subsidiaries and each of their respective ERISA Affiliates is in compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan.  Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code is so qualified.

B.                                    No ERISA Event has occurred or is reasonably expected to occur.

C.                                    Except to the extent required under Section 4980B of the Internal Revenue Code, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Parent, any of its Subsidiaries or any of their respective ERISA Affiliates.

D.                                    As of the most recent valuation date for any Pension Plan, there are no unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities).

E.                                      As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, no potential liability exists for Parent, its Subsidiaries and their respective ERISA Affiliates for complete withdrawal from any Multiemployer Plan (within the meaning of Section 4203 of ERISA), based on information available pursuant to Section 4221(e) of ERISA.

4.12                        Certain Fees.

No broker’s or finder’s fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby, except for fees to Dilworth Partners LLC, for which payment arrangements have been made and disclosed to Administrative Agent, and each of Parent and each Borrower hereby indemnifies Lenders against, and agrees that it will hold Lenders harmless from, any claim, demand or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

4.13                        Environmental Protection.

(i)                     Neither Parent nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to (a) any Environmental Law, (b) any Environmental Claim, or (c) any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(ii)                  neither Parent nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law;

(iii)               there are and, to Parent’s and its Subsidiaries’ knowledge, have been no conditions, occurrences, or Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Claim against Parent or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(iv)              neither Parent nor any of its Subsidiaries nor, to Parent’s and its Subsidiaries’ knowledge, any predecessor of Parent or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of Parent’s or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent;

(v)                 compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

4.14                        Employee Matters.

There is no strike or work stoppage in existence or threatened involving Parent or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.  Copies of all employment agreements of Parent and its Subsidiaries in effect on the Closing Date have been previously delivered to Administrative Agent.

4.15                        Solvency.

Each Loan Party is and, upon the incurrence of any Obligations by such Loan Party on any date on which this representation is made, will be, Solvent.

4.16                        Matters Relating to Collateral.

A.                                    Creation, Perfection and Priority of Liens.  The execution and delivery of the Collateral Documents by the Loan Parties, together with (i) the actions taken on or prior to the date hereof pursuant to subsections 3.1L, 6.8 and 6.9 and (ii) the delivery to Administrative Agent of any Pledged Collateral not delivered to Administrative Agent at the time of execution and delivery of the applicable Collateral Document (all of which Pledged Collateral has been so delivered) are effective to create in favor of Administrative Agent for the benefit of Lenders, as security for the respective Secured Obligations (as defined in the applicable Collateral Document in respect of any Collateral), a valid First Priority Lien on all of the Collateral, and all filings and other actions necessary or desirable to perfect and maintain the perfection and First Priority status of such Liens have been duly made or taken and remain in full force and effect, other than the filing of any UCC financing statements delivered to Administrative Agent for filing (but not yet filed) and the periodic filing of UCC continuation statements in respect of UCC financing statements filed by or on behalf of Administrative Agent.

B.                                    Governmental Authorizations.  No authorization, approval or other action by, and no notice to or filing with, any Government Authority is required for either (i) the pledge or grant by any Loan Party of the Liens purported to be created in favor of Administrative Agent pursuant to any of the Collateral Documents or (ii) the exercise by Administrative Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for filings or recordings contemplated by the Collateral Documents and except as may be required, in connection with the disposition of any Pledged Collateral, by laws generally affecting the offering and sale of securities.

C.                                    Absence of Third-Party Filings.  Except such as may have been filed in favor of Administrative Agent as contemplated by the Collateral Documents and to evidence Liens permitted pursuant to subsection 6.2, (i) no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office and (ii) no effective filing covering all or any part of the IP Collateral is on file in any IP Filing Office.

D.                                    Margin Regulations.  The pledge of the Pledged Collateral pursuant to the Collateral Documents does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

E.                                      Information Regarding Collateral.  All information supplied to Administrative Agent by or on behalf of any Loan Party with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

4.17                        Disclosure.

No representation or warranty of Parent or any of its Subsidiaries contained in the Confidential Information Memorandum, any Loan Document, any Related Agreement, or any other document, certificate or written statement furnished to Lenders, taken as a whole, in each case by or on behalf of Parent or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement contains (as of the date on which such statement is made or is required to be true under subsection 3.2B(i) or any other provision of the Loan Documents) any untrue statement of a material fact or omits to state a material fact (known to Parent or any of its Subsidiaries, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.  Any projections and pro forma information contained in such materials are based upon good faith estimates and assumptions believed by Parent and its Subsidiaries to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.  There are no facts known (or which should upon the reasonable exercise of diligence be known) to Parent and its Subsidiaries (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

4.18                        Acquisition Agreements and Station Agreements.

A.                                    Delivery of Acquisition Agreements and Station Agreements.  Parent has delivered to Lenders complete and correct copies of each Acquisition Agreement and Station Agreement and of all exhibits and schedules thereto.

B.                                    Sellers’ Warranties.  Except to the extent otherwise set forth herein or in the schedules hereto, (i) each of the representations and warranties relating to the Duluth Station and the businesses conducted by it given by the Duluth Sellers to the Duluth Borrowers and its Affiliates in the Duluth Acquisition Agreement is true and correct in all material respects as of the date hereof (or as of any earlier date to which such representation and warranty specifically relates) and will be true and correct in all material respects as of the Closing Date (or as of such earlier date, as the case may be), in each case subject to the qualifications set forth in the schedules to the Duluth Acquisition Agreement, and (ii) each of the representations and warranties relating to the Fort Wayne Station and the businesses conducted by it given by the Fort Wayne Sellers to the Fort Wayne Borrowers and its Affiliates in the Fort Wayne Acquisition Agreement is true and correct in all material respects as of the date hereof (or as of any earlier date to which such representation and warranty specifically relates) and will be true and correct in all material respects as of the Closing Date (or as of such earlier date, as the case may be), in each case subject to the qualifications set forth in the schedules to the Fort Wayne Acquisition Agreement.

C.                                    Warranties of Parent and its Subsidiaries.  Subject to the qualifications set forth therein, each of the representations and warranties given by any Loan Party to any Seller in either of the Acquisition Agreements is true and correct in all material respects as of the date hereof and will be true and correct in all material respects as of the Closing Date.

D.                                    Survival.  Notwithstanding anything in either of the Acquisition Agreements to the contrary, the representations and warranties of Parent and each Borrower set forth in subsections 5.18B and 5.18C shall, solely for purposes of this Agreement, survive the Closing Date for the benefit of Lenders.

4.19                        Foreign Assets Control Regulations, Etc.

Neither the making of the Loans to any Borrower nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.  Without limiting the foregoing, neither Parent nor any of its Subsidiaries or Affiliates (a) is or will become a Person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such Person.  Parent and its Subsidiaries and Affiliates are in compliance, in all material respects, with the USA Patriot Act.

4.20                        FCC Licenses and Approvals.

A.                                    Schedule 4.20 annexed hereto correctly describes each of the television stations and television translators owned, or to be owned, by Parent and its Subsidiaries as of the Closing Date.

B.                                    Schedule 4.20 correctly sets forth all of the FCC Licenses held, or to be held upon consummation of the Acquisitions by the Duluth Licensee and the Fort Wayne Licensee, and correctly sets forth the termination date, if any, of each such FCC License.  Other than the FCC Licenses, none of Parent, its Subsidiaries or their Affiliates hold any attributable or other interests in licenses, authorizations or permits issued by the FCC or any Communications Regulatory Authority.  Each FCC License which is a main station license or a television translator station license was duly and validly issued by the FCC pursuant to procedures which comply with all requirements of applicable law and neither Parent nor its Subsidiaries has any knowledge of the occurrence of any event or the existence of any circumstance which, in the reasonable judgment of Parent or its Subsidiaries, as applicable, is likely to lead to the revocation of any FCC License.  Duluth Licensee and Fort Wayne Licensee each have the right to use all FCC Licenses required for the operation of their respective Stations as presently conducted and as proposed to be conducted immediately following the Closing Date.  Each such FCC License is in full force and effect and does not, to the knowledge of Parent or its Subsidiaries, conflict with the valid rights of others in each case where such failure to be in full force and effect or conflict could have a Material Adverse Effect.

C.                                    Neither Parent nor its Subsidiaries is a party to or has knowledge of any investigation, notice of apparent liability, violation, forfeiture or other order or complaint issued by or before any court or regulatory body, including the FCC, or of any other proceedings (other than proceedings relating to the radio or television industries generally or to resolve the Duluth Application for Review) which could in any manner threaten or adversely affect the validity or continued effectiveness of the FCC Licenses of any such Person or give rise to any order of forfeiture.  Neither Parent nor its Subsidiaries has any reason to believe that the FCC Licenses listed and described in Schedule 4.20, will not be renewed in the ordinary course except to the extent that licenses for television stations may be affected by the conversion to digital television pursuant to the FCC Rules.  Each of Parent and its Subsidiaries has filed in a timely manner all material reports, applications, documents, instruments and information required to be filed by it pursuant to applicable rules and regulations or requests of every regulatory body having jurisdiction over any of its FCC Licenses.

D.                                    None of the facilities used in connection with the television broadcasting operations of Parent and its Subsidiaries (including without limitation, the transmitter and tower sites owned or used by Parent or any of its Subsidiaries) violates in any material respect the provisions of any applicable building codes, fire regulations, building restrictions or other governmental ordinances, orders, or regulations and each such facility is zoned so as to permit the commercial uses intended by the owner or occupier thereof and there are no outstanding variances or special use permits materially affecting any of the facilities or the uses thereof.

E.                                      Each Ownership Report, if any, filed by the Parent and its Subsidiaries with the FCC was true, correct and complete in all material respects as of the date on which it was filed and Parent and its Subsidiaries have filed all Ownership Reports which such Person is required to have filed in accordance with the FCC Rules within the time for filing specified thereunder.

Section 5.                                          AFFIRMATIVE COVENANTS OF PARENT AND BORROWERS

Parent and each of the Borrowers covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than Unasserted Obligations), unless Requisite Lenders shall otherwise give prior written consent, Parent and each of the Borrowers shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1                               Financial Statements and Other Reports.

Parent will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP.  Parent will deliver to Administrative Agent and Lenders:

(i)                     Events of Default, etc.:  promptly upon any officer of Parent or any of its Subsidiaries obtaining knowledge (a) of any condition or event that constitutes an

Event of Default or Potential Event of Default, or becoming aware that any Lender has given any notice (other than to Administrative Agent) or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (b) that any Person has given any notice to Parent or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 7.2, (c) of any condition or event that would be required to be disclosed in a current report filed by Parent or any of its Subsidiaries with the Securities and Exchange Commission on Form 8-K if such Person were required to file such reports under the Exchange Act, or (d) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officer’s Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action such Person has taken, is taking and proposes to take with respect thereto;

(ii)                  Monthly and Quarterly Financials:  as soon as available and in any event within 20 days after the end of each month and within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, (a) the consolidated balance sheet of Parent and its Subsidiaries as at the end of such fiscal period and the related consolidated statements of income and broadcast cash flows of Parent and its Subsidiaries for such fiscal period and for the period from the beginning of the then current Fiscal Year to the end of such fiscal period, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, to the extent prepared for such fiscal period, all in reasonable detail and certified by the chief executive officer of Parent that they fairly present, in all material respects, the financial condition of Parent and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, and (b) for each Fiscal Quarter, a narrative report describing the operations of Parent and its Subsidiaries for such fiscal period;

(iii)               Year-End Financials:  as soon as available and in any event within 90 days after the end of each Fiscal Year, (a) the consolidated balance sheet of Parent and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Parent and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail and certified by the chief executive officer of Parent that they fairly present, in all material respects, the financial condition of Parent and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (b) a narrative report describing the operations of Parent and its Subsidiaries for such Fiscal Year, and (c) a report indicating the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements and (d) in the case of such consolidated financial statements, a report thereon of Ernst & Young LLP or other independent certified public accountants of recognized national standing selected by Parent and satisfactory to Administrative Agent, which report shall be unqualified, shall express no doubts, assumptions or qualifications concerning the ability of Parent and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Parent and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(iv)              Pricing and Compliance Certificates:  together with each delivery of financial statements pursuant to subdivisions (ii) and (iii) above, (a) an Officer’s Certificate of Parent stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Parent and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action such Person has taken, is taking and proposes to take with respect thereto; and (b) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in Section 6;

(v)                 Reconciliation Statements:  if, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in subsection 4.3, the consolidated financial statements of Parent and its Subsidiaries delivered pursuant to subdivisions (ii), (iii) or (xii) of this subsection 5.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then (a) together with the first delivery of financial statements pursuant to subdivision (ii), (iii) or (xii) of this subsection 5.1 following such change, consolidated financial statements of Parent and its Subsidiaries for (x) the current Fiscal Year to the effective date of such change and (y) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (b) together with each delivery of financial statements pursuant to subdivision (ii), (iii) or (xii) of this subsection 5.1 following such change, if required pursuant to subsection 1.2, a written statement of the chief accounting officer or chief executive officer of Parent setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in subsection 6.6) which would have resulted if such financial statements had been prepared without giving effect to such change;

(vi)              Accountants’ Certification:  together with each delivery of consolidated financial statements pursuant to subdivision (iii) above, a written statement by the independent certified public accountants giving the report thereon (which statement may be limited to the extent permitted by accounting rules or guidelines) (a) stating that their audit examination has included a review of the terms of this Agreement and the other Loan Documents as they relate to accounting matters, (b) stating whether, in connection with their audit examination, any condition or event that constitutes an Event of Default or Potential Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default or Potential Event of Default that would not be disclosed in the course of their audit examination, and (c) stating that based on their audit examination nothing has come to their attention that causes them to believe either or both that the information contained in the certificates delivered therewith pursuant to subdivision (iv) above is not correct or that the matters set forth in the Compliance Certificates delivered therewith pursuant to clause (b) of subdivision (iv) above for the applicable Fiscal Year are not stated in accordance with the terms of this Agreement;

(vii)           Accountants’ Reports:  promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all reports submitted to Parent by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of Parent and its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their annual audit;

(viii)        SEC Filings and Press Releases:  promptly upon their becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by Parent to its security holders or by any Subsidiary of Parent to its security holders other than Parent or another Subsidiary of Parent, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Parent or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (c) all press releases and other statements made available generally by Parent or any of its Subsidiaries to the public concerning material developments in the business of Parent or any of its Subsidiaries;

(ix)                Litigation or Other Proceedings:  (a) promptly upon any Officer of Parent or any of its Subsidiaries obtaining knowledge of (1) the institution of, or non-frivolous threat of, any Proceeding against or affecting Parent or any of its Subsidiaries or any property of Parent or any of its Subsidiaries not previously disclosed in writing by such Person to Lenders or (2) any material development in any Proceeding that, in any case:

(x)                                   if adversely determined, has a reasonable possibility of giving rise to a Material Adverse Effect; or

(y)                                 seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

written notice thereof together with such other information as may be reasonably available to Parent or any of its Subsidiaries to enable Lenders and their counsel to evaluate such matters; and (b) within twenty-five days after the end of each Fiscal Quarter, a schedule of all Proceedings involving an alleged liability of, or claims against or affecting, Parent or any of its Subsidiaries equal to or greater than $500,000, and promptly after request by Administrative Agent such other information as may be reasonably requested by Administrative Agent to enable Administrative Agent and its counsel to evaluate any of such Proceedings;

(x)                   ERISA Events:  promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Parent, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(xi)                ERISA Notices:  with reasonable promptness, copies of (a) all notices received by Parent, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (b) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(xii)             Financial Plans:  as soon as practicable and in any event no later than 30 days before the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year and the next two succeeding Fiscal Years (the “Financial Plan” for such Fiscal Years), including (a) a forecasted consolidated balance sheet and forecasted consolidated statements of income and broadcast cash flows of Parent and its Subsidiaries for each such Fiscal Year, together with a pro forma Compliance Certificates for each such Fiscal Year and an explanation of the assumptions on which such forecasts are based, (b) a forecasted consolidated balance sheet and forecasted consolidated statements of income and broadcast cash flows of Parent and its Subsidiaries for each month of the first such Fiscal Year and for each quarter of the second such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, (c) the amount of forecasted unallocated overhead for each such Fiscal Year, and (d) such other information and projections as any Lender may reasonably request;

(xiii)          Insurance:  as soon as practicable after (a) any material change in insurance coverage maintained by Parent and its Subsidiaries or (b) the occurrence of any material losses or claims, notice thereof to Administrative Agent specifying the changes and reasons therefor, or describing in reasonable detail such losses and claims;

(xiv)         Governing Body:  with reasonable promptness, written notice of any change in the Governing Body of Parent or any Borrower;

(xv)            Changes in Form or Domicile:  promptly upon any Person changing its organizational form or domicile in a manner permitted by subsection 7.7, a written notice setting forth with respect to such Person (a) the date on which such change occurred and (b) all of the data required to be set forth in Schedule 4.1 annexed hereto with respect to all Subsidiaries of Parent (it being understood that such written notice shall be deemed to supplement Schedule 4.1 annexed hereto for all purposes of this Agreement);

(xvi)         Copies of Notices.  promptly after the delivery to or by Parent or any of its Subsidiaries of any of the following, copies of all notices and reports delivered in connection with the Indenture or any material Indebtedness of Parent or any of its Subsidiaries;

(xvii)      Good Standing Certificates:  together with each delivery of financial statements pursuant to subdivisions (ii) and (iii) above, upon request by Administrative Agent, good standing certificates as to each Loan Party from its jurisdiction of organization;

(xviii)   FCC Licenses, etc.:  promptly upon receipt of notice of (a) any forfeiture, non-renewal, cancellation, termination, revocation, suspension, impairment or material modification of any FCC License held by Parent or any of its Subsidiaries, or any notice of default or forfeiture with respect to any such FCC License or (b) any refusal by any governmental agency or authority (including, without limitation, the FCC) to renew or extend any such FCC License, an Officers’ Certificate specifying the nature of such event, the period of existence thereof, and what action Parent and its Subsidiaries are taking or propose to take with respect thereto;

(xix)           Tranche A Letter of Credit:  (a) immediately, if at any time the issuer thereof shall cease to be an Acceptable Letter of Credit Issuer or shall be designated by any applicable rating agency as being on credit watch with negative implications, notice of such occurrence, (b) not more than 90 days nor less than 60 days before the scheduled expiration date of the Tranche A Letter of Credit, notice of the scheduled expiration thereof together with a copy of a written commitment for a replacement, renewal or extension of the existing Tranche A Letter of Credit, and (c) deliver to Tranche A Paying Agent a replacement, renewal or extension of an expiring Tranche A Letter of Credit at least 30 days prior to the scheduled expiration date.

(xx)              Other Information:  with reasonable promptness, such other information and data with respect to Parent or any of its Subsidiaries (including, without limitation, monthly consolidated statements of income (or loss) of Parent and its Subsidiaries) as from time to time may be reasonably requested by any Lender.

5.2                               Existence, etc.

Except as permitted under subsection 6.7, Parent will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence in the jurisdiction of organization specified on Schedule 4.1 and all rights and franchises material to its business; provided, however that neither Parent nor any of its Subsidiaries shall be required to preserve any such right or franchise if the Governing Body of Parent or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of Parent or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to Parent, such Subsidiary or Lenders.

5.3                               Payment of Taxes and Claims; Tax.

A.                                    Parent will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such tax, assessment, charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (ii) in the case of a tax, assessment, charge or claim which has or may become a Lien against any of the Collateral, such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim.

B.                                    Parent will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Parent or any of its Subsidiaries).

5.4                               Maintenance of Properties; Insurance; Application of Net Insurance/ Condemnation Proceeds.

A.                                    Maintenance of Properties.  Parent will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Parent and its Subsidiaries (including all material Intellectual Property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

B.                                    Insurance.  Parent will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Parent and its Subsidiaries as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry.  Without limiting the generality of the foregoing, Parent will maintain or cause to be maintained (i) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, (ii) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times satisfactory to Administrative Agent in its commercially reasonable judgment and (iii) business interruption insurance, in such amounts, with such deductibles, as are at all times satisfactory to Administrative Agent in its commercially reasonable judgment.  Each policy of liability insurance shall name Administrative Agent for the benefit of Lenders as an additional insured thereunder as its interests may appear, and each policy of property insurance or business interruption insurance shall contain a lender’s loss payable clause or endorsement that names Administrative Agent for the benefit of Lenders as the loss payee thereunder for any covered loss and provides for at least 10 days prior written notice to Administrative Agent of cancellation for nonpayment of premium, 30 days prior written notice to Administrative Agent of cancellation for any other reason, and 10 days prior written notice to Administrative Agent of election not to renew.  In addition, Parent shall give prompt written notice to Administrative Agent of any changes to the policies of insurance described in the preceding sentence.

C.                                    Application of Net Insurance/Condemnation Proceeds.

(i)                     Business Interruption Insurance.  Upon receipt by Parent or any of its Subsidiaries of any business interruption insurance proceeds constituting Net Insurance/Condemnation Proceeds, (a) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, Parent or such Subsidiary may retain and apply such Net Insurance/Condemnation Proceeds for working capital purposes, and (b) if an Event of Default or Potential Event of Default shall have occurred and be continuing, Borrowers shall apply an amount equal to such Net Insurance/Condemnation Proceeds first to the payment of the Consolidated Station Expenses then due, and then to prepay the Loans (and/or the Revolving Loan Commitment Amount shall be reduced) as provided in subsections 2.4B and 2.4D.

(ii)                  Other Application of Net Insurance/Condemnation Proceeds. Upon receipt by Parent or any of its Subsidiaries or by Administrative Agent as loss payee of any Net Insurance/Condemnation Proceeds other than from business interruption insurance:

(a)                                  if the aggregate amount of Net Insurance/Condemnation Proceeds received and reasonably expected to be received by Administrative Agent in respect to any covered loss does not exceed $1,000,000, so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, Administrative Agent, if it received such Net Insurance/Condemnation Proceeds, shall deliver them to Parent, and Parent shall, or shall cause one or more of its Subsidiaries to, promptly and diligently apply any such Net Insurance/Condemnation Proceeds to pay or reimburse the costs of repairing, restoring or replacing the assets in respect of which such Net Insurance/Condemnation Proceeds were received or, to the extent not so applied, to prepay the Loans (and/or the Revolving Loan Commitment Amount shall be reduced) as provided in subsection 2.4B;

(b)                                 if the aggregate amount of Net Insurance/Condemnation Proceeds received (and reasonably expected to be received) exceeds $1,000,000, so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, Administrative Agent, if it received such Net Insurance/Condemnation Proceeds, shall hold such Net Insurance/Condemnation Proceeds, and Parent shall deliver any such Net Insurance/Condemnation Proceeds that it or one or more of its Subsidiaries received to Administrative Agent to be held, in a Collateral Account pursuant to the terms of the Security Agreement and, so long as Parent or any of its Subsidiaries proceeds diligently to repair, restore or replace the assets of Parent or such Subsidiary in respect of which such Net Insurance/Condemnation Proceeds were received, Administrative Agent shall from time to time disburse to Parent or such Subsidiary from the Collateral Account, to the extent of any such Net Insurance/Condemnation Proceeds remaining therein in respect of the applicable covered loss, amounts necessary to pay the cost of such repair, restoration or replacement after the receipt by Administrative Agent of invoices or other documentation reasonably satisfactory to Administrative Agent relating to the amount of costs so incurred and the work performed (including, if required by Administrative Agent, lien releases and architects’ certificates); and

(c)                                  if at any time (1) an Event of Default or Potential Event of Default shall have occurred and be continuing or (2) Administrative Agent reasonably determines (A) that Parent or such Subsidiary is not proceeding diligently with such repair, restoration or replacement, (B) that such repair, restoration or replacement cannot be completed with the Net Insurance/Condemnation Proceeds, together with funds otherwise available to Parent or such Subsidiary for such purpose, or (C) that such repair, restoration or replacement cannot be completed within 365 days after the receipt by Parent or such Subsidiary and/or Administrative Agent of such Net Insurance/Condemnation Proceeds, Administrative Agent, if it holds such Net Insurance/Condemnation Proceeds, is hereby authorized by Parent and its Subsidiaries to, and Parent, if it or one of its Subsidiaries holds such Net Insurance/Condemnation Proceeds, shall, apply such Net Insurance/Condemnation Proceeds to prepay the Loans (and/or the Revolving Loan Commitment Amount shall be reduced) as provided in subsection 2.4B and subsection 2.4D.

5.5                               Inspection Rights; Lender Meeting; Stick Value Appraisal.

A.                                    Inspection Rights.  Parent shall, and shall cause each of its Subsidiaries to, permit the appraiser referred to in subsection 5.5C and any authorized representatives designated by any Lender to visit and inspect any of the properties of Parent or of any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Parent or such Subsidiary may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours no more frequently than once in each twelve-month period or at any time or from time to time following the occurrence and during the continuation of an Event of Default.  If such financial review is conducted by persons employed by Administrative Agent, Borrowers shall pay a fee of $850 per day, per analyst, in connection with each such financial review, in addition to out-of-pocket expenses as set forth in subsection 10.2.

B.                                    Lender Meeting.  Parent and each of its Subsidiaries will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at the principal offices of Parent (or at such other location as may be agreed to by Parent and Administrative Agent) at such time as may be agreed to by and Administrative Agent.

C.                                    Stick Value Appraisal.  Parent shall, and shall cause its Subsidiaries to, permit an independent valuation appraiser of national standing selected by Administrative Agent to conduct a stick valuation of each Station using methodology consistent with that used in the initial valuation conducted prior to the Closing Date in connection with the Acquisitions, whereby the appraiser will assess the fair market value of the FCC Licenses associated with such Station and the equipment owned by Parent and its Subsidiaries and used in the operation of the such Station, in each case, on a stand-alone basis (without taking into account the value of any associated business operations other than the applicable network affiliation agreements), to a purchaser that is qualified to hold such FCC Licenses and operate such Station in a manner that complies with FCC Rules, once in any twelve-month period or as frequently as requested by Administrative Agent following the occurrence and during the continuation of an Event of Default, and shall cooperate with such appraiser as needed or reasonably requested to facilitate the conduct of such valuation.

5.6                               Compliance with Laws; Compliance with Indenture; Maintenance of FCC Licenses.

Parent shall comply, and shall cause each of its Subsidiaries and all other Persons on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Government Authority (including without limitation the Communications Act and all Environmental Laws), noncompliance with which could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.  Each Borrower will at all times perform and observe all of the terms, covenants and agreements of the Indenture that are applicable to such Borrower.  Parent shall obtain and maintain, and cause each of its Subsidiaries to obtain and maintain in full force and effect, all licenses, permits, franchises or other Governmental Authorizations and approvals (including all Environmental Laws) necessary to own, acquire or dispose of their respective properties, to conduct their respective businesses or to comply with construction, operating and reporting requirements of the FCC or any other Communications Regulatory Authority, the violation of which or the failure to obtain or maintain which is reasonably likely to have a Material Adverse Effect.  Parent shall obtain and maintain, and cause each of its Subsidiaries to obtain and maintain in full force and effect, each of the FCC Licenses that is a main station license or a television license.

5.7                               Environmental Matters.

A.                                    Environmental Disclosure.  Parent will deliver to Administrative Agent and Lenders:

(i)                     Phase I Reports.  Within 30 days of the Closing Date, a Phase I environmental assessment for each of the Facilities which (a) conforms to the ASTM Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process, E 1527, and (b) was conducted or updated on or after the Closing Date by one or more environmental consulting firms reasonably satisfactory to Administrative Agent;

(ii)                  Environmental Audits and Reports.  As soon as practicable following receipt thereof, copies of all other environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Parent or any of its Subsidiaries or by independent consultants, Government Authorities or any other Persons, with respect to significant environmental matters at any Facility;

(iii)               Notice of Certain Releases, Remedial Actions, Etc.  Promptly upon the occurrence thereof, written notice describing in reasonable detail (a) any Release required to be reported to any Government Authority under any applicable Environmental Laws, (b) any remedial action taken by Parent, its Subsidiaries or any other Person in response to (1) any Hazardous Materials Activities the existence of which could reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (2) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and (c) Parent’s or such Subsidiary’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iv)              Written Communications Regarding Environmental Claims, Releases, Etc.  As soon as practicable following the sending or receipt thereof by Parent or any of its Subsidiaries, a copy of any and all written communications with respect to (a) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, (b) any Release required to be reported to any Government Authority, and (c) any request for information from any Government Authority that suggests such Government Authority is investigating whether Parent or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity; and

(v)                 Notice of Certain Proposed Actions Having Environmental Impact.  Prompt written notice describing in reasonable detail (a) any proposed acquisition of stock, assets, or property by Parent or any of its Subsidiaries that could reasonably be expected to (1) expose Parent or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect or (2) affect the ability of Parent or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (b) any proposed action to be taken by Parent or any of its Subsidiaries to commence manufacturing or other industrial operations or to modify current operations in a manner that could reasonably be expected to subject Parent or any of its Subsidiaries to any additional obligations or requirements under any Environmental Laws.

B.                                    Actions Regarding Hazardous Materials Activities, Environmental Claims and Violations of Environmental Laws.

(i)                     Remedial Actions Relating to Hazardous Materials Activities.  Parent and each of its Subsidiaries shall, in compliance in all material respects with all applicable Environmental Laws, promptly undertake, and shall cause each of its Subsidiaries promptly to undertake, any and all investigations, studies, sampling, testing, abatement, cleanup, removal, remediation or other response actions necessary to remove, remediate, clean up or abate any Hazardous Materials Activity on, under or about any Facility that is in violation of any Environmental Laws or that presents a material risk of giving rise to an Environmental Claim.

(ii)                                  Actions with Respect to Environmental Claims and Violations of Environmental Laws.  Parent shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by Parent or its Subsidiaries and (ii) make an appropriate response to any Environmental Claim against Parent or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder.

5.8                               Matters Relating to Additional Real Property Collateral.

Within 30 days after the Closing Date, each Loan Party shall use commercially reasonable efforts to deliver fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the interest of such Loan Party in all Leasehold Properties existing as of the Closing Date, together with such other documents reasonably required by Administrative Agent in connection therewith.  From and after the Closing Date, in the event that Parent or any other Loan Party acquires any fee interest in real property or any Leasehold Property, in either case excluding any such Real Property Asset the encumbrancing of which requires the consent of any applicable lessor or then-existing senior lienholder, where Parent and its Subsidiaries have attempted in good faith, but are unable, to obtain such lessor’s or senior lienholder’s consent (any such non-excluded Real Property Asset described in the foregoing clause being an “Additional Mortgaged Property”), if requested by Administrative Agent, Parent or such other Loan Party shall deliver to Administrative Agent, as soon as practicable after such Person acquires such Additional Mortgaged Property, a fully executed and notarized Mortgage (an “Additional Mortgage”), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the interest of such Loan Party in such Additional Mortgaged Property; and such opinions, appraisal, documents, title insurance, environmental reports that would have been delivered on the Closing Date if such Additional Mortgaged Property were a Closing Date Mortgaged Property or that may be reasonably required by Administrative Agent.

5.9                               Deposit Accounts and Cash Management Systems.

Parent shall, and shall cause each of its Subsidiaries to, use and maintain its Deposit Accounts and cash management systems in a manner reasonably satisfactory to Administrative Agent.  Within 60 days after the Closing Date, Parent and its Subsidiaries shall have (i) executed and delivered to Administrative Agent Control Agreements, and (ii) taken all other steps necessary or, in the opinion of Administrative Agent, desirable to ensure that Administrative Agent has a perfected security interest in each Deposit Account; provided that, if Parent or such Subsidiary is unable to obtain a Control Agreement from the financial institution at which a Deposit Account is maintained, Parent shall, or shall cause such Subsidiary to, transfer all amounts in the applicable account to an account maintained at a financial institution for which Parent or such Subsidiary has obtained a Control Agreement.

5.10                        Sale of Stations Following Decrease in Stick Value.

If at any time the Consolidated Loan to Stick Value Ratio is equal to or greater than 70% on the last day of each of three or more consecutive Fiscal Quarters, Administrative Agent at the request of Lenders holding more than 50% of the aggregate Revolving Loan Exposure and Tranche B Term Loan Exposure shall deliver a notice to the Parent, directing one or more of the Borrowers to sell the Station(s) belonging to such Borrower or Borrowers.  Upon receipt of such notice, Parent shall cause the Borrower or Borrowers specified in such notice to enter into a definitive agreement to sell such Station(s) within 120 days after receipt of such notice (or within such longer period as may be agreed in writing by Administrative Agent and Requisite Lenders).  For the avoidance of doubt, all sales required under this subsection 5.10 shall constitute Asset Sales.

5.11                        Minimum Cash Balance.

From and after the Closing Date, Parent and its Subsidiaries shall at all times have Cash in an aggregate amount owned by Parent and its Subsidiaries of not less than $250,000 plus the aggregate amount of all Capital Expenditure Reserves held pursuant to clause (ii) of subsection 5.12 (which reserve amount shall be net of the aggregate amount of all Consolidated Capital Expenditures paid in Cash).

5.12                        Capital Expenditure Reserve.

From and after the Closing Date, Parent and its Subsidiaries shall establish in each calendar month Capital Expenditure Reserves in accordance with the definition thereof; provided that (i) not less than 50% of the amount so reserved in any month shall be applied to prepay outstanding Revolving Loans, and (ii) the remainder of such Capital Expenditure Reserves shall be held or received and held by the Borrowers pursuant to subsection 5.4(c)(ii)A at all times in Deposit Accounts that are subject to Control Agreements in favor of Administrative Agent and shall not be applied to any purpose other than expenditures that would be included in conformity with GAAP as additions to property, plant or equipment or comparable items in the financial statements of Parent and its Subsidiaries.  All Consolidated Capital Expenditures permitted to be made pursuant to the terms of this Agreement shall be paid first from accumulated Capital Expenditure Reserves, to the full extent thereof, and then may be paid from Cash of the Parent or its Subsidiaries.

Section 6.                                          NEGATIVE COVENANTS OF PARENT AND EACH BORROWER

Parent and each Borrower covenant and agree that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than Unasserted Obligations), unless Requisite Lenders shall otherwise give prior written consent, Parent and each Borrower shall perform, and shall cause each of their respective Subsidiaries to perform, all covenants in this Section 6.  Notwithstanding anything to the contrary in this Section 6, no Borrower shall, except to the extent that it would be permitted under the terms of the Indenture, directly or indirectly: (i) create, incur, assume or otherwise become liable with respect to any Indebtedness, (ii) create incur, assume or permit to exist any Lien on or with respect to any of its property, (iii) make or own any Investment in any Person, (iv) create or become liable with respect to any Contingent Obligation, (v) declare, order,  pay, make or set aside any sum for any Restricted Payment or (vi) enter into any transaction with an Affiliate.

6.1                               Indebtedness.

Parent shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(i)                     Parent and each Borrower may become and remain liable with respect to the Obligations, including Deferred Interest;

(ii)                  Parent and the Station Borrowers may become and remain liable with respect to Indebtedness secured by Liens permitted under subsection 6.2(iv);

(iii)               Parent and the Station Borrowers may become and remain liable with respect to Contingent Obligations permitted by subsection 6.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

(iv)              Parent and the Station Borrowers may become and remain liable with respect to Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two Business Days of incurrence;

(v)                 Parent and the Station Borrowers may become and remain liable in respect of deferred payments in connection with programming agreements;

(vi)              Parent and its Subsidiaries may become and remain liable in respect of Indebtedness to refinance the Tranche A Term Loans if (a) the Tranche A Term Loans are repaid from a draw on the Tranche A Letter of Credit pursuant to the conditions set forth in clauses (ii), (iii) or (iv) of the definition of Draw Conditions, (b) such Indebtedness is not secured by any of the assets of the Loan Parties, bears interest at a rate that is not higher than the interest rate applicable to the Tranche A Term Loans at the time of such repayment, has a maturity date not earlier than the Tranche B Maturity Date and the Revolving Loan Commitment Termination Date, and contains only such covenants and events of default that are less restrictive than those provided in this Agreement, (c) such Indebtedness is backed by a letter of credit or other credit support that is at least as protective of the Loan Parties as the Tranche A Letter of Credit is in respect of the Tranche A Term Loans hereunder or is otherwise acceptable to Requisite Lenders, and (d) the proceeds of all such Indebtedness are applied to repay all reimbursement obligations owing to the account party for the Tranche A Letter of Credit; and

(vii)           Parent and its Subsidiaries may become and remain liable with respect to additional Indebtedness in an aggregate principal amount not to exceed $500,000.

6.2                               Liens and Related Matters.

A.                                    Prohibition on Liens.  Parent shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Parent or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC or under any similar recording or notice statute, except:

(i)                     Liens granted pursuant to the Collateral Documents;

(ii)                  Permitted Encumbrances;

(iii)               existing Liens described in Schedule 6.2 annexed hereto; and

(iv)              Liens on any asset existing at the time of acquisition of such asset by Parent or any of the Station Borrowers, or Liens to secure the payment of all or any part of the purchase price of an asset upon the acquisition of such asset by Parent or any of the Station Borrowers or to secure any Indebtedness permitted hereby incurred by Parent or any of the Station Borrowers at the time of or within ninety days after the acquisition of such asset, which Indebtedness is incurred for the purpose of financing all or any part of the purchase price thereof; provided, however, that the Lien shall apply only to the asset so acquired and proceeds thereof; and provided further, that all such Liens do not in the aggregate secure Indebtedness in excess of $250,000 at any time.

For the avoidance of doubt, each of the Loan Parties is hereby prohibited from providing Liens to secure the Indebtedness of Granite under the Indenture or for any other Indebtedness of Granite and its Subsidiaries.

B.                                    Equitable Lien in Favor of Lenders.  If Parent or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens excepted by the provisions of subsection 6.2A, it shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided that, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not permitted by the provisions of subsection 6.2A.

C.                                    No Further Negative Pledges.  Neither Parent nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired; provided that, Parent and the Station Borrowers may enter into (i) an agreement prohibiting only the creation of Liens securing subordinated indebtedness, (ii) any agreement evidencing Indebtedness secured by Liens permitted by subsection 6.2A(ii), as to the assets securing such Indebtedness, (iii) any agreement evidencing an asset sale, as to the assets being sold, and (iv) customary non-assignment provisions of any contract or any lease governing a leasehold interest as set forth in the Granite Guaranty.

D.                                    No Restrictions on Subsidiary Distributions to Parent or Subsidiaries.  Parent will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Parent or any other Subsidiary of Parent, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Parent or any other Subsidiary of Parent, (iii) make loans or advances to Parent or any other Subsidiary of Parent, or (iv) transfer any of its property or assets to Parent or any other Subsidiary of Parent, except that Parent and the Station Borrowers may engage in the foregoing actions (a) as provided in this Agreement or the Indenture and (b), as to transfers of assets, as may be provided in an agreement with respect to a sale of such assets.

6.3                               Investments; Acquisitions.

Parent shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, or acquire, by purchase or otherwise, all or substantially all the business, property or fixed assets of, or Capital Stock of any Person, or any division or line of business of any Person except:

(i)                     subject to subsection 6.11A, Parent and the Station Borrowers may make and own Investments in Cash;

(ii)                  (a) the Acquisitions may occur on the Closing Date in accordance with the terms and conditions of the Acquisition Agreements; and (b) Parent and the Station

Borrowers may continue to own the equity Investments in any Subsidiaries of Parent owned by them as of the Closing Date and described in Schedule 4.1 annexed hereto (as in effect on the Closing Date);

(iii)               Parent and the Station Borrowers may make Consolidated Capital Expenditures permitted by subsection 6.8, to the extent permitted by the Indenture;

(iv)              Parent and the Station Borrowers may make advances to employees, directors and officers of the Parent and the Station Borrowers in the ordinary course of business for bona fide business purposes, including, without limitation, advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business, not in excess of $25,000 at any one time outstanding after the Closing Date;

(v)                 Parent and the Station Borrowers may make Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers or upon the foreclosure, perfection or enforcement of any Lien in favor of the Parent or any of the Station Borrowers;

(vi)              Parent and the Station Borrowers may make Investments in prepayment of taxes and insurance prepayments made in the ordinary course of business; and

(vii)           Parent and the Station Borrowers may make and own additional Investments in an aggregate amount not to exceed at any time $250,000 to the extent permitted by the Indenture.

6.4                               Contingent Obligations.

Parent shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

(i)                     Parent and the Station Borrowers may become and remain liable with respect to additional Contingent Obligations under Hedge Agreements, not entered into for speculative purposes, with respect to Indebtedness in respect of the Obligations hereunder in an aggregate notional principal amount not to exceed at any time $25,000,000; and

(ii)                  Parent and the Station Borrowers may become and remain liable with respect to additional Contingent Obligations; provided that the maximum aggregate liability, contingent or otherwise, of Parent and the Station Borrowers in respect of all Contingent Obligations permitted under this clause (ii) shall at no time exceed $250,000.

For the avoidance of doubt, each of the Loan Parties is hereby prohibited from providing a guaranty for the Indebtedness of Granite under the Indenture or for any other Indebtedness of Granite and its Subsidiaries.

6.5                               Restricted Junior Payments.

Parent shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided that, the Station Borrowers may make Restricted Junior Payments to Parent as contemplated under the Duluth Management Services Agreement and the Fort Wayne Management Services Agreement.

6.6                               Financial Covenants.

A.                                    Minimum Interest Coverage Ratio.  Parent shall not permit the ratio of (i) Consolidated Available Cash Flow to (ii) Consolidated Interest Expense for any four-Fiscal Quarter period ending during any of the periods set forth below to be less than the correlative ratio indicated; provided that for purposes of calculating such ratio prior to the end of the first Fiscal Quarter of Fiscal Year 2006, Consolidated Available Cash Flow and Consolidated Interest Expense shall be Annualized:

Period	Minimum Interest Coverage Ratio
Second Fiscal Quarter, Fiscal Year 2005	2.00:1.00
Third Fiscal Quarter, Fiscal Year 2005	2.00:1.00
Fourth Fiscal Quarter, Fiscal Year 2005	2.00:1.00
First Fiscal Quarter, Fiscal Year 2006	2.00:1.00
Second Fiscal Quarter, Fiscal Year 2006	2.10:1.00
Third Fiscal Quarter, Fiscal Year 2006	2.25:1.00
Fourth Fiscal Quarter, Fiscal Year 2006	2.25:1.00
First Fiscal Quarter, Fiscal Year 2007	2.25:1.00
Second Fiscal Quarter, Fiscal Year 2007	2.25:1.00
Third Fiscal Quarter, Fiscal Year 2007	2.25:1.00
Fourth Fiscal Quarter, Fiscal Year 2007	2.50:1.00
First Fiscal Quarter, Fiscal Year 2008	2.60:1.00
Second Fiscal Quarter, Fiscal Year 2008	2.75:1.00
Third Fiscal Quarter, Fiscal Year 2008	2.85:1.00
Fourth Fiscal Quarter, Fiscal Year 2008	3.00:1.00
First Fiscal Quarter, Fiscal Year 2009 and thereafter	3.20:1.00

B.                                    Minimum Consolidated Available Cash Flow.  Parent shall not permit Consolidated Available Cash Flow for any four-Fiscal Quarter period ending during any of the periods set forth below to be less than the correlative amount indicated; provided that prior to the end of the first Fiscal Quarter of Fiscal Year 2006, Consolidated Available Cash Flow shall be Annualized:

Period	Minimum Consolidated Available Cash Flow
Second Fiscal Quarter, Fiscal Year 2005	$9,700,000
Third Fiscal Quarter, Fiscal Year 2005	$9,100,000
Fourth Fiscal Quarter, Fiscal Year 2005	$9,400,000
First Fiscal Quarter, Fiscal Year 2006	$9,400,000
Second Fiscal Quarter, Fiscal Year 2006	$9,800,000
Third Fiscal Quarter, Fiscal Year 2006	$10,100,000
Fourth Fiscal Quarter, Fiscal Year 2006	$10,600,000
First Fiscal Quarter, Fiscal Year 2007	$10,600,000
Second Fiscal Quarter, Fiscal Year 2007	$10,600,000
Third Fiscal Quarter, Fiscal Year 2007	$10,600,000
Fourth Fiscal Quarter, Fiscal Year 2007	$10,600,000
First Fiscal Quarter, Fiscal Year 2008	$11,000,000
Second Fiscal Quarter, Fiscal Year 2008	$11,400,000
Third Fiscal Quarter, Fiscal Year 2008	$11,800,000
Fourth Fiscal Quarter, Fiscal Year 2008	$12,250,000
First Fiscal Quarter, Fiscal Year 2009 and thereafter	$11,750,000

C.                                    Maximum Net Leverage Ratio.  Parent shall not permit the Consolidated Net Leverage Ratio as of the last day of the most recently ended Fiscal Quarter ending during any of the periods set forth below to exceed the correlative ratio indicated; provided that for purposes of calculating such ratio prior to the end of the first Fiscal Quarter of Fiscal Year 2006, Consolidated Available Cash Flow shall be Annualized:

Period	Maximum Net Leverage Ratio
Second Fiscal Quarter, Fiscal Year 2005	3.15:1.00
Third Fiscal Quarter, Fiscal Year 2005	3.40:1.00
Fourth Fiscal Quarter, Fiscal Year 2005	3.30:1.00
First Fiscal Quarter, Fiscal Year 2006	3.30:1.00
Second Fiscal Quarter, Fiscal Year 2006	3.15:1.00
Third Fiscal Quarter, Fiscal Year 2006	3.00:1.00
Fourth Fiscal Quarter, Fiscal Year 2006	2.90:1.00
First Fiscal Quarter, Fiscal Year 2007	2.85:1.00
Second Fiscal Quarter, Fiscal Year 2007	2.85:1.00
Third Fiscal Quarter, Fiscal Year 2007	2.85:1.00
Fourth Fiscal Quarter, Fiscal Year 2007	2.80:1.00
First Fiscal Quarter, Fiscal Year 2008	2.65:1.00
Second Fiscal Quarter, Fiscal Year 2008	2.50:1.00
Third Fiscal Quarter, Fiscal Year 2008	2.40:1.00
Fourth Fiscal Quarter, Fiscal Year 2008	2.30:1.00
First Fiscal Quarter, Fiscal Year 2009 and thereafter	2.20:1.00

D.                                    Minimum Consolidated Net Revenue.  Parent shall not permit Consolidated Net Revenue for any period set forth below to be less than the correlative amount indicated; provided that prior to the end of the first Fiscal Quarter of Fiscal Year 2006, Consolidated Net Revenue shall be Annualized:

Period	Minimum Consolidated Net Revenue
Second Fiscal Quarter, Fiscal Year 2005	$11,200,000
Third Fiscal Quarter, Fiscal Year 2005	$10,600,000
Fourth Fiscal Quarter, Fiscal Year 2005	$10,900,000
First Fiscal Quarter, Fiscal Year 2006	$10,900,000
Second Fiscal Quarter, Fiscal Year 2006	$11,300,000
Third Fiscal Quarter, Fiscal Year 2006	$11,750,000
Fourth Fiscal Quarter, Fiscal Year 2006	$12,200,000
First Fiscal Quarter, Fiscal Year 2007	$12,200,000
Second Fiscal Quarter, Fiscal Year 2007	$12,200,000
Third Fiscal Quarter, Fiscal Year 2007	$12,200,000
Fourth Fiscal Quarter, Fiscal Year 2007	$12,200,000
First Fiscal Quarter, Fiscal Year 2008	$12,600,000
Second Fiscal Quarter, Fiscal Year 2008	$13,000,000
Third Fiscal Quarter, Fiscal Year 2008	$13,400,000
Fourth Fiscal Quarter, Fiscal Year 2008	$13,900,000
First Fiscal Quarter, Fiscal Year 2009 and thereafter	$13,300,000

6.7                               Restriction on Fundamental Changes; Asset Sales.

Parent shall not, and shall not permit any of its Subsidiaries to, alter the corporate, capital or legal structure of Parent or any of its Subsidiaries, form, create or acquire any new Subsidiary after the date of this Agreement, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets (including its notes or receivables and Capital Stock of a Subsidiary, whether newly issued or outstanding), whether now owned or hereafter acquired, except:

(i)                     Parent and the Station Borrowers may sell or otherwise dispose of assets in transactions that do not constitute Asset Sales; provided that the consideration received for such assets shall be in an amount at least equal to the fair market value thereof;

(ii)                  Parent and the Station Borrowers may dispose of obsolete, worn out or surplus property in the ordinary course of business;

(iii)               Parent and the Station Borrowers may make Asset Sales required under subsection 5.11,; provided that (a) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof; (b) the sole consideration received shall be cash (except for any assumption of liabilities by the purchaser of such assets; provided the aggregate value of all such non-cash consideration does not exceed 10% of the total consideration received in such Asset Sale); (c) no Potential Event of Default or Event of Default shall have occurred or be continuing at the time such Asset Sale occurs or after giving effect thereto (except in the case of Asset Sales required under subsection 5.11); and (d) the proceeds of such Asset Sales shall be applied as required by subsection 2.4B(iii)(a) or subsection 2.4D; and

(iv)              the Acquisitions may occur on the Closing Date in accordance with the terms and conditions of the Acquisition Agreements.

6.8                               Consolidated Capital Expenditures.

Parent shall not (i) permit the Duluth Licensee or Fort Wayne Licensee to make or incur any Consolidated Capital Expenditures, and (ii) make or incur, and shall not permit the Station Borrowers to make or incur, Consolidated Capital Expenditures in any Fiscal Year indicated below in an aggregate amount in excess of the corresponding amount set forth below opposite such Fiscal Year (the “Maximum Consolidated Capital Expenditures Amount”); provided that the Maximum Consolidated Capital Expenditures Amount for any Fiscal Year, if the Maximum Consolidated Capital Expenditures Amount for the previous Fiscal Year exceeds the actual amount of Consolidated Capital Expenditures for such previous Fiscal Year (without including any Consolidated Capital Expenditures made pursuant to this proviso) (the amount of such excess being the “Carryover Amount”), then the Station Borrowers may make or incur additional Consolidated Capital Expenditures on or before June 30 of such year, in an amount not to exceed the Carryover Amount:

Fiscal Year	Maximum Consolidated Capital Expenditures

2005	$2,000,000

2006	$1,500,000

2007	$250,000

2008	$250,000

2009	$250,000

; provided further that, in addition to the amounts set forth above, Station Borrowers may make and incur other Consolidated Capital Expenditures not paid in cash but for which the consideration is in the form of a “trade” or “barter” for advertising time, but only to the extent that the aggregate cumulative fair market value of such consideration does not exceed $25,000 in any Fiscal Year for each Station Borrower.

6.9                               Transactions with Shareholders and Affiliates.

Parent shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service, and including, without limitation, any transaction otherwise permitted under subsection 6.1, 6.3, or any other provision of this Agreement) with any holder of 5% or more of any class of equity Securities of Parent or with any Affiliate of Parent or of any such holder or with Granite or any holder of 5% or more of any class of equity Securities of Granite, (A) in the case of any agreement or arrangement pursuant to which any Loan Party is obligated to pay any amounts to Granite or any of its Affiliates, without the prior written consent of Administrative Agent and Requisite Lenders, and (B) in all other cases, on terms that are less favorable to Parent or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided that the foregoing restriction shall not apply to:

(i)                     payments under the Duluth Management Services Agreement and the Fort Wayne Management Services Agreement;

(ii)                  any transaction between Parent and the Station Borrowers,

(iii)               reasonable and customary fees paid to members of the Governing Bodies of Parent and its Subsidiaries, and

(iv)              so long as no Event of Default or Potential Event of Default shall have occurred and be continuing or shall be caused thereby, payment of fees to, and reimbursement of expenses of, Granite as provided under the terms of the Granite Guaranty, and the Station Agreements, in each case as in existence on the Closing Date.

6.10                        Sales and Lease-Backs.

Parent shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) that Parent or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than Parent or any of its Subsidiaries) or (ii) that Parent or any of its Subsidiaries intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by Parent or any of its Subsidiaries to any Person (other than Parent or any of its Subsidiaries) in connection with such lease.

6.11                        Conduct of Business.

A.                                    Parent shall not (i) engage in any business other than entering into and performing its obligations under and in accordance with the Loan Documents and the Station Agreements to which it is a party or (ii) own any assets other than (a) the capital stock of the Borrowers and (b) Cash in an amount not to exceed $50,000 at any one time for the purpose of paying general operating expenses of Parent or (iii) have any Indebtedness or other liability other than its obligations under the Parent Guaranty and any guarantees of the obligations of the Station Borrowers under their respective programming agreements.

B.                                    From and after the Closing Date, Borrowers and each of their respective Subsidiaries shall not engage in any business other than (i) the businesses engaged in by such Persons on the Closing Date and (ii) such other lines of business as may be consented to by Requisite Lenders.

C.                                    Each of the Duluth Licensee and Fort Wayne Licensee shall not engage in any business other than the ownership of FCC Licenses for its respective Station, performance of its obligations under any of the Loan Documents to which it is a party, and activities incidental thereto.

6.12                        Amendments or Waivers of Certain Agreements.

A.                                    Neither Parent nor any of its Subsidiaries will agree to any material amendment to, or waive any of its material rights under, any Acquisition Agreement after the Closing Date that adversely affects the rights or interests of the Lenders without in each case obtaining the prior written consent of Requisite Lenders to such amendment or waiver.  Neither Parent nor any of its Subsidiaries will assign or consent to the assignment of any Acquisition Agreement by any other party thereto, or of any of its material rights thereunder, without in each case obtaining the prior written consent of Requisite Lenders.

B.                                    Neither Parent nor any of its Subsidiaries will agree to any material amendment to, or waive any of its material rights under, any Station Agreement after the Closing Date that adversely affects the rights or interests of the Lenders without in each case obtaining the prior written consent of Requisite Lenders to such amendment or waiver; provided, however, that no such consent shall be required if any such amendment or waiver does not have an adverse effect on Lenders.  Neither Parent nor any of its Subsidiaries will assign or consent to the assignment of any Station Agreement by Granite or any other party thereto, or of any of its material rights thereunder, without in each case obtaining the prior written consent of Requisite Lenders.

C.                                    Neither Parent nor any of its Subsidiaries will permit or suffer any of the following change of control events with respect to Granite without obtaining the prior written consent of Requisite Lenders:

(i)                     any “person” or “group” of related “persons” as defined in Rules 13d-3 and 13d-5 under the Exchange Act (other than the Permitted Holders (as defined in the Indenture) and any entity formed solely for the purpose of owning Capital Stock of Granite) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Granite, or

(ii)                  the occurrence of any “Change of Control” as defined in the Indenture or any other similar document governing Indebtedness of Granite, in each case as amended, modified, restated or supplemented through the Closing Date and from time to time thereafter to the extent permitted by the Loan Documents. As used herein, the references to “beneficially own” or “beneficial ownership” shall have the meaning set forth in the Exchange Act and the rules and regulations promulgated thereunder.

6.13                        Fiscal Year.

Neither Parent nor any of its Subsidiaries shall change its Fiscal Year-end from December 31.

6.14                        Payment of Granite Actual Incremental Expenses.

Payments made to Granite in any period for Granite Actual Incremental Station Expenses, pursuant to the Duluth Shared Services Agreement, the Fort Wayne Shared Services Agreement, the Duluth Advertising Representation Agreement and the Fort Wayne Advertising Representation Agreement (i) shall not exceed Consolidated Free Cash Flow for such period, and (ii) shall only be paid to the extent there is Consolidated Free Cash Flow remaining after payment in full of all amounts set forth in clause (ii) of the definition of Consolidated Free Cash Flow.

Section 7.                                          EVENTS OF DEFAULT

If any of the following conditions or events (“Events of Default”) shall occur:

7.1                               Failure to Make Payments When Due.

(i)                     Failure by any Borrower to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or

(ii)                  Failure by any Borrower to pay any interest on any Loan or any fee or any other amount due under this Agreement within five days after the date due; or

7.2                               Default in Other Agreements.

(i)                     Failure of Parent or any of its Subsidiaries to pay any installment of principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in subsection 7.1) or Contingent Obligations in an individual principal amount of $500,000 or more or with an aggregate principal amount of $500,000 or more, in each case beyond the end of any grace period provided therefor; or

(ii)                  breach or default by Parent or any of its Subsidiaries with respect to any other material term of one or more items of Indebtedness or Contingent Obligations to which they are a party in the individual or aggregate principal amounts referred to in clause (A) above or any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness or Contingent Obligation(s), if the effect of any such breach or default is to cause, or to permit the holder or holders of such Indebtedness, Contingent Obligation(s) or notes (or a trustee on behalf of such holder or holders) to cause, such Indebtedness, Contingent Obligation(s) or notes to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise);

(iii)               breach or default by any party thereto of any of the terms of the Indenture, if the effect of any such breach or default is to cause, or to permit the holder or holders of the related Indebtedness or notes (or a trustee on behalf of such holder or holders) to cause, such Indebtedness or notes to become or be declared due and payable prior to its stated maturity; or

(iv)              material breach or default by any party thereto of any of the terms of any Station Agreement, or the occurrence of any other event or circumstance that would permit a party to any Station Agreement to seek remedies thereunder or to terminate such Station Agreement; provided such breach, default or other event or circumstance has not been cured or waived pursuant to the terms of such Station Agreement.

7.3                               Breach of Certain Covenants.

(i) Failure of Parent or any of its Subsidiaries to perform or comply with any term or condition contained in subsection 2.5, 5.2 or in Section 6 of this Agreement, or (ii) failure of Granite to perform or comply with any term or condition contained in the Granite Guaranty; or

7.4                               Breach of Warranty.

Any representation, warranty, certification or other statement made by Parent or any of its Subsidiaries in any Loan Document or in any statement or certificate at any time given by Parent or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

7.5                               Other Defaults Under Loan Documents.

Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 7, and such default shall not have been remedied or waived within 30 days after the earlier of (i) an Officer of Parent or any of its Subsidiaries or such Loan Party becoming aware of such default or (ii) receipt by Parent or any of its Subsidiaries of notice from Administrative Agent or any Lender of such default; or

7.6                               Involuntary Bankruptcy; Appointment of Receiver, etc..

(i)                     A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Parent or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or

(ii)                  an involuntary case shall be commenced against Parent or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Parent or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Parent or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Parent or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

7.7                               Voluntary Bankruptcy; Appointment of Receiver, etc..

(i)                     Parent or any of its Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Parent or any of its Subsidiaries shall make any assignment for the benefit of creditors; or

(ii)                  Parent or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Governing Body of Parent or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii) or in subsection 7.6; or

7.8                               Judgments and Attachments.

Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $500,000 or (ii) in the aggregate at any time an amount in excess of $500,000, in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage, shall be entered or filed against Parent or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

7.9                               Dissolution.

Any order, judgment or decree shall be entered against Parent or any of its Subsidiaries decreeing the dissolution or split up of Parent or that Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

7.10                        Employee Benefit Plans.

There shall occur one or more ERISA Events that individually or in the aggregate result in or might reasonably be expected to result in liability of Parent, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $500,000 during the term of this Agreement; or there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which exceeds $500,000; or

7.11                        Change in Control.

A Change in Control shall have occurred; or

7.12                        Invalidity of Loan Documents; Failure of Security; Repudiation of Obligations.

At any time after the execution and delivery thereof, (i) any Loan Document or any provision thereof, for any reason other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, (ii) Administrative Agent shall not have or shall cease to have a valid and perfected First Priority Lien in any Collateral purported to be covered by the Collateral Documents, in each case for any reason other than the failure of Administrative Agent or any Lender to take any action within its control, (iii) any Loan Party shall contest the validity or enforceability of any Loan Document or any provision thereof in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document or any provision thereof to which it is a party, or (iv) the Tranche A Letter of Credit shall, for any reason, cease to be in full force and effect (unless drawn upon by Tranche A Paying Agent at the instruction of Lenders holding more than 50% of the Tranche A Term Loan

Exposure) or shall cease to meet the definition thereof provided for herein in any manner which could reasonably be expected to result in the Tranche A Paying Agent being unable to draw thereon in an amount equal to 101% of the aggregate principal amount of the Tranche A Term Loans then outstanding plus interest thereon for a one calendar quarter period; or

7.13                        Failure to Consummate Acquisitions; Effect of Subsequent FCC Action.

Either of the Acquisitions shall not be consummated in accordance with this Agreement and the applicable Acquisition Agreements concurrently with, or in connection with the Fort Wayne Acquisition, on or before the making of the initial Loans, or either of the Acquisitions shall be unwound, reversed or otherwise rescinded in whole or in part for any reason.  For the avoidance of doubt, a decision by the FCC to grant the Duluth Application for Review (including, without limitation, any decision to reverse the FCC consent or to designate any issues related thereto for a hearing) shall constitute the unwinding, reversal or rescission of the Acquisitions; provided, however, that no such Event of Default shall be deemed to have occurred if (i) the FCC permits Parent, the Subsidiaries and Granite to amend the Station Agreements and Parent, the Subsidiaries and Granite amend such agreements in a manner which complies with this Agreement, the Indenture and all applicable FCC requirements (and so that the transactions contemplated thereby comply with all requirements of the Indenture and applicable FCC requirements) in each case, without limiting and subject to subsection 6.12, to the reasonable satisfaction of each Lender by any deadline established by the FCC with respect thereto (together with any extensions to such deadline permitted by the FCC) or (ii) without limiting and subject to subsection 6.7, Parent shall have consummated the sale of any Station if such sale is required by such FCC decision and such sale is consummated by any deadline established by the FCC with respect thereto (together with any extensions to such deadline permitted by the FCC).

7.14                        FCC Licenses.

Any FCC License owned or held by Parent or any of its Subsidiaries or any other FCC License required for the lawful ownership, lease, control, use, operation, management or maintenance of any broadcast station or other broadcasting property of Parent or any of its Subsidiaries shall be cancelled, terminated, rescinded, revoked, suspended, impaired, otherwise finally denied renewal, or otherwise modified in any material adverse respect, or shall be renewed on terms that materially and adversely affect the economic or commercial value or usefulness thereof, the result of which would have a Material Adverse Effect; or any such FCC License, the loss of which would have a Material Adverse Effect, shall no longer be in full force and effect; or the grant of any such FCC License, the loss of which would have a Material Adverse Effect, shall have been stayed, vacated or reversed, or modified in any material adverse respect, by judicial or administrative proceedings; or any administrative law judge of the FCC shall have issued an initial decision in any non-comparative license renewal, license revocation or any comparative (multiple applicant) proceeding to the effect that any such FCC License, the loss of which would have a Material Adverse Effect, should be revoked or not be renewed; or any other proceeding shall have been instituted by or shall have been commenced before any court, the FCC or any other regulatory body that more likely than not will result in such cancellation, termination, rescission, revocation, impairment or suspension of any such FCC License or result in such modification of any such FCC License that could reasonably be expected to have a Material Adverse Effect; or Parent or any of its Subsidiaries shall no longer be the holder of the FCC License constituting a main station license or television translator license for each of the Stations as a result of any decision issued by the FCC.

7.15                        Failure to Exhaust Remedies.

Any failure by Parent and its Subsidiaries to use their best efforts to exhaust all available judicial and administrative remedies to contest any decision by the FCC (i) granting the Duluth Application for Review or (ii) otherwise finding that Granite holds an attributable ownership interest in either Station, in each case, in order to prevent such decision from becoming a final and incontestable order, unless the applicable Station has been sold, or the Station Agreements have been amended in a manner contemplated by clause (i) of subsection 7.13 or, with the consent of Administrative Agent, if such decision has otherwise become moot or inapplicable:

THEN (i) upon the occurrence of any Event of Default described in subsection 7.6 or 7.7, each of (a) the unpaid principal amount of and accrued interest on the Loans and (b) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Borrower, and the obligation of each Lender to make any Loan hereunder shall thereupon terminate, and (ii) subject to the following proviso, upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to any Borrower, declare all or any portion of the amounts described in clauses (a) and (b) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan hereunder shall thereupon terminate; provided that, if the only Event of Default that has occurred and is continuing is under subsection 7.2(iii) or 7.3(ii), then Administrative Agent may not declare all or a portion of such amounts to be immediately due and payable until the Indenture has become due and payable or has been declared due and payable prior to its stated maturity by the holders of the Indebtedness issued thereunder; provided, further, that if the only Event of Default that has occurred and is continuing is as a result of a failure to comply with the provisions of subsection 6.6, then Administrative Agent may declare all or a portion of such amounts to be immediately due and payable only if (i) more than 180 days have elapsed since the occurrence of such Event of Default, unless Borrowers have delivered a Compliance Certificate for a period subsequent to that during which the Event of Default occurred certifying compliance with the provisions of subsection 6.6 for such subsequent period, (ii) the Indenture has become due and payable or has been declared due and payable prior to its stated maturity by the holders of the Indebtedness issued thereunder, or (iii) the Consolidated Loan to Stick Value is greater than or equal to 70%.

Section 8.                                          GUARANTY

8.1                               Guaranty.

In order to induce the Lenders to extend credit to the Borrowers pursuant to this Agreement, Parent irrevocably and unconditionally guarantees, as primary obligor and not merely as surety, the due and punctual payment in full of all Guaranteed Obligations (as hereinafter defined) when the same shall become due, whether at stated maturity, by acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)).  The term “Guaranteed Obligations” is used herein in its most comprehensive sense and includes any and all Obligations of the Borrowers, now or hereafter made, incurred or created, whether absolute or contingent, liquidated or unliquidated, whether due or not due, and however arising under or in connection with this Agreement and the other Loan Documents, including those arising under successive borrowing transactions under this Agreement that either continue the Obligations of the Borrowers or from time to time renew them after they have been satisfied.

Any interest on any portion of the Guaranteed Obligations that accrues after the commencement of any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of any Borrower (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of said proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if said proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Parent and the Administrative Agent that the Guaranteed Obligations should be determined without regard to any rule of law or order that may relieve a Borrower of any portion of such Guaranteed Obligations.

In the event that all or any portion of the Guaranteed Obligations is paid by the Borrowers or any Subsidiary, the obligations of Parent under this Section 8 shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) is rescinded or recovered directly or indirectly from the Administrative Agent or any other Lender as a preference, fraudulent transfer or otherwise, and any such payments that are so rescinded or recovered shall constitute Guaranteed Obligations.

Subject to the other provisions of this Section 8, upon the failure of the Borrowers to pay any of the Guaranteed Obligations when and as the same shall become due, Parent will upon demand pay, or cause to be paid, in cash, to the Administrative Agent for the ratable benefit of the Lenders, an amount equal to the aggregate of the unpaid Guaranteed Obligations.

8.2                               Guaranty Absolute; Continuing Guaranty.

The obligations of Parent under this Section 8 are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance that constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations.  In furtherance of the foregoing and without limiting the generality thereof, Parent agrees that:  (a) this guaranty is a guaranty of payment when due and not of collectibility; (b) the Administrative Agent may enforce this guaranty upon the occurrence and during the continuance of an Event of Default under this Agreement notwithstanding the existence of any dispute between any Borrower and any Lender with respect to the existence of such event; (c) the obligations of Parent hereunder are independent of the obligations of the Borrowers under the Loan Documents and the obligations of any other guarantor of the obligations of the Borrowers and a separate action or actions may be brought and prosecuted against Parent whether or not any action is brought against any Borrower or any of such other guarantors and whether or not any Borrower is joined in any such action or actions; and (d) Parent’s payment of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge Parent’s liability for any portion of the Guaranteed Obligations that has not been paid.  This Section 8 is a continuing guaranty and shall be binding upon Parent and its successors and assigns, and Parent irrevocably waives any right to revoke the provisions of this Section 8 as to future transactions giving rise to any Guaranteed Obligations.

8.3                               Actions by Lenders.

Any Lender may from time to time, without notice or demand and without affecting the validity or enforceability of this Section 8 or giving rise to any limitation, impairment or discharge of Parent’s liability hereunder, (a) renew, extend, accelerate or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations, (b) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations, (c) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment of this Section 8 or the Guaranteed Obligations, (d) release, exchange, compromise, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person with respect to the Guaranteed Obligations, (e) enforce and apply any security now or hereafter held by or for the benefit of any Lender in respect of this Section 8 or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that the Administrative Agent or the other Lenders, or any of them, may have against any such security, as the Administrative Agent in its discretion may determine consistent with this Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and (f) exercise any other rights available to the Administrative Agent or the other Lenders, or any of them, under the Loan Documents.

8.4                               No Discharge.

The guaranty in this Section 8 and the obligations of Parent hereunder shall be valid and enforceable and shall not be subject to any limitation, impairment or discharge for any reason (other than payment in full of the Guaranteed Obligations), including without limitation the occurrence of any of the following, whether or not Parent shall have had notice or knowledge of any of them:  (a) any failure to assert or enforce or agreement not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations, (b) any waiver or modification of, or any consent to departure from, any of the terms or provisions of this Agreement, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, (c) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect, (d) the application of payments received from any source to the payment of indebtedness other than the Guaranteed Obligations, even though the Administrative Agent or the other Lenders, or any of them, might have elected to apply such payment to any part or all of the Guaranteed Obligations, (e) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations, (f) any defenses, set-offs or counterclaims that any Borrower may assert against the Administrative Agent or any Lender in respect of the Guaranteed Obligations, including but not limited to failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury, and (g) any other act or thing or omission, or delay to do any other act or thing, that may or might in any manner or to any extent vary the risk of Parent as an obligor in respect of the Guaranteed Obligations.

8.5                               Waivers.

Parent waives, for the benefit of the Lenders:  (a) any right to require the Administrative Agent or the other Lenders, as a condition of payment or performance by Parent, to (i) proceed against any Borrower, any other guarantor of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from any Borrower, any other guarantor of the Guaranteed Obligations or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Lender in favor of any Borrower or any other Person, or (iv) pursue any other remedy in the power of any Lender; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Borrower including, without limitation, any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Borrower from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon the Administrative Agent’s or any other Lender’s errors or omissions in the administration of the Guaranteed Obligations, except behavior that amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, that are or might be in conflict with the terms of this Section 8 and any legal or equitable discharge of Parent’s obligations hereunder, (ii) the benefit of any statute of limitations affecting Parent’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Lender protect, secure, perfect or insure any Lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of the guaranty in this Section 8, notices of default under this Agreement or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to any Borrower and notices of any of the matters referred to in Section 3 and any right to consent to any thereof; and (g) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law that limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Section 8.

8.6                               Guarantor’s Rights of Subrogation, Contribution, Etc.; Subordination of Other Obligations.

Parent waives (a) any claim, right or remedy, direct or indirect, that Parent now has or may hereafter have against any Borrower or any of its assets in connection with the guaranty in this Section 8 or the performance by Parent of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (i) any right of subrogation, reimbursement or indemnification that Parent now has or may hereafter have against any Borrower, (ii) any right to enforce, or to participate in, any claim, right or remedy that any Lender now has or may hereafter have against any Borrower, and (iii) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Lender and (b) any right of contribution that Parent may have against any other guarantor of any of the Guaranteed Obligations until the full and final payment of the Obligations.  Parent further agrees that, to the extent the waiver of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification that Parent may have against any Borrower or against any collateral or security, and any rights of contribution that Parent may have against any such other guarantor, shall be junior and subordinate to any rights that the Administrative Agent or the other Lenders may have against any Borrower, to all right, title and interest that the Administrative Agent or the other Lenders may have in any such collateral or security, and to any right that the Administrative Agent or the Lenders may have against such other guarantor.

Any indebtedness of any Borrower now or hereafter held by Parent is subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness of any Borrower to Parent collected or received by Parent after an Event of Default has occurred and is continuing, and any amount paid to Parent on account of any subrogation, reimbursement, indemnification or contribution rights referred to in the preceding paragraph when all Guaranteed Obligations have not been paid in full, shall be held in trust for the Administrative Agent on behalf of the Lenders and shall forthwith be paid over to the Administrative Agent for the benefit of the Lenders to be credited and applied against the Guaranteed Obligations.

8.7                               Financial Condition of Borrowers.

No Lender shall have any obligation, and Parent waives any duty on the part of any Lender, to disclose or discuss with Parent its assessment, or Parent’s assessment, of the financial condition of any Borrower or any matter or fact relating to the business, operations or condition of any Borrower.  Parent has adequate means to obtain information from each Borrower on a continuing basis concerning the financial condition of such Borrower and its ability to perform its obligations under the Loan Documents, and Parent assumes the responsibility for being and keeping informed of the financial condition of each Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations.

Section 9.                                          ADMINISTRATIVE AGENT

9.1                               Appointment.

A.                                    Appointment of Administrative Agent.   D.B. Zwirn Special Opportunities Fund, L.P. is hereby appointed Administrative Agent hereunder and under the other Loan Documents.  Each Lender hereby authorizes Administrative Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents.  Administrative Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable.  The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Loan Party shall have rights as a third party beneficiary of any of the provisions thereof.  In performing its functions and duties under this Agreement, Administrative Agent (other than as provided in subsection 2.1D) shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Borrower or any other Loan Party.

B.                                    Appointment of Supplemental Collateral Agents.  It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction.  It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case Administrative Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that Administrative Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Collateral Agent” and collectively as “Supplemental Collateral Agents”).

In the event that Administrative Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either Administrative Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Section 9 and of subsections 10.2 and 10.3 that refer to Administrative Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to Administrative Agent shall be deemed to be references to Administrative Agent and/or such Supplemental Collateral Agent, as the context may require.

Should any instrument in writing from any Borrower or any other Loan Party be required by any Supplemental Collateral Agent so appointed by Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, Parent shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by Administrative Agent.  In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by Administrative Agent until the appointment of a new Supplemental Collateral Agent.

C.                                    Appointment of Tranche A Paying Agent.  Dresdner Bank AG New York and Grand Cayman Branches is hereby appointed Tranche A Paying Agent hereunder and under the other Loan Documents.  Tranche A Paying Agent shall at all times be the beneficiary of the Tranche A Letter of Credit and shall not transfer the Tranche A Letter of Credit except to a successor Tranche A Paying Agent appointed pursuant to subsection 9.5.  Each Lender holding Tranche A Term Loan Exposure hereby authorizes Tranche A Paying Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents solely with respect to the Tranche A Letter of Credit.  Tranche A Paying Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable.  In performing its functions and duties under this Agreement, Tranche A Paying Agent shall act solely as an agent of the Lenders holding Tranche A Term Loan Exposure and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any other Lenders or any Borrower or any other Loan Party.

D.                                    Control.  Each Lender and Administrative Agent hereby appoint each other Lender as agent for the purpose of perfecting Administrative Agent’s security interest in assets that, in accordance with the UCC, can be perfected by possession or control.

E.                                      No Third-Party Beneficiaries.  The provisions of this Section 9 are solely for the benefit of Administrative Agent, each Supplemental Collateral Agent and Lenders and no Loan Party or Affiliate thereof shall have rights as a third-party beneficiary of any of the provisions of this Section 9.  In performing its functions and duties under this Agreement, each of Administrative Agent (other than as provided in subsection 2.1D) and each Supplemental Collateral Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Borrower or any other Loan Party or any Affiliate thereof.

9.2                               Powers and Duties; General Immunity.

A.                                    Powers; Duties Specified.  Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto.  Administrative Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents.  Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees.  Administrative Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or any Borrower; and nothing in this Agreement or any of the other Loan

Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

B.                                    No Responsibility for Certain Matters.  No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by such Agent to Lenders or by or on behalf of any Loan Party to such Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, nor shall such Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Potential Event of Default.  Anything contained in this Agreement to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

C.                                    Exculpatory Provisions.  No Agent or any of its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by such Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent’s gross negligence or willful misconduct.  An Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions; provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law.  Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication (including any electronic message, Internet or intranet website posting or other distribution), instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Parent and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against an Agent as a result of such Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6).

D.                                    Agents Entitled to Act as Lender.  The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, an Agent in its individual capacity as a Lender hereunder.  With respect to its participation in the Loans, an Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term “Lender” or “Lenders” or any similar term shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity.  An Agent and its Affiliates may accept deposits from, lend money to, acquire equity interests in and generally engage in any kind of commercial banking, investment banking, trust, financial advisory or other business with such Loan Party or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

9.3                               Independent Investigation by Lenders; No Responsibility For Appraisal of Creditworthiness.

Each Lender agrees that it has made its own independent investigation of the financial condition and affairs of Parent and its Subsidiaries in connection with the making of the Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Parent and its Subsidiaries.  No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

9.4                               Right to Indemnity.

Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent and its officers, directors, employees, agents, attorneys, professional advisors and Affiliates to the extent that any such Person shall not have been reimbursed by any Loan Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements and fees and disbursements of any financial advisor engaged by Agents) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against an Agent or such other Person in exercising the powers, rights and remedies of an Agent or performing duties of an Agent hereunder or under the other Loan Documents or otherwise in its capacity as Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of an Agent or other such Person resulting solely from such Agent’s or other such Person’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.  If any indemnity furnished to an Agent or any other such Person for any purpose shall, in the opinion of such Agent or other such Person, be insufficient or become impaired, such Agent or other such Person may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

9.5                               Resignation of Agents; Successor Administrative Agent.

Any Agent may resign at any time by giving 30 days’ prior written notice thereof to Lenders and Parent.  Upon any such notice of resignation by Administrative Agent, Requisite Lenders shall have the right, upon five Business Days’ notice to Parent, to appoint a successor Administrative Agent.  If no such successor shall have been so appointed by Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, the Lenders shall serve as Administrative Agent.  If Administrative Agent shall notify Lenders and Parent that no Person has accepted such appointment as successor Administrative Agent, such resignation shall nonetheless become effective in accordance with Administrative Agent’s notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents, except that any Collateral held by Administrative Agent will continue to be held by it until a Person shall have accepted the appointment of successor Administrative Agent, and (ii) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by, to or through each Lender directly, until such time as Requisite Lenders appoint a successor Administrative Agent in accordance with this subsection 9.5A.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement (if not already discharged as set forth above).  Upon any such notice of resignation by Tranche A Paying Agent, Tranche A Paying Agent shall continue to serve as Tranche A Paying Agent unless and until such time as (1) Administrative Agent and Lenders holding more than 50% of the Tranche A Term Loans have appointed a successor Tranche A Paying Agent, (2) Tranche A Paying Agent shall have executed and delivered to Administrative Agent a transfer notice in the form of Annex D to the Tranche A Letter of Credit providing for such successor Tranche A Paying Agent to be named as beneficiary of the Tranche A Letter of Credit, and (3) the successor Tranche A Paying Agent shall have been named as beneficiary of the Tranche A Letter of Credit.  After any retiring Agent’s resignation hereunder, each of (x) the provisions of this Section 9 and of subsections 2.6D, 2.7, 2.8B, 10.2, 10.3, 10.4, 10.5, 10.9B, 10.13, 10.15, 10.16, 10.17 and 10.18, in each case, as in effect immediately prior to such resignation, and (y) all other rights of the retiring Agent that are expressly provided in this Agreement or any other Loan Document (in each case, as in effect immediately prior to such resignation) to survive the resignation of such Agent or the termination of this Agreement or such other Loan Document, shall in each case survive such resignation and shall inure to its benefit (and that of its sub-agents and its and their respective directors, officers, employees, agents, affiliates and advisors) as to any actions taken or omitted to be taken by it (or them) while it was an Agent under this Agreement, notwithstanding any amendment, modification, waiver or termination of this Agreement or any other Loan Document.

9.6                               Collateral Documents, Guaranties and Tranche A Letter of Credit.

A.                                    Collateral Documents and Guaranties.  Each Lender holding Revolving Loan Exposure or Tranche B Term Loan Exposure hereby further authorizes Administrative Agent, on behalf of and for the benefit of such Lenders, to enter into each Collateral Document as secured party and to be the agent for and representative of such Lenders under each Guaranty, and each such Lender agrees to be bound by the terms of each Collateral Document and the Guaranties; provided that Administrative Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any Collateral Document or the Guaranties or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Collateral Document), in each case without the prior consent of a sufficient percentage of such Lenders, as required by subsection 10.6; provided further, however, that, without further written consent or authorization from Lenders, Administrative Agent may execute any documents or instruments necessary to (a) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or to which Lenders holding more than 50% of the aggregate Revolving Loan Exposure and Tranche B Term Loan Exposure have otherwise consented or (b) subordinate the Liens of Administrative Agent, on behalf of such Lenders, to any Liens permitted by subsection 6.2A; provided that, in the case of a sale of such item of Collateral or stock referred to in subdivision (a) or (b), the requirements of subsection 10.14 are satisfied.  Anything contained in any of the Loan Documents to the contrary notwithstanding, the parties hereto hereby agree that (1) no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies under the Collateral Documents and the Guaranties may be exercised solely by Administrative Agent for the benefit of Lenders in accordance with the terms thereof, and (2) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale, Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Lenders holding more than 50% of the aggregate Revolving Loan Exposure and Tranche B Term Loan Exposure shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Administrative Agent at such sale.

B.                                    Tranche A Letter of Credit.  Each Lender holding Tranche A Term Loan Exposure hereby further authorizes Tranche A Paying Agent, on behalf of and for the benefit of such Lenders, to enter into the Tranche A Letter of Credit as beneficiary and to be the agent for and representative of such Lenders under the Tranche A Letter of Credit; provided that Tranche A Paying Agent shall not enter into or consent to any material amendment, modification, termination or waiver of any provision contained in the Tranche A Letter of Credit without the prior consent of Lenders holding more than 50% of the Tranche A Term Loan Exposure; provided further, that, upon the occurrence of an event that would entitle the Tranche A Paying Agent to make a drawing on the Tranche A Letter of Credit pursuant to the terms of the Tranche A Letter of Credit, Tranche A Paying Agent shall only make such drawing on the Tranche A Letter of Credit upon the direction of or with the consent of Lenders holding more than 50% of the Tranche A Term Loan Exposure.

9.7                               Duties of Other Agents.

Neither the Arranger (in its capacity as Arranger) nor any Lender identified as a syndication agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such (and other than the Arranger’s right to receive its fees as required under subsections 2.3B).  Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.

9.8                               Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Parent or any of its Subsidiaries, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(i)                     to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of Lenders and Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Agents and their agents and counsel and all other amounts due Lenders and Agents under subsections 2.3, 2.6D, 2.7, 2.8B, 10.2 and 10.3) allowed in such judicial proceeding, and

(ii)                  to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agents and their agents and counsel, and any other amounts due Agents under subsections 2.3, 10.2 and 10.3.

Nothing herein contained shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 10.                                   MISCELLANEOUS

10.1                        Successors and Assigns; Assignments and Participations in Loans.

A.                                    General.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders’ rights of assignment are subject to the further provisions of this subsection 10.1).  No Loan Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by such Loan Party without the prior written consent of all Lenders (and any attempted assignment or transfer by such Loan Party without such consent shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of each of Administrative Agent and Lenders and Indemnitees) any legal, equitable or other right, remedy or claim under or by reason of this Agreement.

B.                                    Assignments.

(i)                     Amounts and Terms of Assignments.  Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement; provided that (a), except (1) in the case of an assignment of the entire remaining amount of the assigning Lender’s rights and obligations under this Agreement or (2) in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund of a Lender, the aggregate amount of the Revolving Loan Exposure, Tranche A Term Loan Exposure or Tranche B Term Loan Exposure, as the case may be, of the assigning Lender and the assignee subject to each such assignment shall not be less than $1,000,000, in the case of any assignment of a Revolving Loan, or $1,000,000, in the case of any assignment of a Term Loan, unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, each Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed), (b) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, and any assignment of all or any portion of a Revolving Loan Commitment or Revolving Loan shall be made only as an assignment of the same proportionate part of the assigning Lender’s Revolving Loan Commitment and Revolving Loans, (c) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $3,500 (unless the assignee is an Affiliate or an Approved Fund of the assignor, in which case no fee shall be required), and the Eligible Assignee, if it shall not be a Lender, shall deliver to Administrative Agent information reasonably requested by Administrative Agent, including such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iv), (d) with respect to assignments of Tranche B Term Loans or Revolving Loans, except in the case of an assignment to another Lender, an Affiliate of a Lender or an Approved Fund of a Lender, Administrative Agent and, if no Event of Default has occurred and is continuing, each Borrower, shall have consented thereto (which consent shall not be unreasonably withheld) and (e) with respect to assignments of Tranche A Term Loans, Administrative Agent and each Borrower shall have consented thereto.

Upon such execution, delivery and consent, from and after the effective date specified in such Assignment Agreement, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment

Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under subsection 10.9B) and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto.  Upon the effectiveness of such assignment or as promptly thereafter as practicable, (I) the assigning Lender shall, if requested by any Borrower, surrender its Notes, if any, to Administrative Agent for cancellation, and thereupon new Notes shall, if so requested by the assigning Lender in accordance with subsection 2.1E, be issued to the assigning Lender, and (II) new Notes shall, if requested by the assignee in accordance with subsection 2.1E, be issued to the assignee.  Any new Notes so issued shall be substantially in the form of Exhibit B-1, Exhibit B-2 or Exhibit B-3 annexed hereto, as appropriate, with appropriate insertions, to reflect the amounts of the new Commitments and/or outstanding Revolving Loans and/or outstanding Tranche A Term Loans and/or Tranche B Term Loans, of the assignee and/or the assigning Lender, as the case may be.  Other than as provided in subsection 10.5, any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 10.1B shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection 10.1C.

(ii)                  Acceptance by Administrative Agent; Recordation in Register.  Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in subsection 10.1B(i) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters and with respect to information requested under the USA Patriot Act that such assignee may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iv), Administrative Agent shall, if Administrative Agent and each Borrower have consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to subsection 10.1B(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Administrative Agent to such assignment), (b) record the information contained therein in the Register, and (c) give prompt notice thereof to Parent.  Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this subsection 10.1B(ii).

(iii)               Deemed Consent by Borrowers.  If the consent of any Borrower to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in subsection 10.1B(i)), such Borrower shall be deemed to have given its consent five Business Days after the date notice thereof has been delivered by the assigning Lender (through Administrative Agent) unless such consent is expressly refused by such Borrower prior to such fifth Business Day.

C.                                    Participations.  Any Lender may, without the consent of, or notice to, any Borrower or Administrative Agent, sell participations to one or more Persons (other than a natural Person or Parent or any of its Affiliates) in all or a portion of such Lender’s rights and/or obligations under this Agreement; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) each Borrower, Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver directly affecting (i) the extension of the scheduled final maturity date of any Loan allocated to such participation or (ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation.  Subject to the further provisions of this subsection 10.1C, each Borrower agrees that each Participant shall be entitled to the benefits of subsections 2.6D and 2.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection 10.1B.  To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 10.4 as though it were a Lender, provided such Participant agrees to be subject to subsection 10.5 as though it were a Lender.  A Participant shall not be entitled to receive any greater payment under subsections 2.6D and 2.7 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to such Participant is made with each Borrower’s prior written consent.  No Participant shall be entitled to the benefits of subsection 2.7 unless each Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with subsection 2.7B(iv) as though it were a Lender.

D.                                    Pledges and Assignments.  Any Lender may at any time pledge or assign a security interest in all or any portion of its Loans, and the other Obligations owed to such Lender, to secure obligations owed by such Lender, including without limitation any pledge or assignment to secure obligations to any Federal Reserve Bank; provided that (i) no Lender shall be relieved of any of its obligations hereunder as a result of any such assignment or pledge and (ii) in no event shall any assignee or pledgee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

E.                                      Information.  Each Lender may furnish any information concerning Parent and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 10.19.

F.                                      Agreements of Lenders.  Each Lender listed on the signature pages hereof hereby agrees, and each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree, (i) that it is an Eligible Assignee described in clause (ii) of the definition thereof; (ii) that it has experience and expertise in the making of or purchasing loans such as the Loans; and (iii) that it will make or purchase Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this subsection 10.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control).

10.2                        Expenses.

Whether or not the transactions contemplated hereby shall be consummated, each of Parent and each of its Subsidiaries agrees to pay promptly (i) all reasonable costs and expenses of the Agents of negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) all costs and expenses of furnishing all opinions by counsel for the Loan Parties (including any opinions requested by Agents or Lenders as to any legal matters arising hereunder) and of such Loan Party’s performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including with respect to confirming compliance with environmental, insurance and solvency requirements; (iii) all reasonable fees, expenses and disbursements of counsel to Agents (including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by any Loan Party; (iv) all costs and expenses of creating and perfecting Liens in favor of Administrative Agent on behalf of Lenders pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums, and reasonable fees, expenses and disbursements of counsel to Administrative Agent and of counsel providing any opinions that Administrative Agent or Requisite Lenders may request in respect of the Collateral Documents or the Liens created pursuant thereto; (v) all costs and expenses (including the reasonable fees, expenses and disbursements of any auditors, accountants or appraisers and any environmental or other consultants, advisors and agents employed or retained by Administrative Agent or its counsel, and, with respect to financial reviews of Borrowers conducted by persons employed by Administrative Agent, including the fee set forth in subsection 5.5A) of obtaining and reviewing any appraisals, financial audits or reports, establishing electronic collateral reporting, appraising the Collateral, or assessing the Loan Parties’ business valuation, (all such costs, expenses, and fees, the “Monitoring Expenses”) ; (vi) all costs and expenses incurred by Administrative Agent in connection with the custody or preservation of any of the Collateral; (vii) all other costs and expenses incurred by Administrative Agent in connection with the syndication of the Commitments; (viii) all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and fees, costs and expenses of accountants, advisors and consultants, incurred by Administrative Agent and its counsel relating to efforts to (a) evaluate or assess any Loan Party, its business or financial condition and (b) protect, evaluate, assess or dispose of any of the Collateral; and (ix) all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel),  fees, costs and expenses of accountants, advisors and consultants and costs of settlement, incurred by Administrative Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Loan Documents) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings; and (x) all reasonable costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel), reasonable fees, costs and expenses of accountants, advisors and consultants and costs of settlement, incurred by the Administrative Agent and the Lenders in defending against any litigation, arbitration, or other proceeding of any kind, whether at law, in equity, or otherwise, in any way relating to the transactions contemplated by this Agreement and the other Loan Documents, including, without limitation, any such litigation, arbitration, or other proceeding brought by or on behalf of any Government Authority or Parent or any of its Subsidiaries or any Agent or Lender or any third party.

10.3                        Indemnity.

In addition to the payment of expenses pursuant to subsection 10.2, whether or not the transactions contemplated hereby shall be consummated, each of Parent and each of its Subsidiaries agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless Administrative Agent and Lenders, and the officers, directors, trustees, employees, agents, advisors and Affiliates of Administrative Agent and Lenders (collectively called the “Indemnitees”), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that Parent or such Subsidiary shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent that such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction.

As used herein, “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees (including allocated costs of internal counsel) in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement, the other Loan Documents, the Acquisition Agreements, the Station Agreements or the transactions contemplated hereby or thereby (including Lenders’ agreement to make the Loans hereunder or the use or intended use of the proceeds thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranties)), (ii) the statements contained in the commitment letter delivered by any Agent or Lender to Parent or any of its Subsidiaries with respect thereto, or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Parent or any of its Subsidiaries.

To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, each of Parent and each of its Subsidiaries shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

10.4                        Set-Off.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuation of any Event of Default each of Lenders and their Affiliates is hereby authorized by Parent and each of its Subsidiaries at any time or from time to time, without notice to Parent, such Subsidiary or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, provisional or final, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender or any Affiliate of that Lender to or for the credit or the account of Parent, each of its Subsidiaries and each other Loan Party against and on account of the Obligations of any Loan Party to that Lender (or any Affiliate of that Lender) or to any other Lender (or any Affiliate of any other Lender) under this Agreement and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 7 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

10.5                        Ratable Sharing.

Lenders hereby agree among themselves that if any of them shall, whether by voluntary or mandatory payment (other than a payment or prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall, unless such proportionately greater payment is required by the terms of this Agreement, (i) notify Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase assignments (which it shall be deemed to have purchased from each seller of an assignment simultaneously upon the receipt by such seller of its portion of such payment) of the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that (A) if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of any Loan Party or otherwise, those purchases shall be rescinded and the purchase prices paid for such assignments shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest and (B) the foregoing provisions shall not apply to (1) any payment made by

Parent or any Borrower pursuant to and in accordance with the express terms of this Agreement or (2) any payment obtained by a Lender as consideration for the assignment (other than an assignment pursuant to this subsection 10.5) of or the sale of a participation in any of its Obligations to any Eligible Assignee or Participant pursuant to subsection 10.1B.  Each Borrower expressly consents to the foregoing arrangement and agrees that any purchaser of an assignment so purchased may exercise any and all rights of a Lender as to such assignment as fully as if that Lender had complied with the provisions of subsection 10.1B with respect to such assignment.  In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each purchasing Lender and each selling Lender agree to enter into an Assignment Agreement at the request of a selling Lender or a purchasing Lender, as the case may be, in form and substance reasonably satisfactory to each such Lender.

10.6                        Amendments and Waivers.

No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes, and no consent to any departure by any Loan Party therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that no such amendment, modification, termination, waiver or consent shall, without the consent of:

(a)                                  each Lender with Obligations directly affected (whose consent shall be sufficient for any such amendment, modification, termination or waiver without the consent of Requisite Lenders) (1) reduce the principal amount of any Loan, (2) postpone the scheduled final maturity date, postpone the date or reduce the amount of any scheduled payment (but not prepayment) of principal of any Loan or postpone the date or reduce the amount of any scheduled reduction of the Revolving Loan Commitment Amount, (3) increase the Commitment of such Lender (it being understood that a waiver of any condition, covenant, Event of Default or Potential Event of Default, or of a mandatory prepayment or Commitment reduction shall not constitute an increase in the Commitment of any Lender and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender), (4) postpone the date on which any interest or any fees are payable, (5) decrease the interest rate borne by any Loan (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to subsection 2.2E) or the amount of any fees payable hereunder (excluding any change in the manner in which any financial ratio used in determining any interest rate or fee is calculated that would result in a reduction of any such rate or fee or in any defined terms (including, without limitation, defined terms used in such defined terms) to the extent used to calculate margins for interest or fees), or (6) extend the Revolving Loan Commitment Termination Date;

(b)                                 each Lender, (1) change in any manner the definition of “Class”, the definition of “Pro Rata Share” or the definition of “Requisite Lenders” (except for any changes resulting solely from an increase in the aggregate amount of the Commitments approved by Requisite Lenders, it also being understood that, with the consent of Requisite Lenders, additional extensions of credit and commitments may be made pursuant to this Agreement and included in the calculation and determination of Requisite Lenders and Pro Rata Shares on the same basis as the existing Commitments are included in such calculation and determination), (2) change in any manner any provision of this Agreement that, by its terms, expressly requires the approval or concurrence of all Lenders, (3) increase the maximum duration of Interest Periods permitted hereunder or (4) change in any manner or waive the provisions contained in subsection 2.4D, subsection 7.1, subsection 10.5 or this subsection 10.6;

(c)                                  Lenders holding more than 50% of (A) the aggregate Revolving Loan Exposure (B) the aggregate Tranche B Term Loan Exposure, (1) release any Lien granted in favor of Administrative Agent with respect to all or substantially all of the Collateral or release Parent from its obligations under the Parent Guaranty, in each case other than in accordance with the terms of the Loan Documents or (2) change in any manner or waive the provisions contained in subsections 5.8, 5.9 or 5.10.

In addition, no amendment, modification, termination or waiver of any provision (i) of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note, (ii) of Section 9 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Administrative Agent shall be effective without the written concurrence of Administrative Agent, (iii) of subsection 2.4 that has the effect of changing any interim scheduled payments, voluntary or mandatory prepayments, or Commitment reductions applicable to a Class in a manner that disproportionately disadvantages such Class relative to any other Class shall be effective without the written concurrence of (A) in the case of Revolving Loans and Tranche B Term Loans, Lenders holding more than 50% of the aggregate Revolving Loan Exposure and Tranche B Term Loan Exposure, or (B) in the case of Tranche A Term Loans, Lenders holding more than 50% of Tranche A Term Loan Exposure, (it being understood and agreed that any amendment, modification, termination or waiver of any such provision which only postpones or reduces any interim scheduled payment, voluntary or mandatory prepayment, or Commitment reduction from those set forth in subsection 2.4 with respect to one Class but not any other Class shall be deemed to disproportionately disadvantage such one Class but not to disproportionately disadvantage any such other Class for purposes of this clause (iv)); and (v) that increases the amount of a Commitment of a Lender shall be effective without the consent of such Lender.

Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Loan Party in any case shall entitle such Loan Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by any Loan Party, on such Loan Party.

10.7                        Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

10.8                        Notices; Effectiveness of Signatures.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile in complete and legible form, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Administrative Agent shall not be effective until received.  For the purposes hereof, the address of each party hereto shall be as set forth under such party’s name on Schedule 10.8 annexed hereto or (i) as to the Loan Parties and Administrative Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Administrative Agent.  Electronic mail and Internet and intranet websites may be used to distribute routine communications, such as financial statements and other information.  Administrative Agent or any Loan Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Loan Documents and notices under the Loan Documents may be transmitted and/or signed by telefacsimile and by signatures delivered in ‘PDF’ format by electronic mail; provided, however, that after the Closing Date no signature with respect to any notice, request, agreement, waiver, amendment or other document that is intended to have binding effect may be sent by electronic mail.  The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as an original copy with manual signatures and shall be binding on all Loan Parties, Agents and Lenders.  Administrative Agent may also require that any such documents and signature be confirmed by a manually-signed copy thereof; provided, however, that the failure to request or deliver any such manually-signed copy shall not affect the effectiveness of any facsimile document or signature.

10.9                        Survival of Representations, Warranties and Agreements.

A.                                    All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

B.                                    Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Loan Parties set forth in subsections 2.6D, 2.7, 2.8B, 10.2, 10.3, 10.4, 10.9B, 10.13, 10.15, 10.16, 10.17 and 10.18 and the agreements of Lenders set forth in subsections 9.2C, 9.4, 10.5 and 10.18 shall survive the payment of the Loans and the termination of this Agreement.

10.10                 Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of an Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.11                 Marshalling; Payments Set Aside.

Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Borrower or any other party or against or in payment of any or all of the Obligations.  To the extent that any Loan Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent for the benefit of Lenders), or Agents or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.12                 Severability.

In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.13                 Obligations Several; Independent Nature of Lenders’ Rights; Damage Waiver.

The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder.  Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders, or Lenders and Loan Parties, as a partnership, an association, a Joint Venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to subsection 9.6, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

To the extent permitted by law, Parent and its Subsidiaries shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement (including, without limitation, subsection 2.1C hereof), any other Loan Document, any transaction contemplated by the Loan Documents, any Loan or the use of proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated thereby.

10.14                 Release of Security Interest or Guaranty or Other Credit Support.

Upon the proposed sale or other disposition of any Collateral to any Person (other than an Affiliate of Parent) that is permitted by this Agreement (or to which a sufficient percentage of the Lenders, as required by subsection 10.6, have otherwise consented), or the sale or other disposition of all of the Capital Stock of a Subsidiary to any Person (other than an Affiliate of Parent) that is permitted by this Agreement (or to which a sufficient percentage of the Lenders, as required by subsection 10.6, have otherwise consented), for which a Loan Party desires to obtain a security interest release or a release of the applicable Guaranty from Administrative Agent, such Loan Party shall deliver an Officer’s Certificate (i) stating that the Collateral or the Capital Stock subject to such disposition is being sold or otherwise disposed of in compliance with the terms hereof and (ii) specifying the Collateral or Capital Stock being sold or otherwise disposed of in the proposed transaction.  Upon the receipt of such Officer’s Certificate, Administrative Agent shall, at such Loan Party’s expense, so long as Administrative Agent (a) has no reason to believe that the facts stated in such Officer’s Certificate are not true and correct and (b), if the sale or other disposition of such item of Collateral or Capital Stock constitutes an Asset Sale, shall have received evidence satisfactory to it that arrangements satisfactory to it have been made for delivery of the Net Asset Sale Proceeds if and as required by subsection 2.4, execute and deliver such releases of its security interest in such Collateral, as may be reasonably requested by such Loan Party.  Following any repayment or prepayment of the principal of the Tranche A Term Loans, so long as no Event of Default or Potential Event of Default has occurred and is continuing and no other Draw Condition is met, the amount of the Tranche A Letter of Credit shall be reduced from time to time at the request of any of the Loan Parties, so long as the stated amount of the Tranche A Letter of Credit as so reduced is not less than 101% of the aggregate principal amount of the Tranche A Term Loans then outstanding, plus an amount equal to the greater of (x) interest thereon for a one calendar quarter period and (y) $500,000 (or such lesser amount such that the stated amount of the Tranche A Letter of Credit does not exceed 105% of the then outstanding principal amount of the Tranche A Term Loans).  Upon the request of any Loan Party, Tranche A Paying Agent shall deliver to such Loan Party a certificate in the form of Annex E annexed to the Tranche A Letter of Credit in order to so reduce the stated amount of the Tranche A Letter of Credit.

10.15                 Governing Law.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ANY SUCH LOAN DOCUMENT), AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND

THEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

10.16                 Construction of Agreement; Nature of Relationship.

Each of the parties hereto acknowledges that (i) it has been represented by counsel in the negotiation and documentation of the terms of this Agreement, (ii) it has had full and fair opportunity to review and revise the terms of this Agreement, (iii) this Agreement has been drafted jointly by all of the parties hereto, and (iv) neither Administrative Agent nor any Lender or other Agent has any fiduciary relationship with or duty to any of the Loan Parties arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent, the other Agents and Lenders, on one hand, and the Loan Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor.  Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party.

10.17                 Consent to Jurisdiction and Service of Process.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY BORROWER, PARENT OR ANY OF THEIR RESPECTIVE SUBSIDIARIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS HEREUNDER AND THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH OF PARENT AND EACH BORROWER, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

(I)                                    ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(II)                                WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(III)                            AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO PARENT OR SUCH BORROWER AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 10.8;

(IV)                           AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER EACH OF PARENT AND EACH BORROWER IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

(V)                               AGREES THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST PARENT OR SUCH BORROWER IN THE COURTS OF ANY OTHER JURISDICTION; AND

(VI)                           AGREES THAT THE PROVISIONS OF THIS SUBSECTION 10.17 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

10.18                 Waiver of Jury Trial.

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims.  Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings.  Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION 10.18 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

10.19                 Confidentiality.

Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement that has been identified in writing as confidential by any Loan Party in accordance with such Lender’s customary procedures for handling confidential information of this nature, it being understood and agreed by each Loan Party that in any event a Lender may make disclosures (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to the extent requested by any Government Authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this subsection 10.19, to (i) any Eligible Assignee of or participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of any Loan Party, (g) with the consent of such Loan Party, (h) to the extent such information (i) becomes publicly available other than as a result of a breach of this subsection 10.19 or (ii) becomes available to Administrative Agent or any Lender on a nonconfidential basis from a source other than Parent and its Subsidiaries or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates and that no written or oral communications from counsel to an Agent and no information that is or is designated as privileged or as attorney work product may be disclosed to any Person unless such Person is a Lender or a Participant hereunder; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify the applicable Loan Party of any request by any Government Authority or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such Government Authority) for disclosure of any such non-public information prior to disclosure of such information; and provided, further that in no event shall any Lender be obligated or required to return any materials furnished by Parent or any of its Subsidiaries.  In addition, Administrative Agent and Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to Administrative Agent and Lenders, and Administrative Agent or any of its Affiliates may place customary “tombstone” advertisements relating hereto in publications (including publications circulated in electronic form) of its choice at its own expense.

10.20                 USA Patriot Act.

Each Lender hereby notifies each Loan Party that, pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA Patriot Act.

10.21                 Joint and Several Liability of Borrowers.

A.                                    Borrowers jointly and severally irrevocably and unconditionally assume liability for the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code).  In the event that all or any portion of the Obligations is paid by any Borrower, the obligations of each other Borrower hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) is rescinded or recovered directly or indirectly from Administrative Agent as a preference, fraudulent transfer or otherwise, and any such payments that are so rescinded or recovered shall constitute Obligations.  Subject to the other provisions of this subsection 10.21, upon the failure of any Borrower to pay any of the Obligations when and as the same shall become due, each other Borrower will upon demand pay, or cause to be paid, in cash, an amount equal to the aggregate of the unpaid Obligations as set forth in subsection 2.4.

B.                                    Anything contained in this Agreement to the contrary notwithstanding, the obligations of each Borrower under this Agreement and the other Loan Documents shall be limited to a maximum aggregate amount equal to the largest amount that would not render such Borrower’s obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Borrower, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Borrower (x) in respect of intercompany indebtedness to Parent or other Affiliates of Parent to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Borrower hereunder and (y) under any guaranty of subordinated indebtedness which guaranty contains a limitation as to maximum amount similar to that set forth in this subsection 10.21A, pursuant to which the liability of such Borrower hereunder is included in the liabilities taken into account in determining such maximum amount) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Borrower pursuant to applicable law or pursuant to the terms of any agreement.

C.                                    The Borrowers under this Agreement desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Agreement.  Accordingly, in the event any payment or distribution is made on any date by any Borrower under this Agreement, each such Borrower shall be entitled to a contribution from each of the other Borrowers in the maximum amount permitted by law so as to maximize the aggregate amount of the Obligations paid to Lenders.

10.22                 Counterparts; Effectiveness.

This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

10.23                 Securitization.

The Loan Parties hereby acknowledge that the Lenders and their Affiliates and related funds may sell or securitize the Loans (a “Securitization”) through the pledge of the

Loans as collateral security for loans to the Lenders or their Affiliates or related funds, through the sale of the Loans or the issuance of direct or indirect interests in the Loans, which loans to the Lenders or their Affiliates or related funds or direct or indirect interests will be rated by Moody’s, S&P or one or more other rating agencies (the “Rating Agencies”).  The Loan Parties shall cooperate with the Lenders and their Affiliates and related funds to effect the Securitization including, without limitation, by (a) amending this Agreement and the other Loan Documents, and executing such additional documents, as reasonably requested by the Lenders in connection with the Securitization; provided that (i) any such amendment or additional documentation does not impose additional costs on the Loan Parties; and (ii) any such amendment or additional documentation does not adversely affect the rights, or increase the obligations, of the Loan Parties under the Loan Documents or change or affect in a manner adverse to the Loan Parties the financial terms of the Loans; (b) providing such information as may be reasonably requested by the Lenders in connection with the rating of the Loans or the Securitization; and (c) providing in connection with any rating of the Loans a certificate (1) agreeing to indemnify the Lenders and their Affiliates and related funds, any of the Rating Agencies, or any party providing credit support or otherwise participating in the Securitization (collectively, the “Securitization Parties”) for any losses, claims, damages or liabilities to which the Lenders, their Affiliates or related funds or such Securitization Parties may become subject insofar as such losses, claims, damages or liabilities arise out of or are based upon any untrue statement of a material fact contained in this Credit Agreement, any other Loan Document, any other Acquisition Agreement or any other Station Agreement or in any writing delivered by or on behalf of any Loan Party to the Lenders pursuant to this Credit Agreement or arise out of or are based upon the omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (the “Securitization Liabilities”), and such indemnity shall survive any transfer by the Lenders or their successors or assigns of the Loans; and (2) agreeing to reimburse the Lenders and their Affiliates and related funds and the other Securitization Parties for any legal or other expenses reasonably incurred by such Persons in connection with defending the Securitization Liabilities.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

PARENT:

MALARA BROADCAST GROUP INC.

	By:	/s/ Anthony C. Malara
Name: Anthony C. Malara
Title: President

DULUTH BORROWERS:

MALARA BROADCAST GROUP OF DULUTH LLC

	By:	/s/ Anthony C. Malara
Name: Anthony C. Malara
Title: President

MALARA BROADCAST GROUP OF DULUTH LICENSEE LLC

	By:	/s/ Anthony C. Malara
Name: Anthony C. Malara
Title: President

FORT WAYNE BORROWERS:

MALARA BROADCAST GROUP OF FORT WAYNE LLC

	By:	/s/ Anthony C. Malara
Name: Anthony C. Malara
Title: President

MALARA BROADCAST GROUP OF FORT WAYNE LICENSEE LLC

	By:	/s/ Anthony C. Malara
Name: Anthony C. Malara
Title: President

ADMINISTRATIVE AGENT:

D.B. ZWIRN SPECIAL OPPORTUNITIES FUND, L.P.,
as Administrative Agent

	By:	/s/ Perry A. Gruss
Name: Perry A. Gruss
Title: Chief Financial Officer

LENDERS:

DRESDNER BANK AG NEW YORK AND GRAND CAYMAN BRANCHES, as Syndication Agent and as a Lender

	By:	/s/ Brian Haughney
Name: Brian Haughney
Title: Director

By:	/s/ Brian Smith
Name: Brian Smith
Title: Managing Director

BERNARD NATIONAL LOAN INVESTORS, LTD., a company organized under the laws of the Cayman Islands, as a Lender

By:	/s/ Perry A. Gruss
Name: Perry A. Gruss
Title: Director